Exhibit 2.1

EXECUTION VERSION

BUSINESS COMBINATION AGREEMENT

by and among

QUANTUM FINTECH ACQUISITION CORPORATION,

as Purchaser,

CALCULATOR NEW PUBCO, INC.,
as New Pubco,

CALCULATOR MERGER SUB 1, INC.,
as Merger Sub 1,

CALCULATOR MERGER SUB 2, INC.,
as Merger Sub 2,

ATLASCLEAR, INC.,
as the Company,

ATLAS FINTECH HOLDINGS CORP.,

as a Company Stockholder,

and

ROBERT MCBEY,

as a Company Stockholder

Dated as of November 16, 2022

i

Article IV.
	REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE COMPANY STOCKHOLDERS	21

4.1	Organization and Standing	21
4.2	Authorization; Binding Agreement	22
4.3	Capitalization.	22
4.4	Subsidiaries.	23
4.5	Governmental Approvals	23
4.6	Non-Contravention	23
4.7	Financial Statements.	24
4.8	Absence of Certain Changes	25
4.9	Compliance with Laws	25
4.10	Company Permits	25
4.11	Litigation	25
4.12	Material Contracts.	26
4.13	Intellectual Property.	27
4.14	Taxes and Returns.	31
4.15	Real Property	32
4.16	Personal Property	33
4.17	Title to and Sufficiency of Assets	33
4.18	Employee Matters.	34
4.19	Benefit Plans.	35
4.20	Environmental Matters	37
4.21	Transactions with Related Persons	38
4.22	Insurance	38
4.23	Books and Records	38
4.24	Certain Business Practices.	38
4.25	Compliance with Privacy Laws, Privacy Policies and Certain Contracts	39
4.26	Compliance with Broker Dealer Laws and Regulations	40
4.27	Finders and Brokers	41
4.28	Independent Investigation	41
4.29	Information Supplied	41

Article V.
	REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS	42

5.1	Organization and Standing	42
5.2	Authorization; Binding Agreement	42
5.3	Title to Equity Interests	42
5.4	Governmental Approvals	42
5.5	Non-Contravention	43
5.6	Finders and Brokers	43

Article VI.
	COVENANTS	43

6.1	Access and Information.	43
6.2	Conduct of Business of the Company.	44
6.3	Conduct of Business of Purchaser.	47
6.4	Annual and Interim Financial Statements	50
6.5	Purchaser Public Filings	50
6.6	No Solicitation.	51
6.7	No Trading	51
6.8	Notification of Certain Matters	52
6.9	Efforts.	52
6.10	Tax Matters	54
6.11	Further Assurances	55
6.12	The Registration Statement/ Proxy Statement.	55
6.13	Company Stockholders Written Consent	57
6.14	Public Announcements	57
6.15	Confidential Information	58
6.16	Post-Closing Board of Directors and Officers; Employment Agreements.	58
6.17	Indemnification of Directors and Officers; Tail Insurance.	58
6.18	Trust Account Proceeds	59
6.19	Financing	59
6.20	Pacsquare Acquisition Agreement	60

Article VII.
	NO SURVIVAL	60

7.1	No Survival	60

Article VIII.
	CLOSING CONDITIONS	60

8.1	Conditions to Each Party’s Obligations	60
8.2	Conditions to Obligations of the Company	61
8.3	Conditions to Obligations of Purchaser Parties	63
8.4	Frustration of Conditions	64

Article IX.
	TERMINATION AND EXPENSES	65

9.1	Termination	65
9.2	Effect of Termination	66
9.3	Fees and Expenses	66

Article X.
	WAIVERS AND RELEASES	66

10.1	Waiver of Claims Against Trust	66

Article XI.
	MISCELLANEOUS	67

11.1	Notices	67
11.2	Binding Effect; Assignment	67
11.3	Third Parties	67
11.4	Governing Law; Jurisdiction	67
11.5	WAIVER OF JURY TRIAL	68
11.6	Specific Performance	68
11.7	Severability	68
11.8	Amendment	68
11.9	Waiver	69
11.10	Entire Agreement	69
11.11	Interpretation	69
11.12	Counterparts	70
11.13	Legal Representation	70

Article XII.
	DEFINITIONS	71

12.1	Certain Definitions	71
12.2	Section References	84

INDEX OF EXHIBITS

Exhibit	Description

Exhibit A	Form of Purchaser Support Agreement
Exhibit B	Form of Registration Rights and Lock-Up Agreement
Exhibit C	Broker-Dealer Acquisition Agreement
Exhibit D	Bank Acquisition Agreement
Exhibit E	Contribution Agreement

v

BUSINESS COMBINATION AGREEMENT

This Business Combination Agreement (this “Agreement”) is made and entered into as of November 16, 2022 by and among (i) Quantum FinTech Acquisition Corporation, a company incorporated in Delaware (together with its successors, the “Purchaser”), (ii) Calculator New Pubco, Inc., a Delaware corporation and a wholly-owned Subsidiary of Purchaser (“New Pubco”), (iii) Calculator Merger Sub 1, Inc., a Delaware corporation and a wholly-owned Subsidiary of New Pubco (“Merger Sub 1”), (iv) Calculator Merger Sub 2, Inc., a Delaware corporation and a wholly-owned Subsidiary of New Pubco (“Merger Sub 2” and, collectively with Merger Sub 1, the “Merger Subs”) (v) AtlasClear, Inc., a Wyoming corporation (the “Company”), (vi) Atlas FinTech Holdings Corp, a Delaware corporation ( “Atlas FinTech”) and (vii) Robert McBey (“McBey”, and together with Atlas FinTech, each a “Company Stockholder” and collectively, the “Company Stockholders”). Purchaser, New Pubco, Merger Sub 1, Merger Sub 2, the Company and the Company Stockholders are sometimes referred to herein individually as a “Party” and, collectively, as the “Parties.”

RECITALS:

A. The Company, indirectly through its Subsidiaries, at and following the Second Effective Time will be engaged in the business of providing specialized banking and clearing services to other financial services firms;

B.   New Pubco is a newly incorporated Delaware corporation, wholly owned by Purchaser, and was formed for the purpose of acquiring the Company;

C.   Each of Merger Sub 1 and Merger Sub 2 is a newly incorporated corporation, wholly owned by New Pubco, Merger Sub 1 was formed for the sole purpose of effectuating the First Merger and Merger Sub 2 was formed for the sole purposes of effectuating the Second Merger;

D. The Parties intend to effect a business combination transaction whereby (a) Purchaser will merge with and into Merger Sub 1 (the “First Merger”), with Purchaser being the surviving entity and becoming a wholly owned subsidiary of New Pubco, and (b) following the First Merger, Merger Sub 2 will merge with and into the Company (the “Second Merger” and together with the First Merger, the “Mergers”), with the Company being the surviving entity and becoming a wholly owned subsidiary of New Pubco, each Merger to occur upon the terms and subject to the conditions set forth in this Agreement and in accordance with the applicable provisions of the DGCL (with respect to the First Merger) and the WBCA (with respect to the Second Merger);

E.   The Special Committee of the board of directors of Purchaser (the “Special Committee”) and the board of directors of Purchaser have each (i) determined that the Mergers are fair, advisable and in the best interests of Purchaser and its Public Stockholders, (ii) approved this Agreement and the Contemplated Transactions, including the Mergers, upon the terms and subject to the conditions set forth herein, and (iii) determined to recommend to Purchaser’s stockholders the approval and adoption of this Agreement and the Contemplated Transactions hereby, including the Mergers;

F.   The boards of directors of New Pubco and Merger Sub 1 have each (i) determined that the First Merger is fair, advisable and in the best interests of their respective companies and stockholders, (ii) approved this Agreement and the Contemplated Transactions, including the First Merger, upon the terms and subject to the conditions set forth herein, and (iii) determined to recommend to their respective stockholders the approval and adoption of this Agreement and the Contemplated Transactions, including the First Merger;

G. The boards of directors of the Company, New Pubco and Merger Sub 2 have each (i) determined that the Second Merger is fair, advisable and in the best interests of their respective companies and stockholders, (ii) approved this Agreement and the Contemplated Transactions, including the Second Merger, upon the terms and subject to the conditions set forth herein, and (iii) determined to recommend to their respective stockholders the approval and adoption of this Agreement and the Contemplated Transactions, including the Second Merger;

H. Contemporaneously with the execution of this Agreement, the Company Stockholders have executed, and the Company has delivered to Purchaser, a unanimous written consent of the Company Stockholders approving and adopting this Agreement, the Second Merger and the Contemplated Transactions (the “Company Stockholders Written Consent”);

I. Contemporaneously with the execution of, and as a condition and an inducement to Purchaser and the Company entering into this Agreement, specified stockholders of Purchaser, including the Sponsors, are entering into and delivering Support Agreements, substantially in the form attached hereto as Exhibit A (each, a “Purchaser Support Agreement”), pursuant to which each such Purchaser stockholder has agreed (x) not to transfer or redeem any shares of Purchaser Common Stock held by such Purchaser stockholder, (y) to vote in favor of this Agreement and the Mergers at Purchaser Special Meeting and (z) waive any anti-dilution or similar protection, if any, with respect to Purchaser Common Stock (resulting from the Contemplated Transactions);

J. Simultaneously with the execution and delivery of this Agreement, New Pubco and all of the Company Stockholders as of the date hereof have each entered into a Registration Rights and Lock-Up Agreement with the Company and Purchaser, the form of which is attached as Exhibit B hereto (each, a “Registration Rights and Lock-Up Agreement”), which will become effective as of the Closing;

K. The Parties intend that, for U.S. federal income tax purposes, that, taken together, the Mergers will qualify as an exchange governed by the provisions of Section 351 of the Code, and this Agreement constitute and hereby is adopted as a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a) (collectively, the “Intended Tax Treatment”)

L.   On April 15, 2022, the Company entered into that certain Stock Purchase Agreement, as amended by that certain Amendment to Stock Purchase Agreement dated June 15, 2022, and by that certain Amendment No. 2 to the Stock Purchase Agreement dated November 16, 2022, copies of which are attached hereto as Exhibit C (as so amended, the “Broker-Dealer Acquisition Agreement”), with Wilson-Davis & Co., Inc., a Utah corporation, and its selling shareholders (the “Target Broker-Dealer”) pursuant to which, among other things, the Company has agreed to acquire all of the issued and outstanding shares of the Target Broker-Dealer in a transaction that shall be consummated immediately prior to the Second Effective Time and in consideration therefore, the Company will pay the shareholders of the Target Broker Dealer the Purchase Price (as defined under the Broker-Dealer Acquisition Agreement) (the “Broker Dealer Acquisition Purchase Price”);

M. On November 16, 2022, the Company entered into that certain Agreement and Plan of Merger, copy of which is attached hereto as Exhibit D (the “Bank Acquisition Agreement”), with Commercial Bancorp, a Wyoming corporation (the “Target Bank”) pursuant to which, among other things, the Target Bank will be merged with and into a Subsidiary of the Company whereby the separate corporate existence of such Subsidiary will cease, and the Target Bank will continue as the surviving entity of such merger in a transaction that shall be consummated after the Second Effective Time and in consideration therefore, the Company will pay the shareholders of the Target Bank the Merger Consideration (as defined under the Bank Acquisition Agreement), including, for the avoidance of doubt, any gross-up for Taxes paid to the stockholders of the Target Bank pursuant to the Bank Acquisition Agreement (the “Bank Acquisition Purchase Price”);

N. Prior to the Closing, pursuant to that certain Assignment and Assumption Agreement and Bill of Sale (the “Contribution Agreement”), dated as of the date hereof, by and among the Company, Atlas FinTech and Atlas Financial Technologies Corp., a copy of which is attached hereto as Exhibit E, Atlas FinTech will contribute to the Company all rights, title and interest in the Transferred Intellectual Property (as defined in the Contribution Agreement) (the “Contributed Assets”); and

O. Certain capitalized terms used herein are defined in Article XII hereof.

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the Parties hereto agree as follows:

Article I.
MERGER

1.1 Mergers.

(a) At the First Effective Time (as defined below), on the terms and subject to the conditions set forth herein and in accordance with the applicable provisions of the DGCL, Purchaser and Merger Sub 1 shall consummate the First Merger, pursuant to which Merger Sub 1 shall be merged with and into Purchaser, Purchaser’s stockholders shall receive shares of New Pubco Common Stock in exchange for their shares of Purchaser Common Stock and New Pubco Warrants in exchange for their Purchaser Warrants, and the separate existence of Merger Sub 1 shall cease and Purchaser shall continue as the surviving corporation after the First Merger as a direct, wholly-owned Subsidiary of New Pubco. Purchaser, as the surviving corporation after the First Merger, is hereinafter sometimes referred to as the “First Surviving Corporation” (provided that references to Purchaser for periods after the First Effective Time shall include the Surviving Corporation).

(b) At the Second Effective Time (as defined below), and subject to and upon the terms and conditions of this Agreement, and in accordance with the applicable provisions of the Wyoming Business Corporations Act (the “WBCA”), Merger Sub 2 and the Company shall consummate the Second Merger, pursuant to which Merger Sub 2 shall be merged with and into the Company, following which the separate corporate existence of Merger Sub 2 shall cease and the Company shall continue as the surviving corporation. The Company, as the surviving corporation after the Second Merger, is hereinafter sometimes referred to as the “Second Surviving Corporation” (provided, that references to the Company for periods after the Second Effective Time shall include the Second Surviving Corporation).

1.2 Effective Times.

(a) On the terms and subject to the conditions set forth herein, on the Closing Date, Purchaser and Merger Sub 1 shall cause the First Merger to be consummated by filing a certificate of merger in a form and substance to be agreed upon by the Parties (the “First Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DGCL, and the time of such filing, or such later time as may be agreed in writing by the Company and Purchaser and specified in the First Certificate of Merger, will be the effective time of and constitute the consummation of the First Merger (the “First Effective Time”).

(b) On the terms and subject to the conditions set forth herein, on the Closing Date, but after the First Effective Time, the Company and Merger Sub 2 shall cause the Second Merger to be consummated by filing a certificate of merger in a form and substance to be agreed upon by the Parties (the “Second Certificate of Merger”) with the Wyoming Secretary of State in accordance with the applicable provisions of the WBCA, and the time of such filing, or such later time as may be agreed in writing by the Company and Purchaser and specified in the Second Certificate of Merger, will be the effective time of and constitute the consummation of the Second Merger (the “Second Effective Time”).

1.3 Effect of the Mergers.

(a) The First Merger. On the terms and subject to the conditions set forth herein, at the First Effective Time, by virtue of the First Merger and without any further action on the part of any Party or the holders of any securities of Purchaser, the following shall occur:

(i) Immediately prior to the First Effective Time, every issued and outstanding Purchaser Unit shall be automatically separated, to the extent Purchaser Units have not already separated, and the holder thereof shall be deemed to hold one share of Purchaser Common Stock and one Purchaser Warrant to purchase one-half of a share of Purchase Common Stock in accordance with the terms of the applicable Purchaser Unit, which underlying securities shall be converted in accordance with this Section 1.3.

(ii) Each share of Purchaser Common Stock issued and outstanding immediately prior to the First Effective Time shall be automatically cancelled and extinguished and converted into one share of New Pubco Common Stock, following which, all shares of Purchaser Common Stock shall cease to be outstanding and shall automatically be canceled and extinguished and shall cease to exist by virtue of the First Merger. The holders of Purchaser Common Stock outstanding immediately prior to the First Effective Time shall cease to have any rights with respect to such shares, except as expressly provided herein or by Law. Each certificate previously evidencing shares of Purchaser Common Stock, if any, shall thereafter represent only the right to receive the same number of shares of New Pubco Common Stock and shall be exchanged for a certificate (if requested) representing the same number of shares of New Pubco Common Stock upon the surrender of such certificate in accordance with Section 1.8.

(iii) Each Purchaser Private Warrant issued and outstanding immediately prior to the First Effective Time will automatically cease to be a warrant with respect to Purchaser Common Stock and will be assumed by New Pubco and converted into a New Pubco Private Warrant exercisable for one share of New Pubco Common Stock, and each Purchaser Public Warrant issued and outstanding immediately prior to the First Effective Time will automatically cease to be a warrant with respect to Purchaser Common Stock and will be assumed by New Pubco and converted into a New Pubco Public Warrant exercisable for one-half of a share of New Pubco Common Stock, in each case at the same exercise price per share and on the same terms in effect immediately prior to the First Effective Time, and the rights and obligations of Purchaser under the Warrant Agreement will be irrevocably assigned to, and assumed by, New Pubco.

(iv) If there are any shares of Purchaser that are owned by Purchaser or any Subsidiary of Purchaser, or that are held as treasury shares, in each case as of the First Effective Time, such shares shall automatically be canceled, retired and extinguished and shall cease to exist, without any conversion thereof or payment therefor.

(v) If any certificate for securities of Purchaser is to be issued in a name other than that in which the certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer and that the Person requesting such exchange shall have paid to New Pubco or any agent designated by it any transfer or other Taxes required by reason of the issuance of a certificate or securities of New Pubco in any name other than that of the registered holder of the certificate surrendered, or established to the satisfaction of New Pubco or any agent designated by it that such Tax has been paid or is not payable.

(vi) Without limiting the generality of the foregoing, and subject thereto, at the First Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of Purchaser and Merger Sub 1 shall become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the First Surviving Corporation.

(b) The Second Merger. On the terms and subject to the conditions set forth herein, at the Second Effective Time (except as otherwise set forth below), by virtue of the Second Merger and without any further action on the part of any Party or any other Person, the following shall occur:

(i) Each share of Company Stock issued and outstanding immediately prior to the Second Effective Time will be automatically cancelled and extinguished and converted (the “Conversion”) into the right to receive the Per Share Merger Consideration. At the Second Effective Time, if there is any Company Stock that are owned by the Company as treasury shares or any Company Stock owned by any direct or indirect Subsidiary of the Company immediately prior to the Effective Time, such Company Stock shall be canceled and shall cease to exist without any conversion thereof or payment therefor.

(ii) Without limiting the generality of the foregoing, and subject thereto, at the Second Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Company and Merger Sub 2 shall become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Second Surviving Corporation.

(c) On the terms and subject to the conditions set forth herein, (i) at the First Effective Time, by virtue of the First Merger and without any action on the part of any holder thereof, all of the shares of New Pubco issued and outstanding immediately prior to the First Effective Time shall be canceled and extinguished without any conversion thereof or payment therefor; and (ii) at the Second Effective Time, by virtue of the Second Merger and without any action on the part of any holder thereof, each share of New Pubco Common Stock issued and outstanding immediately prior to the Second Effective Time shall remain outstanding.

1.4 Tax Treatment. For U.S. federal income tax purposes, taken together, the Mergers will qualify as an exchange governed by the provisions of Section 351 of the Code. The Parties adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the U.S. Treasury Regulations.

1.5 Governing Documents.

(a) At the First Effective Time, the certificate of incorporation and bylaws of Purchaser shall be automatically be amended and restated in their entirety in a form and substance to be agreed upon by the Parties, and such amended and restated certificate of incorporation and bylaws shall become the respective certificate of incorporation and bylaws of the First Surviving Corporation from and after the First Effective Time until thereafter amended in accordance with their respective terms and as provided by applicable Law.

(b) At the Second Effective Time, the certificate of incorporation and bylaws of the Company shall be automatically be amended and restated in their entirety in a form and substance to be agreed upon by the Parties, and such amended and restated certificate of incorporation and bylaws shall become the respective certificate of incorporation and bylaws of the Second Surviving Corporation from and after the Second Effective Time until thereafter amended in accordance with their respective terms and as provided by applicable Law.

1.6 Directors and Officers of the Surviving Corporations.

(a) The directors and officers of Purchaser as of immediately prior to the First Effective Time shall be the initial directors and officers of the First Surviving Corporation and shall hold office in accordance with the certificate of incorporation and bylaws of the First Surviving Corporation until their successors are duly elected or appointed and qualified or until their earlier death, resignation or removal.

(b) New Pubco shall take all actions necessary or appropriate (including securing resignations or removals and making such appointments as are necessary) to cause, effective as of the Second Effective Time, the board of directors and officers of the Second Surviving Corporation to consist of the persons contemplated by Section 6.16 until their successors are duly elected or appointed and qualified or until their earlier death, resignation or removal. On the Closing Date, the Second Surviving Corporation shall enter into customary indemnification agreements in the form to be mutually agreed by New Pubco and the Company with such individuals elected as members of the board of directors, or appointed as officers, of the Second Surviving Corporation as of the Closing, which indemnification agreements shall continue to be effective immediately following the Closing.

1.7 No Exercise of Appraisal Rights; Waivers(a). In connection with the Contemplated Transactions, each Company Stockholder hereby expressly (a) waives, to the extent permitted under applicable Law, the applicability of the provisions for dissenters’ or appraisal rights set forth in Section 17-18-308 of the WBCA (or any other similar applicable state Law), with respect to any Company Stock, (b) agrees that such Company Stockholder will not, under any circumstances in connection with the Contemplated Transactions, exercise any dissenters’ or appraisal rights in respect of any Company Stock, and (c) agrees that such Company Stockholder will not bring, commence, institute, maintain, prosecute, participate in or voluntarily aid any action, claim, suit or cause of action, in law or in equity, in any court or before any Governmental Authority, which (i) challenges the validity of or seeks to enjoin the operation of any provision of this Agreement or (ii) alleges that the execution and delivery of this Agreement by such Company Stockholder, or the approval of the Agreement by the Company’s board of directors, breaches any fiduciary duty of the Company’s board of directors or any member thereof; provided, that such Company Stockholder may defend against, contest or settle any such action, claim, suit or cause of action brought against such Company Stockholder that relates solely to such Company Stockholder’s capacity as a director, officer or securityholder of the Company.

1.8 Exchange Procedures.

(a) Prior to the First Effective Time, Purchaser and New Pubco shall appoint as New Pubco’s transfer agent, Continental Stock Transfer & Trust Company, or another agent reasonably acceptable to the Company (the “Exchange Agent”), for the purpose of disbursing the Merger Consideration. At the Second Effective Time, New Pubco will promptly issue and allot, credited as fully paid, or cause to be issued and allotted, credited as fully paid, to the Company Stockholders (and New Pubco will direct the Exchange Agent to take all necessary action to record and effect the same) the number of shares of New Pubco Common Stock equal to Merger Consideration in accordance with the Allocation Schedule, in each case in book-entry form (which shall have a customary Securities Act restrictive legend), unless otherwise reasonably requested by New Pubco.

(b) If any portion of the Merger Consideration is to be delivered or issued to a Person other than the Person in whose name the relevant Company Stock was registered on the books and records of the Company immediately prior to the Second Effective Time, it shall be a condition to such delivery that (i) the transfer of such Company Stock shall have been permitted in accordance with the terms of the Company’s Organizational Documents and any stockholders agreement with respect to the Company, each as in effect immediately prior to the Second Effective Time, (ii) the certificate(s) representing such Company Stock (“Company Certificate(s)”) shall be properly endorsed or shall otherwise be in proper form for transfer (or, in the event that such certificate(s) shall have been lost, stolen or destroyed, the Company Stockholder may instead deliver an affidavit of lost certificate and indemnity of loss in form and substance reasonably acceptable to New Pubco) and, (iii) the recipient of such portion of the Merger Consideration, or the Person in whose name such portion of the Merger Consideration is delivered or issued, shall have already executed and delivered counterparts to a Registration Rights and Lock-Up Agreement, and such other documents as are reasonably deemed necessary by the Exchange Agent or New Pubco and (iv) the Person requesting such delivery shall pay to the Exchange Agent any transfer or other Taxes required as a result of such delivery to a Person other than the registered holder of such Company Certificate or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(c) All securities issued upon the surrender of Company Stock in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such Company Stock.

(d) Notwithstanding anything to the contrary contained herein, no fraction of a share of New Pubco Common Stock will be issued by virtue of the Mergers or the Contemplated Transactions, and each Person who would otherwise be entitled to a fraction of a share of New Pubco Common Stock (after aggregating all fractional shares of New Pubco Common Stock that otherwise would be received by such holder) shall instead have the number of shares of New Pubco Common Stock issued to such Person rounded down in the aggregate to the nearest whole share of New Pubco Common Stock.

1.9 New Pubco Charter and Bylaws . Upon the Second Effective Time, New Pubco shall adopt the New Pubco Charter and the New Pubco Bylaws, which shall, among other matters, (a) provide that the name of New Pubco shall be changed to “AtlasClear Holdings, Inc.” or such other name as mutually agreed to by the Parties, and (b) provide for size and structure of the Newco Pubco Board in accordance with Section 6.16.

1.10 Taking of Necessary Action; Further Action. If, at any time after the First Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the First Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Purchaser and Merger Sub 1, the officers and directors of Purchaser and Merger Sub 1 are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement. If, at any time after the Second Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Second Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub 2, the officers and directors of the Company and Merger Sub 2 are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

1.11 Earn-Outs.

(a) Subject to the terms and conditions of this Section 1.11, following the Closing, and as additional consideration for the Second Merger, within five (5) Business Days after the occurrence of a Triggering Event, New Pubco shall issue to each Company Stockholder identified on the Allocation Schedule (the “Share Price Earn Out Recipient”), the following amount of Share Price Earn Out Shares (which shall have a customary Securities Act restrictive legend) in accordance with such Company Stockholder’s respective Pro Rata Share:

(i) 2,333,333 of the Share Price Earn Out Shares upon the occurrence of Triggering Event I (the “$12.50 Earn Out Shares”);

(ii) 1,944,444 of the Share Price Earn Out Shares upon the occurrence of Triggering Event II (the “$15.00 Earn Out Shares”); and

(iii) 1,666,667 of the Share Price Earn Out Shares upon the occurrence of Triggering Event III (the “$17.50 Earn Out Shares”).

For illustrative purposes, if, prior to the expiration of the Earn Out Period:

(i) the Share Price of New Pubco Common Stock is greater than or equal to $12.50, all of the $12.50 Earn Out Shares shall be issued in accordance with this Section 1.11;

(ii) the Share Price of New Pubco Common Stock is greater than or equal to $15.00, all of the $15.00 Earn Out Shares shall be issued in accordance with this Section 1.11; and

(iii) the Share Price of New Pubco Common Stock is greater than or equal to $17.50, all of the $17.50 Earn Out Shares shall be issued in accordance with this Section 1.11.

(b) Subject to the terms and conditions of this Section 1.11, following the Closing, and as additional consideration for the Second Merger, Atlas FinTech shall be entitled to receive (subject to the terms and conditions set forth herein) a number of Software Products Earn Out Shares based on the Software Products Gross Revenue in (i) the fiscal year ending December 31, 2023 (the “First Software Product Earn Out Period”), (ii) the fiscal year ending December 31, 2024 (the “Second Software Product Earn Out Period”), (iii) the fiscal year ending December 31, 2025 (the “Third Software Product Earn Out Period”), (iv) the fiscal year ending December 31, 2026 (the “Fourth Software Product Earn Out Period”) and (v) the fiscal year ending December 31, 2027 (the “Final Software Product Earn Out Period”, and, together with the First Software Product Earn Out Period, Second Software Product Earn Out Period, Third Software Product Earn Out Period and Fourth Software Product Earn Out Period, each, a “Software Product Earn Out Period” and collectively, the “Software Product Earn Out Periods”). For the avoidance of doubt, if New Pubco fails to achieve the maximum potential Software Products Earn Out Revenue during a Software Product Earn Out Period, Atlas Fintech shall not be entitled to receive any catch-up Software Products Earn Out Shares in any other Software Product Earn-Out Period.

(i) Within thirty (30) days following New Pubco’s receipt of the consolidated audited financial statements of New Pubco and its Subsidiaries for each Software Product Earn Out Period, New PubCo will prepare and deliver, or cause to be prepared and delivered, to Atlas FinTech, at New PubCo’s expense, a Software Products Earn Out Statement. Atlas FinTech will have the right to review, at New PubCo’s expense, any of the applicable books, records and work papers relating to the preparation of the Software Products Earn Out Statement.

(ii) If Atlas FinTech disagrees with New PubCo’s evaluation of the calculations as set forth in the Software Products Earn Out Statement, then Atlas FinTech shall, within thirty (30) days after receipt of the Software Products Earn Out Statement, deliver a written notice to New PubCo disagreeing with such evaluation and setting forth with reasonable specificity Atlas FinTech’s evaluation of the Software Products Earn Out Statement and objections thereto (the “Software Products Earn Out Statement Objection Notice”). If Atlas Fintech does not provide a Software Products Earn Out Statement Objection Notice within such thirty (30) day period, then the Parties shall be deemed to have accepted the Software Products Earn Out Statement and all calculations set forth therein, which shall be final, binding and conclusive upon the Parties. Upon receipt of a Software Products Earn Out Statement Objection Notice, New PubCo and Atlas FinTech shall, during the following thirty (30) days, use commercially reasonable efforts to reach an agreement on the disputed calculations.

(iii) If New PubCo and Atlas FinTech are unable to reach agreement, then they shall thereafter cause an independent, nationally recognized accountant (the “Independent Accountant”) to promptly review the Software Products Earn Out Statement Objection Notice and resolve the disputed calculations therein. The Independent Accountant shall deliver to New PubCo and Atlas FinTech, as promptly as practicable, a certified written report setting forth the Independent Accountants’ analysis and conclusions in accordance with the terms and conditions contained in this Section 1.11(b), which report shall be final and binding upon the parties (absent fraud or manifest error). New PubCo and Atlas FinTech shall endeavor in good faith to cause the Independent Accountant to deliver its certified written report within thirty (30) days after the date of submission of the dispute to the Independent Accountant. This review by the Independent Accountant shall be limited solely to the disputed calculations contained in the Software Products Earn Out Statement and shall not re-open any other aspect or undisputed figure of the calculations contained therein. The Independent Accountant shall not be permitted to attribute a value to any disputed amount greater than the greatest amount or less than the least amount proposed by either party in the case of a value that has the effect of increasing or decreasing the applicable issuance of the Software Products Earn Out Shares.

(iv) Responsibility for the fees, costs and expenses of the Independent Accountant shall be based on the inverse of the percentage that the Independent Accountant’s determination (before such allocation) bears to the total amount of the total items in dispute as originally submitted to the Independent Accountant. The Independent Accountant’s determination will be based solely on written presentations by New PubCo and Atlas FinTech that are in accordance with the guidelines and procedures set forth in this Section 1.11(b). (i.e., not on the basis of an independent review).

(c) If during a Share Price Earn Out Period and/or a Software Products Earn Out Period, a Company Sale occurs, then immediately prior to the consummation of such Company Sale, (i) any Share Price Earn Out Shares that have not previously been distributed to the Share Price Earn Out Recipients and/or Software Products Earn Out Shares that have not previously been distributed to Atlas FinTech (whether or not previously earned) shall be deemed earned (and the applicable Triggering Event achieved with respect to the Share Price Earn Out Shares), (ii) New Pubco shall issue the applicable Share Price Earn Out Shares to the Share Price Earn Out Recipients and the Software Products Earn Out Shares to Atlas FinTech and (iii) the holders of such Share Price Earn Out Shares and Software Products Earn Out Shares shall be eligible to participate in such Company Sale; provided, however, that with respect to the Share Price Earn Out Shares only, such shares shall be deemed earned (and the applicable Triggering Event achieved) only if implied the value per share of New Pubco Common Stock in the Company Sale at the time of first announcement of the Company Sale (as determined by New Pubco Board after including the Earn Out Shares in such determination) equals or exceeds $12.50, $15.00 or $17.50, as applicable, as adjusted pursuant to Section 1.11(d) below.

(d) The price targets included in the definitions of Triggering Event I, Triggering Event II and Triggering Event III shall be equitably adjusted as appropriate to reflect any stock splits, reverse stock splits, stock dividends (including any dividend or distribution of securities convertible into New Pubco Common Stock), extraordinary cash dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change or transaction with respect to New Pubco Common Stock.

(e) At all times during the Share Price Earn Out Period and a Software Products Earn Out Period, New Pubco shall keep available for issuance a sufficient number of shares of unissued New Pubco Common Stock to permit New Pubco to satisfy in full its issuance obligations set forth in this Section 1.11 and shall take all actions reasonably required (including by convening any stockholder meeting) to increase the authorized number of New Pubco Common Stock if at any time there shall be insufficient unissued New Pubco Common Stock to permit such reservation.

(f) During the Share Price Earn Out Period and a Software Products Earn Out Periods, New Pubco shall use commercially reasonable efforts for New Pubco to remain listed as a public company on, and for New Pubco Common Stock (including, when issued, the Earn Out Shares) to be tradable over the national securities exchange (as defined under Section 6 of the Exchange Act) on which the shares of New Pubco Common Stock are then listed.

(g) Any issuance of the Share Price Earn Out Shares and the Software Earn Out Shares, including any issuance of the Share Price Earn Out Shares and the Software Earn Out Shares made in connection with a Company Sale pursuant to Section 1.11(c), shall be treated as an adjustment to the Merger Consideration by the Parties hereto for Tax purposes and not treated as “other property” within the meaning of Section 351(b) or Section 356 of the Code, unless otherwise required by applicable law as a result of a “determination” (within the meaning of Section 1313(a) of the Code).

1.12 Withholding Rights. Notwithstanding anything in this Agreement to the contrary, Purchaser, the Company, New Pubco, Merger Subs and the First Surviving Corporation and the Second Surviving Corporation and their respective Affiliates and agents shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement, any amounts that are required to be deducted or withheld with respect to the making of such payments under applicable Law. To the extent that any deduction or withholding is to be made from the amounts otherwise payable hereunder (other than any such value that is subject to withholding because it is properly treated as compensation for applicable Tax purposes), Purchaser shall use commercially reasonable efforts to provide notice to the applicable Person at least ten (10) days prior to the day the relevant withholding is to be made (and all Parties agree to use commercially reasonable efforts to cooperate to reduce or eliminate any such withholding). To the extent that any amounts are deducted or withheld consistent with the terms of this Section 1.12 and timely paid over to the appropriate Governmental Authority, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made. In the case of any such payment payable to employees of the Company or any of its Subsidiaries in connection with the Second Merger treated as compensation for applicable Tax purposes, the Parties shall cooperate to pay such amounts through Purchaser’s, New Pubco’s, or its Affiliate’s payroll to facilitate applicable withholding.

Article II.
CLOSING

2.1 Closing. Subject to the satisfaction or waiver of the conditions set forth in Article VIII, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place electronically by the mutual exchange of electronic signatures (including portable document format (.PDF)), on a date and at a time to be agreed upon by Purchaser and the Company, which date shall be no later than the second (2nd) Business Day after all the Closing conditions to this Agreement have been satisfied or waived, or at such other date, or time or both as Purchaser and the Company may agree (the date and time at which the Closing is actually held being the “Closing Date”).

2.2 Transaction Expenses. At least two (2) Business Days prior to the Closing Date, the Company shall deliver to Purchaser the Allocation Schedule, and at least five (5) Business Days prior to the Closing Date, the Company shall deliver to Purchaser a written statement (the “Company Closing Statement”) setting forth its good faith estimate and calculation of the Company Transaction Expenses, including a detailed itemization of the components thereof and reasonable supporting documentation and detail therefor (including invoices), and determined pursuant to the definitions contained in this Agreement. From and after delivery of the Company Closing Statement and through the Closing Date, Purchaser shall have the right to review and comment on such calculations and estimates, the Company shall consider in good faith any such comments made by Purchaser, and the Company and Purchaser shall cooperate with each other through the Closing Date and use good faith efforts to resolve any differences regarding the calculations and estimates contained in the Company Closing Statement (and any updates or revisions as may be agreed by the Company and Purchaser shall be included in the Company Closing Statement). The Company shall, and shall cause its Representatives to, (x) reasonably cooperate with Purchaser and its Representatives to the extent related to Purchaser’s review of the Company Closing Statement and the calculations and estimates contained therein (including engaging in good faith discussion related thereto) and (y) provide reasonable access to personnel, books, records and other information during normal business hours to the extent related to the preparation of the Company Closing Statement and reasonably requested by Purchaser or its Representatives in connection with such review; provided, that Purchaser shall not, and shall cause its Representatives to not, unreasonably interfere with the business of the Company and its Subsidiaries in connection with any such access.

2.3 Closing Transactions. Upon the terms and subject to the satisfaction or written waiver of the conditions contained in this Agreement, at the Closing, (a) Purchaser shall deliver, or caused to be delivered, to Seller all of the agreements, instruments, and documents set forth in Section 8.2(d) in accordance with the terms thereof; and (b) the Company shall deliver, or caused to be delivered, to Seller all of the agreements, instruments, and documents set forth in Section 8.3(d) in accordance with the terms thereof.

2.4 Allocation Schedule. The Company and each Company Stockholder acknowledges and agrees that (a) the Merger Consideration, the Share Price Earn Out Shares are being allocated among Company Stockholders pursuant to the schedule in the form set forth on Schedule 2.4 and delivered by the Company to Purchaser at least two (2) Business Days prior to the anticipated Closing Date (the “Allocation Schedule”) and such allocation (i) is and will be in accordance with the Organizational Documents of the Company and applicable Law, (b) does and will set forth (A) the mailing addresses and email addresses, for each Company Stockholder, (B) the number and class of equity securities owned by each Company Stockholders, (C) the number of shares of Purchaser Common Stock allocated to each Company Stockholder, and (D) the portion of the Earn Out Shares allocated to each Company Stockholder and (c) is and will otherwise be accurate in all respects (except for de minimis inaccuracies that are not material). For illustrative purposes only, set forth on Schedule 2.4 is the Allocation Schedule as it would have been prepared if the Closing Date were the date hereof (it being understood that such illustrative Allocation Schedule set forth on Schedule 2.4 is illustrative only and not binding in any manner on the Parties); provided that, the Parties agree that such illustrative Allocation Schedule shall not be required to set forth the mailing addresses and email addresses for the Company Stockholders. Notwithstanding anything in this Agreement to the contrary, upon delivery, payment, issuance, reserve for issuance or any other treatment of the Merger Consideration on the Closing Date in accordance with the Allocation Schedule, subject to Section 1.7 and Section 1.11, Purchaser and its respective Affiliates shall be deemed to have satisfied all obligations with respect to the payment of consideration under this Agreement, and none of them shall have (I) any further obligations to the Company, any Company Stockholder or any other Person with respect to the payment of any consideration under this Agreement (including with respect to the Merger Consideration) (other than the Earn Out Shares), or (II) any liability with respect to the allocation of the consideration under this Agreement, and the Company hereby irrevocably waives and releases Purchaser and its Affiliates (but excluding, on and after the Closing, the Company and its Affiliates) from all claims arising from or related to such Allocation Schedule and the allocation of the Merger Consideration, as the case may be, among each Company Stockholder as set forth in such Allocation Schedule.

Article III.
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER PARTIES

Except as set forth in (i) the disclosure schedules delivered by Purchaser Parties to the Company on the date hereof (the “Purchaser Disclosure Schedules”), the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer, or (ii) the SEC Reports that are available on the SEC’s website through EDGAR (to the extent the qualifying nature of such disclosure is readily apparent from the content of such SEC Reports, but excluding any disclosures solely contained or referenced therein under “Risk Factors,” “Forward-Looking Statements,” “Quantitative and Qualitative Disclosures About Market Risk,” and any other disclosures solely contained or referenced therein of information, factors, or risks that are predictive, cautionary, or forward-looking in nature) (it being acknowledged that nothing disclosed in such an SEC Report will be deemed to modify or qualify the representations and warranties set forth in Section 3.1 (Organization and Standing), Section 3.2 (Authorization; Binding Agreement) and Section 3.5 (Capitalization)), each Purchaser Party, jointly and severally, hereby represents and warrants to the Company as of the date of this Agreement as follows:

3.1 Organization and Standing. Each Purchaser Party is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation. Each Purchaser Party has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted and as proposed to be conducted. Each Purchaser Party is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed or in good standing can be cured without material cost or expense. Each Purchaser Party has heretofore made available to the Company accurate and complete copies of its Organizational Documents, as currently in effect. No Purchaser Party is in violation of any provision of their respective Organizational Documents in any material respect.

3.2 Authorization; Binding Agreement. Each Purchaser Party has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is a party, to perform each such Purchaser Party’s respective obligations hereunder and thereunder and to consummate Contemplated Transactions, subject to obtaining the Required Purchaser Stockholder Approval. The execution and delivery of this Agreement and each Ancillary Document to which it is a party and the consummation of the Contemplated Transactions (a) have been duly and validly authorized by the board of directors of Purchaser and the board of directors of the Merger Subs and New Pubco, and (b) other than the Required Purchaser Stockholder Approval, no other corporate proceedings, other than as set forth elsewhere in the Agreement, on the part of Purchaser Parties are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the Contemplated Transactions. This Agreement has been, and each Ancillary Document to which Purchaser Parties is a party shall be when delivered, duly and validly executed and delivered by Purchaser Parties and, assuming the due authorization, execution and delivery of this Agreement and such Ancillary Documents by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general application affecting the enforcement of creditors’ rights generally or by any applicable statute of limitation or by any valid defense of set-off or counterclaim, and the fact that equitable remedies or relief (including the remedy of specific performance) are subject to the discretion of the court from which such relief may be sought (collectively, the “Enforceability Exceptions”). The Purchaser’s board of directors, by resolutions duly adopted at a meeting duly called and held (i) determined that this Agreement and the Mergers and the Contemplated Transactions are advisable, fair to, and in the best interests of, Purchaser and its stockholders, (ii) approved this Agreement and the Mergers and the Contemplated Transactions in accordance with the DGCL, (iii) directed that this Agreement be submitted to Purchaser’s stockholders for adoption and (iv) resolved to recommend that Purchaser’s stockholders adopt this Agreement.

3.3 Governmental Approvals. Except as otherwise described in Schedule 3.3, no Consent of or with any Governmental Authority, on the part of Purchaser Parties is required to be obtained or made in connection with the execution, delivery or performance by Purchaser Parties of this Agreement and each Ancillary Document to which Purchaser Parties is a party or the consummation by Purchaser Parties of the Contemplated Transactions, other than (a) pursuant to Antitrust Laws, (b) such filings as contemplated by this Agreement, (c) any filings required with NYSE or the SEC with respect to the Contemplated Transactions, (d) applicable requirements, if any, of the Securities Act, the Exchange Act, and/ or any state “blue sky” securities Laws, and the rules and regulations thereunder, (e) required filings with, and approvals of, the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) and the FDIC and (f) where the failure to obtain or make such Consents or to make such filings or notifications, would not reasonably be expected to prevent or materially delay consummation of Contemplated Transactions or otherwise prevent a Purchaser Party from performing its material obligations under this Agreement.

3.4 Non-Contravention. Except as otherwise described in Schedule 3.4, the execution and delivery by each Purchaser Party of this Agreement and each Ancillary Document to which it is a party, the consummation by each Purchaser Party of the Contemplated Transactions, and compliance by each Purchaser Party with any of the provisions hereof and thereof, will not (a) contravene or conflict with or violate any provision of a Purchaser Party’s Organizational Documents, (b) contravene or conflict with or constitute a violation of any provisions of Law or Order binding upon or applicable to either Purchaser Party, (c) subject to obtaining the Consents from Governmental Authorities referred to in Section 3.3 hereof, and the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to a Purchaser Party, or any of its properties or assets, or (d) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by Purchaser under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien upon any of the properties or assets of Purchaser under, (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any Purchaser Material Contract, except for any deviations from any of the foregoing clauses (b) or (c) that would not reasonably be expected to have a Material Adverse Effect on a Purchaser Party.

3.5 Capitalization.

(a) Purchaser is authorized to issue 101,000,000 shares of common stock, par value $0.0001 per share; and is authorized to issue 1,000,000 shares of Purchaser Preferred Stock. The issued and outstanding Purchaser Securities as of the date of this Agreement are set forth on Schedule 3.5(a). There are no issued or outstanding shares of Purchaser Preferred Stock. All outstanding shares of Purchaser Common Stock are duly authorized, validly issued, fully paid and non-assessable and are not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Delaware General Corporation Law (as amended, the “DGCL”), Purchaser’s Organizational Documents or any Contract to which Purchaser is a party. None of the outstanding Purchaser Securities has been issued in violation of any applicable securities Laws.

(b) Prior to giving effect to the Mergers, (i) Merger Sub 1 is authorized to issue 1,000 shares, par value $0.001, of Merger Sub 1 Common Stock, of which 1,000 shares are issued and outstanding, and all of which are owned by Purchaser, and (ii) Merger Sub 2 is authorized to issue 1,000 shares, par value $0.001, of Merger Sub 2 Common Stock, of which 1,000 shares are issued and outstanding, and all of which are owned by Purchaser. Prior to giving effect to the Contemplated Transactions, other than New Pubco and the Merger Subs, Purchaser does not have any Subsidiaries or own any equity interests in any other Person.

(c) Except as set forth in Schedule 3.5(a) or Schedule 3.5(c), there are no (i) outstanding options, warrants, puts, calls, convertible securities, preemptive or similar rights, (ii) bonds, debentures, notes or other Indebtedness having general voting rights or that are convertible or exchangeable into securities having such rights or (iii) subscriptions or other rights, agreements, arrangements, Contracts or commitments of any character (other than this Agreement and the Ancillary Documents), (A) relating to the issued or unissued shares of Purchaser or (B) obligating Purchaser to issue, transfer, deliver or sell or cause to be issued, transferred, delivered, sold or repurchased any options or shares or securities convertible into or exchangeable for such shares, or (C) obligating Purchaser to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment for such capital shares. Other than the Redemption or as expressly set forth in this Agreement, there are no outstanding obligations of Purchaser to repurchase, redeem or otherwise acquire any shares of Purchaser or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Person. Except as set forth in Schedule 3.5(c), there are no stockholders agreements, voting trusts or other agreements or understandings to which Purchaser is a party with respect to the voting of any shares of Purchaser.

(d) All Indebtedness of Purchaser as of the date of this Agreement is disclosed on Schedule 3.5(d). No Indebtedness of Purchaser contains any restriction upon (i) the prepayment of any of such Indebtedness, (ii) the incurrence of Indebtedness by Purchaser or (iii) the ability of Purchaser to grant any Lien on its properties or assets.

(e) Since the date of formation of Purchaser, and except as contemplated by this Agreement, Purchaser has not declared or paid any distribution or dividend in respect of its shares and has not repurchased, redeemed or otherwise acquired any of its shares, and Purchaser’s board of directors has not authorized any of the foregoing.

3.6 SEC Filings and Purchaser Financials.

(a) The Purchaser, since the IPO and prior to the date of this Agreement, has timely filed all forms, reports, schedules, statements, registration statements, prospectuses and other documents required to be filed or furnished by Purchaser with the SEC under the Securities Act and/or the Exchange Act, together with any amendments, restatements or supplements thereto, and will file all such forms, reports, schedules, statements and other documents required to be filed subsequent to the date of this Agreement. Except to the extent available on the SEC’s web site through EDGAR, Purchaser has delivered to the Company copies in the form filed with the SEC of all of the following: (i) Purchaser’s annual reports on Form 10-K for each fiscal year of Purchaser beginning with the first year Purchaser was required to file such a form, (ii) Purchaser’s quarterly reports on Form 10-Q for each fiscal quarter that Purchaser filed such reports to disclose its quarterly financial results in each of the fiscal years of Purchaser referred to in clause (i) above, (iii) all other forms, reports, registration statements, prospectuses and other documents (other than preliminary materials) filed by Purchaser with the SEC since the beginning of the first fiscal year referred to in clause (i) above (the forms, reports, registration statements, prospectuses and other documents referred to in clauses (i), (ii) and (iii) above, whether or not available through EDGAR, are, collectively, the “SEC Reports”) and (iv) all certifications and statements required by (A) Rules 13a-14 or 15d-14 under the Exchange Act, and (B) 18 U.S.C. § 1350 (Section 906 of SOX) with respect to any report referred to in clause (i) above (collectively, the “Public Certifications”). The SEC Reports (x) were prepared in all material respects in accordance with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder and (y) did not, as of their respective effective dates (in the case of SEC Reports that are registration statements filed pursuant to the requirements of the Securities Act) and at the time they were filed with the SEC (in the case of all other SEC Reports) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to any SEC Reports. None of the SEC Reports filed on or prior to the date of this Agreement is subject to ongoing SEC review or investigation as of the date of this Agreement. The Public Certifications are each true as of their respective dates of filing. As used in this Section 3.6, the term “file” shall be broadly construed to include any manner permitted by SEC rules and regulations in which a document or information is furnished, supplied or otherwise made available to the SEC. As of the date of this Agreement, (A) Purchaser Units, Purchaser Common Stock and Purchaser Public Warrants are listed on NYSE, (B) Purchaser has not received any written deficiency notice from NYSE relating to the continued listing requirements of such Purchaser Securities, (C) there are no Actions pending or, to the Knowledge of Purchaser, threatened against Purchaser by the Financial Industry Regulatory Authority with respect to any intention by such entity to suspend, prohibit or terminate the quoting of such Purchaser Securities on NYSE and (D) such Purchaser Securities are in compliance with all of the applicable corporate governance rules of NYSE.

(b) The Purchaser maintains disclosure controls and procedures required by Rule 13a-15 or Rule 15d-15 under the Exchange Act; such controls and procedures are reasonably designed to ensure that all material information concerning Purchaser and other material information required to be disclosed by Purchaser in the reports and other documents that it files or furnishes under the Exchange Act is made known on a timely basis to the individuals responsible for the preparation of Purchaser’s SEC filings and other public disclosure documents. Such disclosure controls and procedures are effective in timely alerting Purchaser’s principal executive officer and principal financial officer to material information required to be included in Purchaser’s periodic reports required under the Exchange Act.

(c) The Purchaser maintains a standard system of accounting established and administered in accordance with GAAP. The Purchaser has designed and maintains a system of internal controls over financial reporting, as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act, sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. The Purchaser maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(d) The financial statements and notes of Purchaser contained or incorporated by reference in the SEC Reports (the “Purchaser Financials”), fairly present in all material respects the financial position and the results of operations, changes in stockholders’ equity, and cash flows of Purchaser at the respective dates of and for the periods referred to in such financial statements, all in accordance with (i) GAAP methodologies applied on a consistent basis throughout the periods involved and (ii) Regulation S-X or Regulation S-K, as applicable (except as may be indicated in the notes thereto and for the omission of notes and audit adjustments in the case of unaudited quarterly financial statements to the extent permitted by Regulation S-X or Regulation S-K, as applicable).

(e) Except as and to the extent reflected or reserved against in Purchaser Financials, Purchaser has not incurred any Liabilities or obligations of the type required to be reflected on a balance sheet in accordance with GAAP that are not adequately reflected or reserved on or provided for in Purchaser Financials, other than Liabilities of the type required to be reflected on a balance sheet in accordance with GAAP that have been incurred since Purchaser’s formation in the ordinary course of business. All debts and Liabilities, fixed or contingent, which should be included under U.S. GAAP on a balance sheet are included in all material respects in Purchaser Financials as of the date of such Purchaser Financial. The Purchaser has no off-balance sheet arrangements.

3.7 Absence of Certain Changes. As of the date of this Agreement, except as set forth in Schedule 3.7, Purchaser has, (a) since its formation, conducted no business other than its formation, the public offering of its securities (and the related private offerings), public reporting and its search for an initial Business Combination as described in the IPO Prospectus (including the investigation of the Company and the negotiation and execution of this Agreement) and related activities and (b) since December 31, 2021, not been subject to a Material Adverse Effect on Purchaser.

3.8 Compliance with Laws. The Purchaser is, and has since its formation been, in compliance with all Laws applicable to it and the conduct of its business except for such noncompliance which would not reasonably be expected to prevent or materially delay consummation of the Contemplated Transactions or otherwise prevent a Purchaser Party from performing its material obligations under this Agreement, and Purchaser has not received written notice alleging any violation of applicable Law in any material respect by Purchaser. Purchaser is not under investigation with respect to any violation or alleged violation of, any law, or judgment, order or decree entered by any court, arbitrator or Governmental Authority, domestic or foreign, and Purchaser has not previously received any subpoenas from any Governmental Authority.

3.9 Actions; Orders; Permits. There is no pending or, to the Knowledge of Purchaser, threatened material Action to which Purchaser is subject which would not reasonably be expected to prevent or materially delay consummation of the Contemplated Transactions or otherwise prevent Purchaser Parties from performing its material obligations under this Agreement. There is no material Action that Purchaser has pending against any other Person. The Purchaser is not subject to any material Orders of any Governmental Authority, nor are any such Orders pending. The Purchaser holds all material Permits necessary to lawfully conduct its business as presently conducted, and to own, lease and operate its assets and properties, all of which are in full force and effect, except where the failure to hold such Consent or for such Consent to be in full force and effect would not reasonably be expected to prevent or materially delay consummation of the Contemplated Transactions or otherwise prevent a Purchaser Party from performing its material obligations under this Agreement. To the Knowledge of Purchaser Party, none of their respective directors or officers, nor, any of their respective employees, agents, or any other Persons acting for or on behalf of such Purchaser Party has (i) made, offered, promised, authorized, paid or received any unlawful bribes, kickbacks or other similar payments to or from any Person, (ii) made, offered, promised, authorized or paid any unlawful contributions to a domestic or foreign political party or candidate or (iii) otherwise made, offered, promised, authorized, paid or received any improper payment in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977 or any other local or foreign anti-corruption or bribery Law. To the Knowledge of Purchaser Party, no Purchaser Party, none of their respective directors or officers, nor any of their employees, agents, or any other Persons acting for or on behalf of such Purchaser Party is or has been a Person named on any economic sanctions administered, enacted or enforced by any Governmental Authority.

3.10 Taxes and Returns.

(a) The Purchaser Parties have or will have timely filed, or caused to be timely filed, all income and other material Tax Returns required to be filed by them (taking into account all available extensions), which Tax Returns are true, accurate, correct and complete in all material respects, and has paid, collected or withheld, or caused to be paid, collected or withheld, all material Taxes required to be paid, collected or withheld, other than such Taxes for which adequate reserves in Purchaser Financials have been established in accordance with GAAP.

(b) There is no Action currently pending or, to the Knowledge of Purchaser, threated against any Purchaser Party by a Governmental Authority in a jurisdiction where a Purchaser Party does not file Tax Returns that it is or may be subject to taxation in that jurisdiction.

(c) There are no claims, assessments, audits, examinations, investigations or other Actions pending against any Purchaser Party in respect of any Tax, and no Purchaser Party has been notified in writing of any proposed Tax claims or assessments against it (other than, in each case, claims or assessments for which adequate reserves in Purchaser Financials have been established in accordance with GAAP).

(d) There are no Liens with respect to any Taxes upon any assets of any of Purchaser Party, other than Permitted Liens.

(e) No Purchaser Party has any outstanding waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes. There are no outstanding requests by any Purchaser Party for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return.

(f) No Purchaser Party has made any change in accounting method (except as required by a change in Law) or received a ruling from, or signed an agreement with, any taxing authority that would reasonably be expected to have a material impact on its Taxes following the Closing.

(g) No Purchaser Party has engaged in any “listed transaction,” as defined in U.S. Treasury Regulation section 1.6011-4(b)(2).

(h) No Purchaser Party has any Liability for the Taxes of another Person (i) under any applicable Tax Law, (ii) as a transferee or successor, or (iii) by contract or indemnity (excluding commercial agreements entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes). No Purchaser Party is a party to or bound by any Tax indemnity agreement, Tax sharing agreement or Tax allocation agreement or similar agreement, arrangement or practice (excluding commercial agreements, arrangements or practices entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes) with respect to Taxes (including an advance pricing agreement, closing agreement or other agreement relating to Taxes with any Governmental Authority) that will be binding on such Purchaser Party with respect to any period following the Closing Date

(i) No Purchaser Party has requested, nor is it the subject of or bound by, any private letter ruling, technical advice memorandum, closing agreement or similar ruling, memorandum or agreement with any Governmental Authority with respect to any Taxes, nor is any such request outstanding.

(j) No Purchaser Party: (i) has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of securities qualifying for, or intended to qualify for, Tax-free treatment under Section 355 of the Code within the two-year period ending on the date hereof; or (ii) is or has ever been (A) a U.S. real property holding corporation within the meaning of Section 897(c)(2) of the Code, or (B) a member of any consolidated, combined, unitary or affiliated group of corporations for any Tax purposes other than a group of which a Purchaser Party is or was the common parent corporation.

(k) To the Knowledge of Purchaser, there are no facts or circumstances that would reasonably be expected to prevent the Contemplated Transactions from qualifying for the Intended Tax Treatment.

3.11 Employees and Employee Benefit Plans. The Purchaser does not (a) have any paid employees or (b) maintain, sponsor, contribute to or otherwise have any Liability under, any Benefit Plans.

3.12 Properties. The Purchaser does not own, license or otherwise have any right, title or interest in any material Intellectual Property Rights. The Purchaser does not own or lease any material real property or material Personal Property.

3.13 Material Contracts.

(a) Except as set forth on Schedule 3.13(a), other than this Agreement and the Ancillary Documents, there are no Contracts to which Purchaser is a party or by which any of its properties or assets may be bound, subject or affected, which (i) creates or imposes a Liability greater than $100,000, (ii) may not be cancelled by Purchaser on less than sixty (60) days’ prior notice without payment of a material penalty or termination fee or (iii) prohibits, prevents, restricts or impairs in any material respect any business practice of Purchaser as its business is currently conducted, any acquisition of material property by Purchaser, or restricts in any material respect the ability of Purchaser to engage in business as currently conducted by it or compete with any other Person (each, a “Purchaser Material Contract”). All Purchaser Material Contracts have been made available to the Company other than those that are exhibits to the SEC Reports.

(b) With respect to each Purchaser Material Contract: (i) Purchaser Material Contract was entered into at arms’ length and in the ordinary course of business; (ii) Purchaser Material Contract is legal, valid, binding and enforceable in all material respects against Purchaser and, to the Knowledge of Purchaser, the other parties thereto, and is in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions); (iii) Purchaser is not in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default in any material respect by Purchaser, or permit termination or acceleration by the other party, under such Purchaser Material Contract; and (iv) to the Knowledge of Purchaser, no other party to any Purchaser Material Contract is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default by such other party, or permit termination or acceleration by Purchaser under any Purchaser Material Contract.

3.14 Litigation. There is no Proceeding pending, or to the Knowledge of Purchaser, threatened against Purchaser Parties of any of their respective properties or rights. There are no Proceedings (at Law or in equity) or investigations pending or, to the Knowledge of Purchaser, threatened, seeking to or that would reasonably be expected to prevent, hinder, modify, delay or challenge the Mergers or the Contemplated Transactions.

3.15 Transactions with Affiliates. Schedule 3.15 sets forth a true, correct and complete list of the Contracts and arrangements that are in existence as of the date of this Agreement under which there are any existing or future Liabilities or obligations between Purchaser and any (a) present or former director, officer or employee or Affiliate of Purchaser, or any immediate family member of any of the foregoing, or (b) record or beneficial owner of more than five percent (5%) of Purchaser’s outstanding capital stock as of the date hereof.

3.16 Business Activities. Since its formation, Purchaser has not conducted any business activities other than activities directed toward completing a Business Combination. Since their formation, neither New Pubco nor the Merger Subs have engaged in any business activities other than as contemplated by this Agreement, own directly or indirectly any ownership, equity, profits or voting interest in any Person or have any assets or Liabilities except those incurred in connection with this Agreement and the Ancillary Documents to which New Pubco and such Merger Subs are a party and the Merger, and, other than this Agreement and the Ancillary Documents to which it is a party, neither New Pubco nor the Merger Subs are party to or bound by any Contract.

3.17 Finders and Brokers. Except as set forth on Schedule 3.17, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from Purchaser, the Company or any of their respective Affiliates in connection with the Contemplated Transactions based upon arrangements made by or on behalf of Purchaser.

3.18 Ownership of Merger Consideration. All shares of New Pubco Common Stock to be issued and delivered to the Company Stockholders as Merger Consideration in accordance with Article I shall be, upon issuance and delivery of such New Pubco Common Stock, fully paid and non-assessable, free and clear of all Liens, other than restrictions arising from applicable securities Laws, any applicable Registration Rights and Lock-Up Agreement, and any Liens incurred by any Company Stockholder, and the issuance and sale of such New Pubco Common Stock pursuant hereto will not be subject to or give rise to any preemptive rights or rights of first refusal.

3.19 Certain Business Practices.

(a) The Purchaser has not, to its Knowledge, (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977 or any other local or foreign anti-corruption or bribery Law, (iii) made any other unlawful payment or (iv) since the formation of Purchaser, directly or indirectly, given or agreed to give any unlawful gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder Purchaser or assist it in connection with any actual or proposed transaction.

(b) The Purchaser, the operations of Purchaser are and have been conducted at all times in material compliance with money laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority, and no Action involving Purchaser with respect to any of the foregoing is pending or, to the Knowledge of Purchaser, threatened.

(c) None of Purchaser or any of its directors or officers, or, to the Knowledge of Purchaser, any other Representative acting on behalf of Purchaser is currently identified on the specially designated nationals or other blocked person list or otherwise currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”), and Purchaser has not, in the last five (5) fiscal years, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in Cuba, Iran, North Korea, Syria, the Donetsk People’s Republic, Luhansk People’s Republic, and Crimea regions of Ukraine, or any other country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC.

3.20 Lock-Up Agreements. All existing lock-up agreements between Purchaser and any of its stockholders or holders of any Purchaser Securities entered into in connection with the initial public offering of Purchaser provide for a lock-up period that is in full force and effect.

3.21 Purchaser Trust Account. As of the date of this Agreement, the Trust Account has a balance of no less than $201,000,000. Such monies are invested solely in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act, and held in trust by Continental Stock Transfer & Trust Company pursuant to the Trust Agreement. The Trust Agreement is valid and in full force and effect and enforceable in accordance with its terms (subject to the Enforceability Exceptions) and has not been amended or modified. The Purchaser has complied in all respects with the terms of the Trust Agreement and is not in breach thereof or default thereunder and there does not exist under the Trust Agreement any event which, with the giving of notice or the lapse of time, would constitute such a breach or default by Purchaser or, to the Knowledge of Purchaser, by the Trustee. There are no separate agreements, side letters or other agreements that would cause the description of the Trust Agreement in the SEC Reports to be inaccurate in any material respect and/or that would entitle any Person (other than the underwriters of the IPO, Public Stockholders who shall have elected to redeem their Purchaser Common Stock pursuant to the Purchaser Certificate of Incorporation (or in connection with an extension of Purchaser’s deadline to consummate a Business Combination) or Governmental Authorities for Taxes) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except as described in the Trust Agreement.

3.22 Independent Investigation. The Purchaser has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Company (including the Contributed Assets), and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Company and Atlas Fintech (solely with respect to the Contributed Assets) for such purpose. The Purchaser acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the Contemplated Transactions, it has relied solely upon its own investigation and the express representations and warranties of the Company set forth in Article IV of this Agreement (including the related portions of the Company Disclosure Schedules), the representations and warranties of the Target Broker-Dealer and its stockholders set forth in the Broker-Dealer Acquisition Agreement, the representations and warranties of the Target Bank set forth in the Bank Acquisition Agreement, and in any certificate delivered to Purchaser pursuant hereto, and the information provided by or on behalf of the Company for the Registration Statement/ Proxy Statement; and (b) none of the Company, Atlas Fintech (with respect to the Contributed Assets), nor its respective Representatives have made any representation or warranty as to the Company, Atlas Fintech, or this Agreement, except as expressly set forth in this Agreement (including the related portions of the Company Disclosure Schedules) or in any certificate delivered to Purchaser pursuant hereto, or with respect to the information provided by or on behalf of the Company for the Proxy Statement.

Article IV.
REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE COMPANY STOCKHOLDERS

Except as set forth in the disclosure schedules delivered by the Company to Purchaser Parties on the date hereof (the “Company Disclosure Schedules”), the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer, each of the Company and the Company Stockholders, jointly and severally, hereby represents and warrants to the Purchaser Parties, as of the date of this Agreement, as follows:

4.1 Organization and Standing. The Company is a corporation duly incorporated, validly existing and in good standing under the State of Wyoming and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted and as proposed to be conducted. Each Subsidiary of the Company is a corporation or other entity duly formed, validly existing and in good standing under the Laws of its jurisdiction of organization and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted and as proposed to be conducted.

4.2 Authorization; Binding Agreement. The Company has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is or is required to be a party, to perform the Company’s obligations hereunder and thereunder and to consummate the Contemplated Transactions, subject to obtaining the Required Company Stockholder Approval. The execution and delivery of this Agreement and each Ancillary Document to which the Company is or is required to be a party and the consummation of the Contemplated Transactions, (a) have been duly and validly authorized by the Company’s board of directors in accordance with the Company’s Organizational Documents, the WBCA, any other applicable Law or any Contract to which the Company or any of its stockholders is a party or by which it or its securities are bound and (b) other than the Required Company Stockholder Approval, no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the Contemplated Transactions. This Agreement has been, and each Ancillary Document to which the Company is or is required to be a party shall be when delivered, duly and validly executed and delivered by the Company and assuming the due authorization, execution and delivery of this Agreement and any such Ancillary Document by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions. The Company’s board of directors, by resolutions duly adopted at a meeting duly called and held or by action by unanimous written consent in accordance with the Company’s Organizational Documents (i) determined that this Agreement and the Second Merger and the Contemplated Transactions are advisable, fair to, and in the best interests of, the Company and its stockholders, (ii) approved this Agreement and the Second Merger and the Contemplated Transactions in accordance with the WBCA, (iii) directed that this Agreement be submitted to the Company Stockholders for adoption and (iv) resolved to recommend that the Company Stockholders adopt this Agreement.

4.3 Capitalization.

(a) The Company is authorized to issue (i) 12,000,000 shares of Company Common Stock, of which 2,000,000 shares are issued and outstanding, and (ii) 10,000,000 shares of Company Preferred Stock, none of which are issued and outstanding. With respect to the Company Preferred Stock, the Company has not designated any series or other classification. Prior to giving effect to the Contemplated Transactions, all of the issued and outstanding Company Stock and other equity interests of the Company are set forth on Schedule 4.3(a), along with the beneficial and record owners thereof, all of which shares and other equity interests are owned free and clear of any Liens other than those imposed under the Company Charter. All of the outstanding shares and other equity interests of the Company have been duly authorized, are fully paid and non-assessable and not in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the WBCA, any other applicable Law, the Company Charter or any Contract to which the Company is a party or by which it or its securities are bound. The Company holds no shares or other equity interests of the Company in its treasury. None of the outstanding shares or other equity interests of the Company were issued in violation of any applicable securities Laws. The rights, privileges and preferences of the Company Preferred Stock are as stated in the Company Charter and as provided by the WBCA.

(b) The Company has not reserved any shares of Company Common Stock for issuance to officers, directors, employees and consultants of the Company pursuant to any Company equity plan, and no such plan exists or has ever been adopted by the Company’s board of directors or approved by the Company Stockholders. There are no Company Convertible Securities, or preemptive rights or rights of first refusal or first offer, nor are there any Contracts, commitments, arrangements or restrictions to which the Company or, to the Knowledge of the Company, any of its stockholders is a party or bound relating to any equity securities of the Company, whether or not outstanding. There are no outstanding or authorized equity appreciation, phantom equity or similar rights with respect to the Company. There are no voting trusts, proxies, stockholder agreements or any other agreements or understandings with respect to the voting of the Company’s equity interests. There are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any equity interests or securities of the Company, nor has the Company granted any registration rights to any Person with respect to the Company’s securities. All shares of Company Stock have been granted, offered, sold and issued in compliance with all applicable securities Laws. As a result of the consummation of the Contemplated Transactions, no equity interests of the Company are issuable, and no rights in connection with any interests, warrants, rights, options or other securities of the Company accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).

(c) The Company has never declared or paid any distribution or dividend in respect of its equity interests and has not repurchased, redeemed or otherwise acquired any equity interests of the Company, and the board of directors of the Company has not authorized any of the foregoing.

4.4 Subsidiaries. Prior to the consummation of the acquisition of the Broker-Dealer Target, the Company has no Subsidiaries. Except for the Broker-Dealer Acquisition Agreement and the Bank Acquisition Agreement, the Company does not own or have any rights to acquire, directly or indirectly, any equity interests of, or otherwise Control, any Person. None of the Company or its Subsidiaries is a participant in any joint venture, partnership or similar arrangement. There are no outstanding contractual obligations of the Company or its Subsidiaries to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

4.5 Governmental Approvals(a). Except (a) filings with, and approvals by, the Federal Reserve Board under the Bank Holding Company Act of 1956, the FDIC, and with any state banking regulatory authorities listed on Schedule 3.3 or Schedule 4.5, (b) the filing with, and approval by, FINRA of the Target Broker-Dealer’s continuing membership application required by FINRA or (c) as otherwise described in Schedule 4.5, no Consent of or with any Governmental Authority on the part of any of the Company, any Subsidiary of the Company is required to be obtained or made in connection with the execution, delivery or performance by the Company of this Agreement or any Ancillary Documents or the consummation by the Company of the Contemplated Transactions, other than (i) such filings as are expressly contemplated by this Agreement or (ii) pursuant to Antitrust Laws.

4.6 Non-Contravention. Except as otherwise described in Schedule 4.6, the execution and delivery by the Company of this Agreement and each Ancillary Document to which the Company is or is required to be a party or otherwise bound, and the consummation by the Company of the Contemplated Transactions and compliance by the Company with any of the provisions hereof and thereof, will not (a) conflict with or violate any provision of the Company’s Organizational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 4.6 hereof, the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to the Company, any of the Company’s material properties or assets, or any Contributed Assets, (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by the Company under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien upon any of the properties or assets of the Company, or the Contributed Assets, under (other than Permitted Liens), (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, in each case, any of the terms, conditions or provisions of any Company Material Contract, or any Contract materially affecting the Contributed Assets, except in the cases of clauses (b) or (c), as has not been a Material Adverse Effect on the Company.

4.7 Financial Statements.

(a) As used herein, the term “Company Financials” means the unaudited financial statements of the Company, consisting of the consolidated balance sheet of the Company as of June 30, 2022 (the “Interim Balance Sheet Date”) and the related consolidated income statement, changes in stockholder equity and statement of cash flows for the period from March 17, 2022 (date of inception) to the Interim Balance Sheet Date. True and correct copies of the Company Financials have been provided to Purchaser. The Company Financials (i) accurately reflect the books and records of the Company as of the times and for the periods referred to therein, (ii) were prepared in accordance with GAAP, consistently applied throughout and among the periods involved (except the Company Financials exclude the footnote disclosures and other presentation items required for GAAP and exclude year-end adjustments which will not be material in amount), (iii) comply in all material respects with all applicable accounting requirements under the Securities Act and the rules and regulations of the SEC thereunder, and (iv) fairly present in all material respects the consolidated financial position of the Company as of the respective dates thereof and the consolidated results of the operations and cash flows of the Company for the periods indicated. The Company has never been subject to the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act.

(b) The Company maintains accurate books and records reflecting its assets and Liabilities and maintains proper and adequate internal accounting controls that provide reasonable assurance that (i) the Company does not maintain any off-the-book accounts and that the Company’s assets are used only in accordance with the Company’s management directives, (ii) transactions are executed with management’s authorization, (iii) transactions are recorded as necessary to permit preparation of the financial statements of the Company and to maintain accountability for the Company’s assets, (iv) access to the Company’s assets is permitted only in accordance with management’s authorization, (v) the reporting of the Company’s assets is compared with existing assets at regular intervals and verified for actual amounts, and (vi) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection of accounts, notes and other receivables on a current and timely basis. All of the financial books and records of the Company are complete and accurate in all material respects and have been maintained in the ordinary course consistent with past practice and in accordance with applicable Laws. The Company has not been subject to or involved in any material fraud that involves management or other employees who have a significant role in the internal controls over financial reporting of the Company. Since its incorporation, neither the Company nor its Representatives has received any written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or its internal accounting controls, including any material written complaint, allegation, assertion or claim that the Company has engaged in questionable accounting or auditing practices.

(c) The Company does not have any Indebtedness.

(d) Except as set forth on Schedule 4.7(d), the Company is not subject to any Liabilities or obligations (whether or not required to be reflected on a balance sheet prepared in accordance with GAAP), except for those that are not material and that were incurred after the Interim Balance Sheet Date in the ordinary course of business consistent with past practice (other than Liabilities for breach of any Contract or violation of any Law).

4.8 Absence of Certain Changes. Except with respect to the negotiation and execution of this Agreement and the Ancillary Documents, or as set forth on Schedule 4.8, since its incorporation, the Company has (a) not conducted any business other than the negotiation and execution of this Agreement and the Ancillary Documents and actions related thereto, (b) not been subject to a Material Adverse Effect and (c) has not taken any action or committed or agreed to take any action that would be prohibited by Section 6.2(b) (without giving effect to Schedule 6.2) if such action were taken on or after the date hereof without the consent of Purchaser.

4.9 Compliance with Laws. Each of the Company and Atlas FinTech (solely with respect to the Contributed Assets) is not, and since its incorporation has not been, in material conflict or material non-compliance with, or in material default or material violation of, nor has the Company nor Atlas FinTech (solely with respect to the Contributed Assets), received, since its incorporation, any written or, to the Knowledge of the Company, oral notice of any material conflict or material non-compliance with, or material default or material violation of, any applicable Laws by which it or any of its properties, assets, employees, business, products or operations are or were bound or affected (including the Contributed Assets in the case of Atlas FinTech).

4.10 Company Permits. The Company (and its employees who are legally required to be licensed by a Governmental Authority in order to perform his or her duties with respect to his or her employment with the Company) holds all material Permits necessary to lawfully conduct in all material respects its business as presently conducted and as proposed to be conducted; to own, lease and operate its assets and properties (collectively, the “Company Permits”). The Company has made available to Purchaser true, correct and complete copies of all material Company Permits, all of which Company Permits are listed on Schedule 4.10. All of the material Company Permits are in full force and effect, and no suspension or cancellation of any of the material Company Permits is pending or, to the Company’s Knowledge, threatened. Except as would not be material to the Company, the Company is not in violation in any material respect of the terms of any Company Permit, and the Company has not received any written or, to the Company’s Knowledge, oral notice of any Actions relating to the revocation or modification of any Company Permit.

4.11 Litigation. Except as described on Schedule 4.11, there is no (a) Action of any nature currently pending or, to the Company’s Knowledge, threatened, and no such Action has been brought since the Company’s incorporation; or (b) Order now pending or outstanding or that was rendered by a Governmental Authority since the Company’s incorporation, in either case of (a) or (b) by or against (x) the Company, its current or former directors, officers or equity holders (provided, that any litigation involving the directors, officers or equity holders of the Company must be related to the Company’s business, equity securities or assets), its business, equity securities or assets, or (y) by or against Atlas FinTech, its current or former directors, officers or equity holders (provided, that any litigation involving the directors, officers or equity holders of Atlas FinTech must be directly related to the Contributed Assets), and the Contributed Assets. The items listed on Schedule 4.11, if finally determined adversely to the Company, will not have, either individually or in the aggregate, a Material Adverse Effect on the Company. Since the Company’s incorporation, none of the current or former officers, senior management or directors of the Company have been charged with, indicted for, arrested for, or convicted of any felony or any crime involving fraud.

4.12 Material Contracts.

(a) Schedule 4.12(a) sets forth a true, correct and complete list of, and the Company has made available to Purchaser (including written summaries of oral Contracts), true, correct and complete copies of, each Contract to which (x) the Company is a party or by which the Company, or any of its properties or assets are bound or affected, or (y) the Contributed Assets are bound or directly affected (each Contract required to be set forth on Schedule 4.12(a), other than a Company Benefit Plan, a “Company Material Contract”) that:

(i) contains covenants that materially limit the ability of the Company (A) to compete in any line of business or with any Person or in any geographic area or to sell, or provide any service or product or solicit any Person, including any non-competition covenants, employee and customer non-solicit covenants, exclusivity restrictions, rights of first refusal or most-favored pricing clauses or (B) to purchase or acquire an interest in any other Person;

(ii) involves any joint venture, profit-sharing, partnership, limited liability company or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture;

(iii) involves any exchange traded, over the counter or other swap, cap, floor, collar, futures contract, forward contract, option or other derivative financial instrument or Contract, based on any commodity, security, instrument, asset, rate or index of any kind or nature whatsoever, whether tangible or intangible, including currencies, interest rates, foreign currency and indices;

(iv) evidences Indebtedness (whether incurred, assumed, guaranteed or secured by any asset) of the Company having an outstanding principal amount in excess of $7,000,000;

(v) involves the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets with an aggregate value in excess of $7,000,000 (other than in the ordinary course of business consistent with past practice) or shares or other equity interests of the Company or another Person, which Contracts shall include the Broker-Dealer Acquisition Agreement and the Bank Acquisition Agreement;

(vi) relates to any merger, consolidation or other business combination with any other Person or the acquisition or disposition of any other entity or its business or material assets or the sale of the Company, its business or material assets;

(vii) by its terms, individually or with all related Contracts, calls for aggregate payments or receipts by the Company under such Contract or Contracts of at least $7,000,000 per year or in the aggregate;

(viii) is between the Company and any directors, officers or employees of the Company (other than at-will employment arrangements with employees entered into in the ordinary course of business consistent with past practice), including all non-competition, non-solicitation, severance and indemnification agreements, or any Related Person;

(ix) obligates the Company to make any capital commitment or expenditure in excess of $7,000,000 (including pursuant to any joint venture);

(x) relates to a material settlement entered into within two (2) years prior to the date of this Agreement or under which any the Company has outstanding obligations (other than customary confidentiality obligations); or

(xi) relates to Third Party Intellectual Property Rights or Third Party Technology and is required to be listed in Schedule 4.13(d);

(xii) involving the license or grant of rights to material Company Owned Intellectual Property Rights or Company Owned Technology by the Company, but excluding any nonexclusive licenses (or sublicenses) of Company Owned Intellectual Property Rights or Company Owned Technology in the ordinary course of business;

(xiii) that materially restricts the Company in the use, development, enforcement, prosecution, maintenance, transfer, licensing or other exploitation (the “Exploitation”) of any Company Intellectual Property Rights used in or necessary for the Exploitation of the Products and Services in the manner so done currently or the conduct of the Company’s business as currently conducted and as proposed to be conducted.

(b) Except as disclosed in Schedule 4.12(b), with respect to each Company Material Contract: (i) such Company Material Contract is valid and binding and enforceable in all respects against the Company and, to the Knowledge of the Company, each other party thereto, and is in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions); (ii) the consummation of the Contemplated Transactions will not affect the validity or enforceability of any Company Material Contract; (iii) the Company is not in breach or default in any material respect, and, to the Knowledge of the Company, no event has occurred that with the passage of time or giving of notice or both would constitute a material breach or material default by the Company, or permit termination or acceleration by the other party thereto, under such Company Material Contract; (iv) to the Knowledge of the Company, no other party to such Company Material Contract is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a material breach or material default by such other party, or permit termination or acceleration by the Company, under such Company Material Contract; (v) the Company has not received written or, to the Company’s Knowledge, notice of an intention by any party to any such Company Material Contract that provides for a continuing obligation by any party thereto to terminate such Company Material Contract or amend the terms thereof, other than modifications in the ordinary course of business. The representations and warranties of the Target Broker-Dealer and its stockholders set forth in the Broker-Dealer Acquisition Agreement (as modified by the disclosure schedules delivered by the Target Broker-Dealer to the Company pursuant thereto) are true and correct as of the date the Broker-Dealer Acquisition Agreement was executed, and the representations and warranties of the Target Bank set forth in the Bank Acquisition Agreement (as modified by the disclosure schedules delivered by the Target Broker-Dealer to the Company pursuant thereto), are true and correct as of the date the Broker-Dealer Acquisition Agreement was executed, except, in each case, for those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been accurate as of such date).

4.13 Intellectual Property.

(a) The Company or one of its Affiliates (i) has sole title to and ownership of all Company Owned Intellectual Property Rights and Company Owned Technology, free and clear of any Liens, other than Permitted Liens, and other rights or claims of others, and (ii) possesses legally enforceable rights, under valid and subsisting written Contracts, all Third Party Intellectual Property Rights and Third Party Technology.

(b) Schedule 4.13(b)(i) lists all Patents, Trademark and Copyright applications and registrations (x) owned by, purported to be owned by, or licensed exclusively to the Company or any of its Affiliates or (y) owned by, purported to be owned by, or licensed exclusively to Atlas FinTech as a Contributed Asset (“Company Registered Intellectual Property”), including, in each case, the jurisdiction in which each item of such Company Registered Intellectual Property has been issued or registered or in which any such application for such issuance or registration has been filed, the title, application number, filing date, jurisdiction and registration number. Schedule 4.13(b)(ii) lists all Products and material Software and Trademarks that are unregistered Company Owned Intellectual Property Rights and Company Owned Technology. Each registration of Company Owned Intellectual Property Rights, and each Company Internet Name, was properly registered and is in good standing and enforceable under applicable Laws, and no renewal, fee, payment or other action is required to be taken with respect to any such registration within six (6) months after the Closing Date for the purpose of obtaining, maintaining, perfecting, preserving or renewing any such registration, or otherwise. With respect to each item of Company Registered Intellectual Property, to the Company’s Knowledge, the Company and its Affiliate have not misrepresented, or failed to disclose, any facts or circumstances in any application for any Company Registered Intellectual Property that would constitute fraud or a misrepresentation with respect to such application or that would otherwise adversely affect the enforceability of any Company Registered Intellectual Property.

(c) All Contracts relating to Third Party Intellectual Property Rights or Third Party Technology to which the Company or any of its Affiliates is, or purports to be, a party shall continue as such following the Closing on terms identical to those in effect immediately prior to Closing, without obtaining the consent or permission of, or giving notice to, any party to such Contract. Neither the Company nor any Affiliate is in default under any Contract relating to Third Party Intellectual Property Rights or Third Party Technology, and to the Company’s Knowledge, no counter party to any Contract relating to Third Party Intellectual Property Rights or Third Party Technology is in default under any such Contract. No proceeding is pending or is being or has been threatened in writing, nor has any claim or demand been made in writing, which challenges the legality, validity, or enforceability of any Contract relating to Third Party Intellectual Property Rights or Third Party Technology to which the Company or any of its Affiliates is, or purports to be, a party. To the Company’s Knowledge, no underlying item of Third Party Intellectual Property Rights or Third Party Technology is subject to any Lien that materially interferes with or may reasonably be expected to materially interfere with the rights granted to the Company or any of its Affiliates with respect to such item.

(d) Schedule 4.13(d) lists all Contracts relating to Third Party Intellectual Property Rights or Third Party Technology, other than any Contract for a non-exclusive license for off-the-shelf software or Technology that is generally available on standard terms for an aggregate fee of less than Two Hundred Fifty Thousand Dollars ($250,000). None of Atlas Fintech (with respect to the Company Intellectual Property or Company Technology) or the Company or any of its Affiliates is a party to any oral Contract with respect to any Intellectual Property Rights or Technology. None of Atlas Fintech or the Company or any of its Affiliates (A) has provided or made available (or agreed to provide or make available) any source code for any Product or any other Software owned or purported to be owned by the Company or any of its Affiliates, to any Person, and (B) is now or ever has been a member of or party to any patent pool, industry standards body, trade association or other organization under the rules of which it is obligated to license any existing or future Intellectual Property Rights of the Company or any of its Affiliates to any Person or to refrain from enforcing any such rights.

(e) There are no material errors, omissions, issues or defects in the Products or any Internal Systems. To the Company’s Knowledge, the Products and Internal Systems do not contain any disabling device, virus, worm, back door, cancel bot, remote control, “time bomb,” “lock,” “drop-dead device,” spyware, keyboard logger, Trojan horse, access control or other disruptive or malicious code that may or is intended to impair the performance of or otherwise permit unauthorized access to, hamper, delete or damage the Product, any Internal Systems, or any other computer system, software, network or data. Atlas Fintech and the Company and its Affiliates have taken commercially reasonable actions to maintain, protect and police the integrity and security of the Products and Internal Systems, including such actions designed to protect and police against all unauthorized use of, access to, or “hacking” into the Products, Internal Systems, and all other software, communications, network or computer systems (whether mobile, desktop or enterprise), customer data files, databases, servers and other equipment utilized by the Company or any of its Affiliates. No Person has any right to access or Exploit any source code owned by the Company other than the employees or contractors of the Company who need to access or use such source code in the ordinary course of business, consistent with past practice, and, to the Company’s Knowledge, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, result in the disclosure or release of such source code by the Company or any of its Affiliates, or any other Person to any third party. Without limiting the generality of the foregoing, (i) there have been and are no defects, malfunctions or nonconformities in any Product; (ii) there have been, and are, no claims asserted against Atlas Fintech or Company or any of its Affiliates or any of its or their customers or distributors related to any Product; and (iii) Atlas Fintech and the Company and its Affiliates have not been or are not required to recall any Products. The Company and its Affiliates maintain commercially reasonable disaster recovery and procedures sufficient for the continued operations of the Company and its Affiliates in the manner as presently conducted and as proposed to be conducted.

(f) Atlas Fintech (with respect to the business of the Company and its Affiliates) and the Company and its Affiliates have used commercially reasonable efforts to protect and enforce their Trade Secrets and otherwise to safeguard and maintain the secrecy and confidentiality of all Company Intellectual Property Rights and Company Technology which by their nature are, or reasonably should be held, confidential, and Atlas Fintech (with respect to the business of the Company and its Affiliates) and the Company and its Affiliates have complied in all material respects with all applicable contractual and legal requirements pertaining to information privacy and security. All current and previous stockholders, officers, employees, independent contractors and consultants of Atlas Fintech and the Company and its Affiliates who have had access to Trade Secrets that are material to the Company’s business as currently conducted and as proposed to be conducted or who have otherwise been involved in the development of any Company Owned Intellectual Property Right or Company Owned Technology, have executed and delivered to Atlas Fintech or the Company or its Affiliates (as applicable) agreements that require such Persons to maintain the confidentiality of Trade Secrets and that assign to Atlas Fintech or the Company or its Affiliates, as applicable, all Intellectual Property Rights arising from the services performed for Atlas Fintech or the Company or its Affiliates, as applicable, by such Persons that are material to the business of the Company as currently conducted and proposed to be conducted, except to the extent any such Intellectual Property Rights are owned by the Company or its Affiliates by operation of law. To the Company’s Knowledge, there has been no violation of Atlas Fintech’s (with respect to the business of the Company and its Affiliates) or the Company’s or any of its Affiliates’ policies or practices related to the protection of Trade Secrets or of any confidentiality or nondisclosure agreement relating to the Company Intellectual Property Rights or Company Technology, nor has there been any authorized disclosure of any such information or security breach that has resulted in any third party Person obtaining access to any such information, and Atlas Fintech (with respect to the business of the Company and its Affiliates) and the Company and its Affiliates have not received any complaint relating to an improper use or disclosure of, or breach in the security of, any such information. To the Company’s Knowledge, no employee, consultant or contractor is in breach of any such agreement described in this Schedule 4.13(f).

(g) Except as set forth in Schedule 4.13(g), no government funding, facilities or resources of a university, college, other educational institution or research center, or funding from third parties was used in the development of any Products, Company Owned Intellectual Property Rights, or Company Owned Technology, and no Governmental Authority, university, college or other educational institution or research center has any claim or right in or to the Products, Company Owned Intellectual Property Rights or Company Owned Technology. To the Company’s Knowledge, no current or former employee, consultant or independent contractor of Atlas Fintech or the Company or any of its Affiliates who was involved in, or who contributed to, the creation or development of any material element of any Products, Company Owned Intellectual Property Rights or Company Owned Technology, has performed services for a Governmental Authority, university, college or other educational institution, or a research center, during a period of time during which such employee, consultant or independent contractor was also performing services for Atlas Fintech or the Company or any of its Affiliates.

(h) To the Company’s Knowledge, the Exploitation of the Products, the performance of the Services, and the conduct of the Company’s or any of its Affiliates’ businesses as previously conducted (including as conducted by Atlas Fintech), currently conducted, or as it is proposed to be conducted does not and will not infringe, misappropriate, or otherwise violate, and has not infringed, misappropriated, or otherwise violated, any Intellectual Property Rights of any Person. No action, suit, investigation or claim is pending or, to the Company’s Knowledge, threatened against Atlas Fintech (with respect to the business of the Company and its Affiliates) or the Company or any of its Affiliates with regard to any person’s right in any Company Intellectual Property Right or Company Technology, including any offer to license the Intellectual Property Rights of any person, allegation of infringement, unauthorized use or misappropriation or of any breach or default of any license or other agreement, or challenge of the ownership, right to Exploit, license or sublicense, validity or enforceability of any Company Intellectual Property Rights or Company Technology.

(i) To the Company’s Knowledge, none of the Company Intellectual Property Rights has been or is being infringed, misappropriated, or otherwise violated by any other person. None of Atlas Fintech or the Company or any of its Affiliates has brought, or threatened to bring, any claims, actions or lawsuits alleging (i) infringement, misappropriation, or other violation of any Intellectual Property Rights or (ii) breach of any Contract that includes a grant of license to or right to access or use any of the Company Intellectual Property Rights or Company Technology, and, to the Company’s Knowledge, there do not exist any facts which could form the basis of any such claim, action or lawsuit.

(j) To the Company’s Knowledge, at no time during the conception or reduction of any Company Owned Intellectual Property Rights or Company Owned Technology to practice was any developer, inventor or other contributor to any such Intellectual Property Rights or Technology subject to any employment agreement or invention assignment or nondisclosure agreement with or other obligation to any third person. To the Company’s Knowledge, none of the activities of current or former employees of Atlas Fintech or the Company or any of its Affiliates are violating or have violated any Contract or other arrangement which any such employee has or had with a former employer.

(k) Set forth in Schedule 4.13(k) are all Internet Names used in the Company’s or any of its Subsidiaries’ business as presently conducted and as proposed to be conducted (“Company Internet Names”). The Company is the sole registrant or account holder (as applicable) of all Company Internet Names, and all registrations or accounts of Company Internet Names are in good standing and, with respect to Domain Names included in the Company Internet Names, registered until the dates set forth on Schedule 4.13(k). No facts or circumstances exist which could reasonably form the basis of a challenge relating to the unencumbered use of the Company Internet Names or any part thereof.

(l) None of Atlas Fintech or the Company or any of its Affiliates have permitted any person to modify, improve or create derivative works of the Products or own any Intellectual Property Rights therein.

(m) No Product is sold, licensed, distributed or otherwise made available by the Company as Open Source Software. Atlas Fintech and the Company and its Affiliates have not incorporated, linked, combined, interfaced, embedded, included, distributed, made available, or otherwise used any Open Source Software in a manner that requires (1) that the Company or any of its Affiliates grant a license under or refrain from asserting or enforcing any of its Patent rights or (2) any proprietary portion of any Product or other Software that is a Company Intellectual Property Right to be (x) disclosed or distributed in source code form, (y) licensed for the purpose of making derivative works, or (z) redistributable at no charge. Except as would not, individually or in the aggregate, have a Material Adverse Effect, Atlas Fintech and the Company and its Affiliates are and have been in compliance with the terms and conditions of all licenses for the Open Source Software listed in (or required to be listed in) Schedule 4.13(a).

4.14 Taxes and Returns.

(a) The Company has or will have timely filed, or caused to be timely filed, all income and other material Tax Returns required to be filed by it (taking into account all available extensions), which Tax Returns are true, accurate, correct and complete in all material respects, and has paid, collected or withheld, or caused to be paid, collected or withheld, all material Taxes required to be paid, collected or withheld, other than such Taxes for which adequate reserves in Company Financials have been established in accordance with GAAP.

(b) There is no Action currently pending or, to the Knowledge of the Company, threatened against the Company by a Governmental Authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(c) There are no claims, assessments, audits, examinations, investigations or other Actions pending against the Company in respect of any Tax, and the Company has not been notified in writing of any proposed Tax claims or assessments against it (other than, in each case, claims or assessment for which adequate reserves in Company Financials have been established in accordance with GAAP).

(d) There are no Liens with respect to any Taxes upon the Company’s assets, other than Permitted Liens.

(e) The Company has no outstanding waivers or extensions of any applicable statute of limitations to assess any amount of Taxes. There are no outstanding requests by the Company for any extension of time (other than automatic extensions) within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return.

(f) The Company has not made any change in accounting method (except as required by a change in Law) or received a ruling from, or signed an agreement with, any taxing authority that would reasonably be expected to have a material impact on its Taxes following the Closing.

(g) The Company has not engaged in any “listed transaction,” as defined in U.S. Treasury Regulation section 1.6011-4(b)(2).

(h) The Company has no Liability for the Taxes of another Person (i) under any applicable Tax Law, (ii) as a transferee or successor, or (iii) by contract or indemnity (excluding commercial agreements entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes). The Company is not a party to or bound by any Tax indemnity agreement, Tax sharing agreement or Tax allocation agreement or similar agreement, arrangement or practice (excluding commercial agreements, arrangements or practices entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes) with respect to Taxes (including an advance pricing agreement, closing agreement or other agreement relating to Taxes with any Governmental Authority) that will be binding on the Company with respect to any period following the Closing Date.

(i) The Company has not requested, nor is it the subject of or bound by, any private letter ruling, technical advice memorandum, closing agreement or similar ruling, memorandum or agreement with any Governmental Authority with respect to any Taxes, nor is any such request outstanding.

(j) The Company: (i) has not constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of securities (to any Person or entity that is not a member of the consolidated group of which the Company is the common parent corporation) qualifying for, or intended to qualify for, Tax-free treatment under Section 355 of the Code within the two-year period ending on the date hereof; and (ii) is not nor has ever been (A) a U.S. real property holding corporation within the meaning of Section 897(c)(2) of the Code, or (B) a member of any consolidated, combined, unitary or affiliated group of corporations for any Tax purposes other than a group of which the Company is or was the common parent corporation.

(k) To the Knowledge of the Company, there is no fact or circumstance that would reasonably be expected to prevent the Contemplated Transactions from qualifying for the Intended Tax Treatment.

4.15   Real Property. Schedule 4.15 contains a complete and accurate list of all premises currently leased or subleased or otherwise used or occupied by the Company for the operation of the business of the Company, and of all current leases, lease guarantees, agreements and documents related thereto, including all amendments, terminations and modifications thereof or waivers thereto (collectively, the “Company Real Property Leases”), as well as the current annual rent and term under each Company Real Property Lease. The Company has provided to Purchaser a true and complete copy of each of the Company Real Property Leases, and in the case of any oral Company Real Property Lease, a written summary of the material terms of such Company Real Property Lease. The Company Real Property Leases are valid, binding and enforceable in accordance with their terms and are in full force and effect, subject to Enforceability Exceptions. To the Knowledge of the Company, no event has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a material default on the part of the Company or, to the Knowledge of the Company, any other party under any of the Company Real Property Leases, and the Company has not received written notice of any such condition. The Company does not own and has never owned any real property or any interest in real property (other than the leasehold interests in the Company Real Property Leases).

4.16 Personal Property. Each item of Personal Property which is currently owned, used or leased by the Company, or included in the Contributed Assets, with a book value or fair market value of greater than Fifty Thousand Dollars ($50,000) is set forth on Schedule 4.16, along with, to the extent applicable, a list of lease agreements, lease guarantees, security agreements and other agreements related thereto, including all amendments, terminations and modifications thereof or waivers thereto (“Company Personal Property Leases”). Except as would not be material to the Company, or as set forth in Schedule 4.16, all such items of Personal Property are in good operating condition and repair (reasonable wear and tear excepted consistent with the age of such items) and are suitable for their intended use in the business of the Company. The operation of the Company’s business as it is now conducted and as proposed to be conducted is not in any material respect dependent upon the right to use the Personal Property of Persons other than the Company, except for such Personal Property that is owned, leased or licensed by or otherwise contracted to the Company. The Company has provided to Purchaser a true and complete copy of each of the Company Personal Property Leases, and in the case of any oral Company Personal Property Lease, a written summary of the material terms of such Company Personal Property Lease. The Company Personal Property Leases are valid, binding and enforceable in accordance with their terms and are in full force and effect. To the Knowledge of the Company, no event has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a material default on the part of the Company or, to the Knowledge of the Company, any other party under any of the Company Personal Property Leases, and the Company has not received written notice of any such condition.

4.17 Title to and Sufficiency of Assets. The Company has good and marketable title to, or a valid leasehold interest in or right to use, all of its assets, and Atlas FinTech has good and marketable title to, or a valid leasehold interest in or right to use the Contributed Assets, in each case, free and clear of all Liens other than (a) Permitted Liens, (b) the rights of lessors under leasehold interests, (c) Liens specifically identified on the consolidated balance sheet of the Company as of the Interim Balance Sheet Date, (d) Liens set forth on Schedule 4.17, or (e) as would not be material to the Company. The assets (including Intellectual Property Rights and contractual rights) owned or leased by the Company constitute all of the material assets, rights and properties that are used in the operation of the businesses of the Company as it is now conducted and as it is proposed to be conducted or that are used or held by the Company for use in the operation of the businesses of the Company, and taken together, are adequate and sufficient for the operation of the businesses of the Company as currently conducted and as proposed to be conducted. The Company Intellectual Property Rights and Company Technology constitute all of the Intellectual Property Rights and Technology required for (i) the Exploitation of the Products and Services in the manner so done currently, and (ii) the continued conduct of the business as conducted by Atlas Fintech prior to the Contribution, as presently conducted by the Company and its Affiliates, and as proposed to be conducted by the Company and its Affiliates. The consummation of the Contemplated Transactions hereby will not result in the loss or impairment of the Company’s or its Affiliate’s right to own or use any Company Intellectual Property Rights or Company Technology. Immediately subsequent to the Closing, the Company Intellectual Property Rights and Company Technology will be owned or available for use on terms and conditions under which the Company or its Affiliate owns or uses (or proposed to use) the Company Intellectual Property Rights and Company Technology immediately prior to Closing, without payment of additional fees. Upon consummation of the Contemplated Transactions, Atlas FinTech will have no right, title or interest in or to any Company Intellectual Property or Company Technology.

4.18 Employee Matters.

(a) Except as set forth in Schedule 4.18(a), the Company is not a party to any collective bargaining agreement or other Contract covering any group of employees, labor organization or other representative of any of the employees of the Company, and the Company has no Knowledge of any activities or proceedings of any labor union or other party to organize or represent such employees. There has not occurred or, to the Knowledge of the Company, been threatened any strike, slow-down, picketing, work-stoppage, or other similar labor activity with respect to any such employees. Schedule 4.18(a) sets forth all unresolved labor controversies (including unresolved grievances and age or other discrimination claims other than any workers’ compensation or unemployment claims), if any, that are pending or, to the Knowledge of the Company, threatened between the Company and Persons employed by or providing services as independent contractors to the Company. No current officer or employee of the Company has provided the Company written or, to the Knowledge of the Company, oral notice of his or her plan to terminate his or her employment with the Company.

(b) Except as set forth in Schedule 4.18(b), the Company (i) is and has been in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment, health and safety and wages and hours, and other Laws relating to discrimination, disability, labor relations, hours of work, payment of wages and overtime wages, pay equity, immigration, workers compensation, working conditions, employee scheduling, occupational safety and health, family and medical leave, and employee terminations, and has not received written or, to the Knowledge of the Company, oral notice that there is any pending Action involving unfair labor practices against the Company, (ii) is not liable for any material past due arrears of wages or any material penalty for failure to comply with any of the foregoing, and (iii) is not liable for any material payment to any Governmental Authority with respect to unemployment compensation benefits, social security or other benefits or obligations for employees, independent contractors or consultants (other than routine payments to be made in the ordinary course of business and consistent with past practice). Except as set forth in Schedule 4.18(b), there are no material Actions pending or, to the Knowledge of the Company, threatened against the Company brought by or on behalf of any applicant for employment, any current or former employee, any Person alleging to be a current or former employee, or any Governmental Authority, relating to any such Law or regulation, or alleging material breach of any express contract of employment, wrongful termination of employment, or alleging any other discriminatory, wrongful or tortious conduct in connection with the employment relationship.

(c) Schedule 4.18(c) hereto sets forth a complete and accurate list as of the date hereof of all employees of the Company showing for each as of such date (i) the employee’s name, job title or description, employer, location, salary or hourly rate; and (ii) wages, bonus, commission or other compensation paid during the fiscal year ending December 31, 2021. Except as set forth on Schedule 4.18(c), (A) no employee is a party to a written employment Contract with the Company that is not terminable “at will,” and (B) the Company has paid in full to all its employees all wages, salaries, commission, bonuses and other compensation due to their employees, including overtime compensation, and the Company has no material obligation or Liability (whether or not contingent) with respect to severance payments to any such employees under the terms of any written or, to the Company’s Knowledge, oral agreement, or any applicable Law, custom, trade or practice. Except as set forth in Schedule 4.18(c), each Company employee has entered into the Company’s standard form of employee non-disclosure, inventions and restrictive covenants agreement with the Company (whether pursuant to a separate agreement or incorporated as part of such employee’s overall employment agreement), a copy of which has been made available to Purchaser by the Company.

(d) Schedule 4.18(d) contains a list of all independent contractors (including consultants) currently engaged by the Company, along with a description of the general nature of the work performed, date of retention and rate of remuneration, most recent increase (or decrease) in remuneration and amount thereof, for each such Person. Except as set forth on Schedule 4.18(d), all of such independent contractors are a party to a written Contract with the Company. Except as set forth on Schedule 4.18(d), each such independent contractor has entered into customary covenants regarding confidentiality and assignment of inventions and copyrights in such Person’s agreement with the Company, a copy of which has been provided to Purchaser by the Company. For the purposes of applicable Law, including the Code, all independent contractors who are currently, or since the Company’s incorporation, engaged by the Company are bona fide independent contractors and not employees of the Company. Each independent contractor is terminable on fewer than thirty (30) days’ notice, without any obligation of the Company to pay severance or a termination fee.

4.19 Benefit Plans.

(a) Set forth on Schedule 4.19(a) is a true and complete list of each Benefit Plan of the Company (each, a “Company Benefit Plan”). With respect to each Company Benefit Plan, there are no funded benefit obligations for which contributions have not been made or properly accrued and there are no unfunded benefit obligations. The Company is not nor has since its incorporation been a member of a “controlled group” for purposes of Section 414(b), (c), (m) or (o) of the Code, nor does the Company have any Liability with respect to any collectively-bargained for plans, whether or not subject to the provisions of ERISA.

(b) Each Company Benefit Plan is and has been operated, administered, and funded at all times in compliance with all applicable Laws in all material respects, including, but not limited to, ERISA and the Code. Each Company Benefit Plan which is intended to be “qualified” within the meaning of Section 401(a) of the Code (i) has been determined by the IRS to be so qualified (or is based on a prototype plan which has received a favorable opinion letter) during the period from its adoption to the date of this Agreement and (ii) its related trust has been determined to be exempt from taxation under Section 501(a) of the Code or the Company has requested an initial favorable IRS determination of qualification and/or exemption within the period permitted by applicable Law. To the Company’s Knowledge, no fact exists which could adversely affect the qualified status of such Company Benefit Plans or the exempt status of such trusts.

(c) With respect to each Company Benefit Plan which covers any current or former officer, director, consultant or employee (or beneficiary thereof) of the Company, the Company has provided to Purchaser accurate and complete copies, if applicable, of: (i) all Company Benefit Plan documents and agreements and related trust agreements or annuity Contracts (including any amendments, modifications or supplements thereto); (ii) all summary plan descriptions and summary of material modifications thereto; (iii) the three (3) most recent Forms 5500, if applicable, and annual report, including all schedules thereto; (iv) the most recent annual and periodic accounting of plan assets; (v) the three (3) most recent nondiscrimination testing reports; (vi) the most recent determination letter received from the IRS, if any; (vii) the most recent actuarial valuation; and (viii) all material communications with any Governmental Authority within the last three (3) years.

(d) With respect to each Company Benefit Plan: (i) such Company Benefit Plan has been administered and enforced in all material respects in accordance with its terms, the Code and ERISA; (ii) no material breach of fiduciary duty has occurred; (iii) no material Action is pending, or to the Company’s Knowledge, threatened (other than routine claims for benefits arising in the ordinary course of administration); (iv) no prohibited transaction, as defined in Section 406 of ERISA or Section 4975 of the Code, has occurred, excluding transactions effected pursuant to a statutory or administration exemption; and (v) all contributions and premiums due through the Closing Date have been made in all material respects as required under ERISA.

(e) No Company Benefit Plan is currently, or is reasonably expected to become, a “defined benefit plan” (as defined in Section 414(j) of the Code), a “multiemployer plan” (as defined in Section 3(37) of ERISA) or a “multiple employer plan” (as described in Section 413(c) of the Code) or is otherwise subject to Title IV of ERISA or Section 412 of the Code, and the Company has not incurred any material Liability or otherwise could have any material Liability, contingent or otherwise, under Title IV of ERISA and no condition presently exists that is expected to cause such material Liability to be incurred. No Company Benefit Plan will become a multiple employer plan with respect to the Company immediately after the Closing Date. The Company currently does not maintain, nor has ever maintained, nor is required currently or has ever been required to contribute to or otherwise participate in, a multiple employer welfare arrangement or voluntary employees’ beneficiary association as defined in Section 501(c)(9) of the Code.

(f) No arrangement exists pursuant to which the Company will be required to “gross up” or otherwise compensate any person because of the imposition of any excise tax on a payment to such person.

(g) With respect to each Company Benefit Plan which is a “welfare plan” (as described in Section 3(1) of ERISA): (i) no such plan provides medical or death benefits with respect to current or former employees of the Company beyond their termination of employment (other than coverage mandated by Law, which is paid solely by such employees); and (ii) there are no reserves, assets, surplus or prepaid premiums under any such plan. The Company has complied in all material respects with the provisions of Section 601, et seq. of ERISA and Section 4980B of the Code.

(h) Except as set forth on Schedule 4.19(h), the consummation of the Contemplated Transactions will not: (i) entitle any individual to material severance pay, unemployment compensation or other benefits or compensation (except as set forth on Schedule 4.19(h)); (ii) accelerate the time of payment or vesting, or increase the amount of any material compensation due, or in respect of, any individual; or (iii) result in or satisfy a condition to the payment of material compensation that would, in combination with any other payment, result in an “excess parachute payment” within the meaning of Section 280G of the Code. The Company has not incurred any material Liability for any Tax imposed under Chapter 43 of the Code or civil liability under Section 502(i) or (l) of ERISA.

(i) All Company Benefit Plans can be terminated at any time prior to the Closing Date without resulting in any material Liability to the Second Surviving Corporation or Purchaser or their respective Affiliates for any additional and material contributions, penalties, premiums, fees, fines, excise taxes or any other charges or liabilities.

(j) Each Company Benefit Plan that is subject to Section 409A of the Code (each, a “Section 409A Plan”) as of the Closing Date is indicated as such on Schedule 4.19(j). No options or other equity-based awards have been issued or granted by the Company that are, or are subject to, a Section 409A Plan. Each Section 409A Plan has been administered in compliance, and is in documentary compliance, in all material respects, with the applicable provisions of Section 409A of the Code, the regulations thereunder and other official guidance issued thereunder. The Company has no obligation to any employee or other service provider with respect to any Section 409A Plan that may be subject to any Tax under Section 409A of the Code. No payment to be made under any Section 409A Plan is, or to the Knowledge of the Company will be, subject to the penalties of Section 409A(a)(1) of the Code. There is no Contract or plan to which the Company is a party or by which it is bound to compensate any employee, consultant or director for penalty taxes paid pursuant to Section 409A of the Code.

4.20 Environmental Matters.

(a) The Company is and has been in compliance in all material respects with all applicable Environmental Laws, including obtaining, maintaining in good standing, and complying in all material respects with all Permits required for its business and operations by Environmental Laws (“Environmental Permits”), no material Action is pending or, to the Company’s Knowledge, threatened to revoke, modify, or terminate any such Environmental Permit, and, to the Company’s Knowledge, no facts, circumstances, or conditions currently exist that could adversely and materially affect such continued compliance with Environmental Laws and Environmental Permits or require capital expenditures to achieve or maintain such continued compliance with Environmental Laws and Environmental Permits.

(b) The Company is not the subject of any outstanding material Order or Contract with any Governmental Authority or other Person in respect of any (i) Environmental Laws, (ii) Remedial Action, or (iii) Release or threatened Release of a Hazardous Material. The Company has not assumed, contractually or by operation of Law, any material Liabilities or material obligations under any Environmental Laws.

(c) No material Action has been made or is pending, or to the Company’s Knowledge, threatened against the Company or any material assets of the Company alleging either or both that the Company may be in material violation of any Environmental Law or Environmental Permit or may have any material Liability under any Environmental Law.

(d) The Company has not manufactured, treated, stored, disposed of, arranged for or permitted the disposal of, generated, handled or released any Hazardous Material, or owned or operated any property or facility, in a manner that has given or would reasonably be expected to give rise to any material Liability or material obligation under applicable Environmental Laws. No fact, circumstance, or condition exists in respect of the Company or any property currently or formerly owned, operated, or leased by the Company or any property to which the Company arranged for the disposal or treatment of Hazardous Materials that could reasonably be expected to result in the Company incurring any material Environmental Liabilities.

(e) There is no investigation of the business, operations, or currently owned, operated, or leased property of the Company or, to the Company’s Knowledge, previously owned, operated, or leased property of the Company pending or, to the Company’s Knowledge, threatened that could lead to the imposition of any Liens under any Environmental Law or material Environmental Liabilities.

(f) To the Knowledge of the Company, there is not located at any of the properties of the Company any (i) underground storage tanks, (ii) asbestos-containing material, or (iii) equipment containing polychlorinated biphenyls.

(g) The Company has provided to Purchaser all environmentally related site assessments, audits, studies, reports, analysis and results of investigations that have been performed in respect of the currently or previously owned, leased, or operated properties of the Company.

4.21 Transactions with Related Persons. Except as set forth on Schedule 4.21, neither the Company nor any of its Affiliates, nor any officer, director, manager, employee, trustee or beneficiary of the Company or any of its Affiliates, nor any immediate family member of any of the foregoing (whether directly or indirectly through an Affiliate of such Person) (each of the foregoing, a “Related Person”) is presently, or since the Company’s incorporation, has been, a party to any transaction with the Company, including any Contract or other arrangement (a) providing for the furnishing of services by (other than as officers, directors or employees of the Company), (b) providing for the rental of real property or Personal Property from or (c) otherwise requiring payments to any Related Person or any Person in which any Related Person has an interest as an owner, officer, manager, director, trustee or partner or in which any Related Person has any direct or indirect interest, in each case, other than (i) the ownership of securities representing no more than two percent (2%) of the outstanding voting power or economic interest of a publicly traded company or (ii) for services or expenses as directors, officers or employees of the Company in the ordinary course of business consistent with past practice. Except as set forth on Schedule 4.21, the Company has no outstanding Contract or other arrangement or commitment with any Related Person, and no Related Person owns any real property or Personal Property, or right, tangible or intangible (including Intellectual Property Rights) which is used in the business of the Company. The assets of the Company do not include any material receivable or other obligation from a Related Person, and the liabilities of the Company do not include any material payable or other obligation or commitment to any Related Person. Each Contract or other arrangement listed on Schedule 4.21 was entered into at arms’ length and in the ordinary course of business on commercially reasonable terms and is reasonably necessary for the operation of the business as presently conducted and as currently contemplated to be conducted.

4.22 Insurance. Schedule 4.22 lists all material insurance policies (by policy number, insurer, coverage period, coverage amount, annual premium and type of policy) held by the Company relating to the Company or its business, properties, assets, directors, officers and employees, copies of which have been provided to Purchaser. All premiums due and payable under all such insurance policies have been timely paid and the Company are otherwise in material compliance with the terms of such insurance policies. Each such insurance policy (i) is legal, valid, binding, enforceable and in full force and effect and (ii) will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the Closing. The Company has no self-insurance or co-insurance programs. Since incorporation, the Company has not received any written notice from, or on behalf of, any insurance carrier relating to or involving any adverse change or any change other than in the ordinary course of business, in the conditions of insurance, any refusal to issue an insurance policy or non-renewal of a policy.

4.23 Books and Records. All of the financial books and records of the Company, or of Atlas FinTech with respect to the Contributed Assets, are complete and accurate in all material respects and have been maintained in the ordinary course of business consistent with past practice and in accordance with applicable Laws.

4.24 Certain Business Practices.

(a) Neither the Company, nor any of its Representatives acting on their behalf has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977 or any other local or foreign anti-corruption or bribery Law or (iii) made any other unlawful payment. Neither the Company, nor any of its Representatives acting on its behalf has directly or indirectly, given or agreed to give any unlawful gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder the Company or assist the Company in connection with any actual or proposed transaction.

(b) The operations of the Company are and have been conducted at all times in compliance with money laundering statutes (including but not limited to the USA PATRIOT Act of 2011, the United States Bank Secrecy Act of 1970, the United States Money Laundering Control Act of 1986, and the International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001, the laws and executive orders administered by state agencies, and any regulations promulgated thereunder (collectively, the “Anti-Money Laundering Laws”)) in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority, and no Action involving the Company with respect to any of the foregoing is pending or, to the Knowledge of the Company, threatened.

(c) Neither the Company nor any of its shareholders, directors, or officers, nor, to the Knowledge of the Company, any other Representative acting on behalf of the Company is currently identified on the specially designated nationals or other blocked person list or otherwise currently subject to any U.S. sanctions administered by OFAC, and the Company has not, since its incorporation, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in Cuba, Iran, North Korea, Syria, the Donetsk People’s Republic, Luhansk People’s Republic, and Crimea regions of Ukraine, or any other country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC.

(d) Except as specifically authorized by a governmental license, license exception, or other permit or applicable authorization of a Governmental Authority, the Company has not exported, reexported, transferred, facilitated or brokered the sale of any goods, services, technology, or technical data to or from, or entered into any transaction or had any dealing with, any person or entity for whom a license or other authorization is required under the U.S. Export Administration Regulations (the “EAR,” 15 C.F.R. § 730 et seq.), the International Traffic in Arms Regulations (the “ITAR,” 22 C.F.R. § 120 et seq.) or any other U.S. or non-U.S. export control regime, nor has the Company entered into any transaction prohibited by such laws.

(e) During the past five (5) years, the Company has not received any written or oral communication from any Governmental Authority that alleges that the Company or any of its agents is in violation of, or has, or may have any liability under, any International Trade Laws or Anti-Money Laundering Laws. Further, the Company has not, during the past five (5) years, made any voluntary or involuntary disclosure to a Governmental Authority or conducted any internal investigation or audit concerning any actual or potential violation or wrongdoing related to International Trade Laws or Anti-Money Laundering Laws.

4.25 Compliance with Privacy Laws, Privacy Policies and Certain Contracts.

(a) Neither the Company, nor, to the Knowledge of the Company, any officer, director, manager, employee, agent, subcontractor or vendor to whom the Company has given access to Personal Data or Protected Health Information, is now or has since its incorporation acted or been in material violation of any applicable Privacy Laws.

(b) Except as would not, individually or in the aggregate, have a Material Adverse Effect, to the Knowledge of the Company, the Company has not experienced any material loss, damage or unauthorized access, use, disclosure or modification, or breach of security of Personal Data or Protected Health Information maintained by or on behalf of the Company (including, to the Knowledge of the Company, by any agent, subcontractor or vendor of the Company).

(c) Except as would not, individually or in the aggregate, have a Material Adverse Effect, to the Knowledge of the Company, (i) no Person, including any Governmental Authority, has made any written claim or commenced any Proceeding with respect to any violation of any Privacy Law by the Company (ii) the Company has not been given written notice of any criminal, civil or administrative violation of any Privacy Law, in any case including any claim or action with respect to any loss, damage or unauthorized access, use, disclosure, modification, or breach of security, of Personal Data or Protected Health Information maintained by or on behalf of the Company (including by any agent, subcontractor or vendor of the Company).

(d) Neither the Company nor, to the Knowledge of the Company, any subcontractor agent or vendor of the Company, has incurred any material breach of “unsecured protected health information” (as defined in 45 C.F.R. Part 164, Subpart D) requiring reporting to any Governmental Authority.

(e) To the Knowledge of the Company, all activities conducted by the Company with respect to any Protected Health Information or Personal Data are permitted under the Contracts relating to Personal Data or Protected Health Information.

(f) To the Knowledge of the Company, each Contract between the Company and any customer of the Company contains all the terms and conditions that the Company is required to include therein under the Company’s Contracts with its vendors and suppliers.

(g) The Company is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company,” or required to register as an “investment company,” in each case within the meaning of the Investment Company Act of 1940, as amended.

4.26 Compliance with Broker Dealer Laws and Regulations.

(a) Since the Company’s incorporation, except as would not, individually or in the aggregate, have a Material Adverse Effect, the Company is and has been, duly registered, licensed or qualified as a broker-dealer under the Exchange Act and in each state where the conduct of its business requires such registration, licensing or qualification. The Company is a member in good standing of FINRA, the Securities Investor Protection Corporation (SIPC) and each other Governmental Authority where membership or association with such Governmental Authority is required in order for the Company to conduct its business as presently conducted and as proposed to be conducted. Except as would not, individually or in the aggregate, have a Material Adverse Effect, the Company is, and has been since the Company’s incorporation, in compliance with Law applicable to it, including rules and regulations of FINRA, the SEC and any state securities authorities the jurisdiction of which the Company is subject. As of the date hereof, the Company has not entered into any agreement or arrangement with any Governmental Authority to increase its regulatory capital above the amount required to be maintained under Rule 15c3-1 of the Exchange Act.

(b) Since the Company’s incorporation, except as would not, individually or in the aggregate, have a Material Adverse Effect, the Company has filed on a timely basis all regulatory reports, schedules, forms, registrations, financial statements, notices, and other documents, together with any material amendments that were required to be filed by it with FINRA or the SEC or otherwise required to be filed under the Securities Act, the Exchange Act, or FINRA’s rules or its Bylaws, including all FOCUS reports, Form BD and all such reports required pursuant to Rule 17a-5 under the Exchange Act. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, all such filings, including the Form BD of the Company, were, at the time they were filed, in compliance with applicable Law.

(c) The Company has adopted and, at all times since its incorporation, has had in place and have been in compliance with written supervisory control policies and procedures, which have been implemented pursuant to and in accordance with Law applicable to them, including but limited to Rule 30(a) of Regulation S-P (17 C.F.R. § 248.30(a)), FINRA Rule 3110(b) and FINRA Rule 3120(a), (the “Broker-Dealer Compliance Policies”) except in each case where the failure to adopt, have in place, implement or comply with such Broker-Dealer Compliance Policies would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Except as set forth in any of the Company’s annual or other period compliance reviews made available to Purchaser, the Company is in, and at all times since its incorporation have been, in compliance with the Broker-Dealer Compliance Policies, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

4.27 Finders and Brokers. Except as set forth in Schedule 4.27, the Company has not incurred nor will incur any Liability for any brokerage, finder’s or other fee or commission in connection with the Contemplated Transactions.

4.28 Independent Investigation. The Company has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of Purchaser, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of Purchaser for such purpose. The Company acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the Contemplated Transactions, it has relied solely upon its own investigation and the express representations and warranties of Purchaser set forth in Agreement (including the related portions of Purchaser Disclosure Schedules) and in any certificate delivered to the Company pursuant hereto; and (b) neither Purchaser nor any of its Representatives have made any representation or warranty as to Purchaser or this Agreement, except as expressly set forth in Article III of this Agreement (including the related portions of Purchaser Disclosure Schedules) or in any certificate delivered to the Company pursuant hereto.

4.29 Information Supplied. None of the information supplied or to be supplied by the Company expressly for inclusion or incorporation by reference: (a) in any current report on Form 8-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority or stock exchange with respect to the transactions Contemplated Transactions; (b) in the Registration Statement/ Proxy Statement; or (c) in the mailings or other distributions to Purchaser’s stockholders and/or prospective investors with respect to the consummation of the Contemplated Transactions or in any amendment to any of documents identified in (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by the Company expressly for inclusion or incorporation by reference in any of the Signing Press Release, the Signing Filing, the Closing Press Release and the Closing Filing will, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Company makes no representation, warranty or covenant with respect to any information supplied by or on behalf of Purchaser, either Acquisition Target or any of their respective Affiliates.

Article V.

REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS

Each Company Stockholder hereby represents and warrants to Purchaser with respect to itself, as of the date of this Agreement, as follows:

5.1 Organization and Standing. In the case of Atlas FinTech, such Company Stockholder is duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

5.2 Authorization; Binding Agreement. Such Company Stockholder has all requisite power (or corporate power in the case of Atlas FinTech) and authority to execute and deliver this Agreement and each Ancillary Document to which it is or is required to be a party, to perform such Company Stockholder’s obligations hereunder and thereunder and to consummate the Contemplated Transactions. In the case of Atlas FinTech, the execution and delivery of this Agreement and each Ancillary Document to which such Company Stockholder is or is required to be a party and the consummation of the Contemplated Transactions, (a) have been duly and validly authorized by such Company Stockholder’s board of directors in accordance with such Company Stockholder’s Organizational Documents, the DGCL, any other applicable Law or any Contract to which such Company Stockholder or any of its stockholders is a party or by which it or its securities are bound and (b) no other corporate proceedings on the part of such Company Stockholder are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the Contemplated Transactions. This Agreement has been, and each Ancillary Document to which such Company Stockholder is or is required to be a party shall be when delivered, duly and validly executed and delivered by such Company Stockholder and assuming the due authorization, execution and delivery of this Agreement and any such Ancillary Document by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the legal, valid and binding obligation of such Company Stockholder, enforceable against such Company Stockholder in accordance with its terms, subject to the Enforceability Exceptions. In the case of Atlas FinTech, such Company Stockholder’s board of directors, by resolutions duly adopted at a meeting duly called and held or by action by unanimous written consent in accordance with such Stockholder’s Organizational Documents (i) determined that this Agreement and the Second Merger and the Contemplated Transactions by are advisable, fair to, and in the best interests of, such Company Stockholder and its stockholders, and (ii) approved this Agreement and the Second Merger and the Contemplated Transactions in accordance with the WBCA.

5.3 Title to Equity Interests. Such Company Stockholder is the sole and lawful record and beneficial owner of the Company Stock listed as owned by such Company Stockholder on Schedule 4.3(a), and such Company Stockholder has good, valid and marketable title to such Company Stock, free and clear of all Liens other than restrictions on transfer under federal and state securities Laws. The Contemplated Transactions will result in Purchaser obtaining good and valid title, free and clear of all Liens, to such Company Stockholder’s Company Stock. There are no Contracts with respect to the acquisition, disposition or voting of, or any other matters pertaining to, any of such Company Stockholder’s Company Stock or any other equity interests of the Company. Other than the Company Stock, such Company Stockholder does not, directly or indirectly hold any equity interest in the Company or any option, warrant or other security convertible into or exercisable for any equity interest in the Company.

5.4 Governmental Approvals. Except as may be required under federal and state securities Laws, no Consent of or with any Governmental Authority on the part of such Company Stockholder is required to be obtained or made in connection with the execution, delivery or performance by such Company Stockholder of this Agreement or any Ancillary Documents or the consummation by such Company Stockholder of the Contemplated Transactions.

5.5 Non-Contravention. The execution and delivery by such Company Stockholder of this Agreement and each Ancillary Document to which such Company Stockholder is or is required to be a party or otherwise bound, and the consummation by such Company Stockholder of the Contemplated Transactions and compliance by such Company Stockholder with any of the provisions hereof and thereof, will not (a) conflict with or violate any provision of the Atlas FinTech’s Organizational Documents (in the case of Atlas FinTech), (b) conflict with or violate any Law, Order or Consent applicable to such Company Stockholder or any of its material properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by such Company Stockholder under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien upon any of the properties or assets of such Company Stockholder under (other than Permitted Liens), (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of any material Contract to which such Company Stockholder is a party.

5.6 Finders and Brokers. Such Company Stockholder has not incurred nor will incur any Liability for any brokerage, finder’s or other fee or commission in connection with the Contemplated Transactions.

Article VI.
COVENANTS

6.1 Access and Information.

(a) During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement in accordance with Section 9.1 or the Closing (the “Interim Period”), subject to Section 6.15, the Company shall give and shall cause its Representatives to give Purchaser and its Representatives, at reasonable times during normal business hours and upon reasonable intervals and notice, reasonable access to Contracts, agreements, books and records, financial and operating data and other information (including Tax Return, internal working papers, client Contracts and director service agreements), of or pertaining to the Target Companies and the Contributed Assets, as Purchaser or its Representatives may reasonably request regarding the Target Companies, the Contributed Assets and their respective businesses, assets, Liabilities, financial condition, prospects, operations, management, employees and other aspects (including unaudited quarterly financial statements, including a consolidated quarterly balance sheet and income statement, a copy of each material report, schedule and other document filed with or received by a Governmental Authority pursuant to the requirements of applicable securities Laws, and independent public accountants’ work papers (subject to the consent or any other conditions required by such accountants, if any)) and cause the Company’s Representatives, and shall use reasonable best efforts to cause Atlas Fintech and each of the other Target Company’s respective Representatives to reasonably cooperate with Purchaser and its Representatives in their investigation; provided, however, that Purchaser and its Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of Atlas Fintech or the Target Companies.

(b) During the Interim Period, subject to Section 6.15, Purchaser shall give, and shall cause its Representatives to give, the Company and its Representatives, at reasonable times during normal business hours and upon reasonable intervals and notice, reasonable access to all offices and other facilities and to all employees, properties, Contracts, agreements, commitments, books and records, financial and operating data and other information (including Tax Returns, internal working papers, client files, client Contracts and director service agreements), of or pertaining to Purchaser or its Subsidiaries, as the Company or its Representatives may reasonably request regarding Purchaser, its Subsidiaries and their respective businesses, assets, Liabilities, financial condition, prospects, operations, management, employees and other aspects (including unaudited quarterly financial statements, including a consolidated quarterly balance sheet and income statement, a copy of each material report, schedule and other document filed with or received by a Governmental Authority pursuant to the requirements of applicable securities Laws, and independent public accountants’ work papers (subject to the consent or any other conditions required by such accountants, if any)) and cause each of Purchaser’s Representatives to reasonably cooperate with the Company and its Representatives in their investigation; provided, however, that the Company and its Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of Purchaser or any of its Subsidiaries.

6.2 Conduct of Business of the Company.

(a) Unless Purchaser shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the Interim Period, except as expressly contemplated by this Agreement or the Ancillary Documents or as set forth on Schedule 6.2, the Company shall (i) conduct its business, in all material respects, in the ordinary course of business consistent with past practice, (ii) comply with all Laws applicable to it and its business, assets and employees, and (iii) take all commercially reasonable measures necessary or appropriate to preserve intact, in all material respects, its business organization, to keep available the services of its managers, directors, officers, employees and consultants, and to preserve the possession, control and condition of its material assets, all as consistent with past practice.

(b) Without limiting the generality of Section 6.2(a) and except as contemplated by the terms of this Agreement or the Ancillary Documents as set forth on Schedule 6.2, during the Interim Period, without the prior written consent of Purchaser (such consent not to be unreasonably withheld, conditioned or delayed), the Company shall not:

(i) amend, waive or otherwise change, in any respect, its Organizational Documents, except as required by applicable Law;

(ii) authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its shares or other equity securities or securities of any class and any other equity-based awards;

(iii) split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities (except for the repurchase of Company Common Stock from former employees, non-employee directors and consultants in accordance with agreements as in effect on the date hereof providing for the repurchase of shares in connection with any termination of service);

(iv) incur, create, assume, prepay or otherwise become liable for any Indebtedness (directly, contingently or otherwise) in excess of $100,000 individually or $250,000 in the aggregate, make a loan or advance to or investment in any third party (other than advancement of expenses to employees in the ordinary course of business), or guarantee or endorse any Indebtedness, Liability or obligation of any Person in excess of $100,000 individually or $250,000 in the aggregate;

(v) increase the wages, salaries or compensation of its employees other than in the ordinary course of business, consistent with past practice, and in any event not in the aggregate by more than five percent (5%), or make or commit to make any bonus payment (whether in cash, property or securities) other than in the ordinary course of business consistent with past practice, to any employee, or materially increase other benefits of employees generally other than in the ordinary course of business consistent with past practice, or enter into, establish, materially amend or terminate any Company Benefit Plan with, for or in respect of any current consultant, officer, manager director or employee, in each case other than as required by applicable Law, pursuant to the terms of any Company Benefit Plans or in the ordinary course of business consistent with past practice;

(vi) make or rescind any material election relating to Taxes, settle any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to material Taxes, file any amended Tax Return or claim for refund, or make any material change in its accounting or Tax policies or procedures, in each case except as required by applicable Law or in compliance with GAAP;

(vii) transfer or license to any Person or otherwise extend, materially amend or modify, permit to lapse or fail to preserve any material registered patents, trademarks, domain names and copyrights and applications for any of the foregoing that have been filed with the applicable governmental authority that are owned or purported to be owned by the Company and its Subsidiaries, all Intellectual Property rights owned or purported to be owned by a third party and licensed to a Company or its Subsidiaries or to which a Company or its Subsidiaries otherwise has a right to use or other Intellectual Property rights owned or purported to be owned by a Company and its Subsidiaries and Intellectual Property rights owned or purported to be owned by a third party and licensed to a Company or its Subsidiaries or to which a Company or its Subsidiaries otherwise has a right to use (“Company IP”) (excluding non-exclusive licenses of Company IP to customers in the ordinary course of business consistent with past practice), or disclose to any Person who has not entered into a confidentiality agreement any Trade Secrets;

(viii) terminate, or waive or assign any material right under, any Company Material Contract or enter into any Contract that would be a Company Material Contract, in any case outside of the ordinary course of business consistent with past practice;

(ix) fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;

(x) establish any Subsidiary or enter into any new line of business;

(xi) fail to use reasonable best efforts to keep in force material insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage substantially similar to that which is currently in effect;

(xii) revalue any of its material assets or make any material change in accounting methods, principles or practices, except to the extent required to comply with GAAP and after consulting with the Company’s outside auditors;

(xiii) waive, release, assign, settle or compromise any claim, action or proceeding (including any suit, action, claim, proceeding or investigation relating to this Agreement or the Contemplated Transactions ), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, the Company or its Affiliates) not in excess of $50,000 (individually or $100,000 in the aggregate), or otherwise pay, discharge or satisfy any Actions, Liabilities or obligations;

(xiv) close or materially reduce its activities, or effect any layoff or other personnel reduction or change, at any of its facilities;

(xv) other than the Broker-Dealer Acquisition Agreement, the Bank Acquisition Agreement and the contribution of Contributed Assets, acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets outside the ordinary course of business consistent with past practice;;

(xvi) make capital expenditures in excess of $100,000 (individually for any project (or set of related projects) or $250,000 in the aggregate);

(xvii)   adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(xviii) voluntarily incur any Liability or obligation (whether absolute, accrued, contingent or otherwise) in excess of $100,000 individually or $250,000 in the aggregate other than pursuant to the terms of a Company Material Contract or Company Benefit Plan;

(xix) sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its properties, assets or rights outside of the ordinary course of business consistent with past practice;

(xx) enter into any agreement, understanding or arrangement with respect to the voting of equity securities of the Company;

(xxi) take any action that would reasonably be expected to significantly delay or impair the obtaining of any Consents of any Governmental Authority to be obtained in connection with this Agreement;

(xxii)   accelerate the collection of any trade receivables or delay the payment of trade payables or any other liabilities other than in the ordinary course of business consistent with past practice;

(xxiii) enter into, amend, waive or terminate (other than terminations in accordance with their terms) any transaction with any Related Person (other than compensation and benefits and advancement of expenses, in each case, provided in the ordinary course of business consistent with past practice);

(xxiv) consent to the taking of any of the foregoing actions with respect to the Broker-Dealer Acquisition Agreement, the Bank Acquisition Agreement, or the Contribution Agreement, waive compliance with any provision thereof or consent to the taking of any action otherwise prohibited thereunder; or

(xxv)   authorize or agree to do any of the foregoing actions;

provided, that any actions reasonably taken in good faith by the Company or its Subsidiaries to the extent reasonably believed to be necessary to comply with Laws (including orders of Governmental Authorities) related to COVID-19 shall be deemed not to constitute a breach of the requirements set forth under this Section 6.2. The Company shall notify Purchaser in writing of any such actions taken in accordance with the foregoing proviso and shall use reasonable best efforts to mitigate any negative effects of such actions on the business of the Company, in consultation with Purchaser whenever practicable.

6.3 Conduct of Business of Purchaser.

(a) Unless the Company shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the Interim Period, except as expressly contemplated by this Agreement or the Ancillary Documents or as set forth on Schedule 6.3, Purchaser shall, and shall cause its Subsidiaries to, (i) conduct their respective businesses, in all material respects, in the ordinary course of business consistent with past practice, (ii) comply with all Laws applicable to Purchaser and its Subsidiaries and their respective businesses, assets and employees, and (iii) take all commercially reasonable measures necessary or appropriate to preserve intact, in all material respects, their respective business organizations, to keep available the services of their respective managers, directors, officers, employees and consultants, and to preserve the possession, control and condition of their respective material assets, all as consistent with past practice. Notwithstanding anything to the contrary in this Section 6.3, nothing in this Agreement shall prohibit or restrict Purchaser from extending, in accordance with the Purchaser’s Organizational Documents and the IPO Prospectus, the deadline by which it must complete its Business Combination or amending its Organizational Documents and IPO Prospectus (including soliciting its stockholders to approve such amendment) to extend the deadline by which it must complete its Business Combination (an “Extension”), and no consent of any other Party shall be required in connection therewith.

(b) Without limiting the generality of Section 6.3(a) and except as contemplated by the terms of this Agreement or the Ancillary Documents or as set forth on Schedule 6.3, during the Interim Period, without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed), Purchaser shall not, and shall cause its Subsidiaries to not:

(i) amend, waive or otherwise change, in any respect, its Organizational Documents except as required by applicable Law;

(ii) authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its equity securities or other security interests of any class and any other equity-based awards, other than (x) the issuance of Purchaser securities issuable upon conversion or exchange of outstanding Purchaser securities in accordance with their terms, (y) engaging in any hedging transaction with a third Person with respect to such securities, or (z) issuing Purchaser Private Warrants to Purchaser’s Affiliates or stockholders in satisfaction of the Working Capital Loans incurred in compliance with this Agreement;

(iii) split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its shares or other equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities;

(iv) incur, create, assume, prepay or otherwise become liable for any Indebtedness (directly, contingently or otherwise) in excess of $100,000 individually or $250,000 in the aggregate, make a loan or advance to or investment in any third party, or guarantee or endorse any Indebtedness, Liability or obligation of any Person (provided, that this Section 6.3(b)(iv) shall not prevent Purchaser from (x) borrowing funds necessary to finance its ordinary course administrative costs and expenses and any Purchaser Transaction Expenses incurred in connection with the consummation of the Mergers and the Contemplated Transactions (including the costs and expenses necessary for an Extension (such expenses, “Extension Expenses”) or (y) incurring Working Capital Loans);

(v) make or rescind any material election relating to Taxes, settle any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to material Taxes, file any amended Tax Return or claim for refund, or make any material change in its accounting or Tax policies or procedures, in each case except as required by applicable Law or in compliance with GAAP;

(vi) amend, waive or otherwise change the Trust Agreement in any manner adverse to Purchaser;

(vii) terminate, waive or assign any material right under any Purchaser Material Contract;

(viii) fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;

(ix) establish any Subsidiary or enter into any new line of business;

(x) fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage substantially similar to that which is currently in effect;

(xi) revalue any of its material assets or make any material change in accounting methods, principles or practices, except to the extent required to comply with GAAP and after consulting Purchaser’s outside auditors;

(xii) waive, release, assign, settle or compromise any claim, action or proceeding (including any suit, action, claim, proceeding or investigation relating to this Agreement or the Contemplated Transactions), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, Purchaser or its Subsidiary) not in excess of $100,000 individually, or $250,000 in the aggregate, or otherwise pay, discharge or satisfy any Actions, Liabilities or obligations, unless such amount has been reserved in Purchaser Financials;

(xiii) acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets outside the ordinary course of business;

(xiv) make capital expenditures in excess of $100,000 (individually for any project (or set of related projects) or $250,000 in the aggregate);

(xv) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(xvi) voluntarily incur any Liability or obligation (whether absolute, accrued, contingent or otherwise) in excess of $100,000 individually or $250,000 in the aggregate (excluding the incurrence of any Purchaser Transaction Expenses) other than pursuant to the terms of a Contract in existence as of the date of this Agreement or entered into in the ordinary course of business or in accordance with the terms of this Section 6.3 during the Interim Period;

(xvii)   sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its properties, assets or rights;

(xviii) enter into any agreement, understanding or arrangement with respect to the voting of Purchaser Securities;

(xix) take any action that would reasonably be expected to significantly delay or impair the obtaining of any Consents of any Governmental Authority to be obtained in connection with this Agreement; or

(xx) authorize or agree to do any of the foregoing actions; provided, that any actions reasonably taken in good faith by Purchaser or its Subsidiaries to the extent reasonably believed to be necessary to comply with Laws (including orders of Governmental Authorities) related to COVID-19 shall be deemed not to constitute a breach of the requirements set forth under this Section 6.3. The Purchaser shall notify the Company in writing of any such actions taken in accordance with the foregoing proviso and shall use reasonable best efforts to mitigate any negative effects of such actions on Purchaser and its Subsidiaries.

6.4 Annual and Interim Financial Statements.

(a) Atlas Fintech and the Company shall deliver to Purchaser, as promptly as reasonably practicable following the date of this Agreement and in no event later than December 15, 2022, all the financial statements of the Company, the Target Broker-Dealer and the Target Bank that are required by the applicable accounting requirements and other rules and regulations of the SEC to be included in the Registration Statement/ Proxy Statement (including pro forma financial information) in such form as required by the rules and regulations of the SEC (the “Required Company Financial Statements”).

(b) Following any “staleness” date (as determined in accordance with the applicable rules and regulations of the SEC) applicable to the financial statements that are required by the applicable accounting requirements and other rules and regulations of the SEC to be included in the Registration Statement/ Proxy Statement (including pro forma financial information) that occurs prior to the Closing Date, the Company shall deliver as promptly as practicable, any financial statements of the Company, the Target-Broker Dealer and the Target Bank that are required by the applicable accounting requirements and other rules and regulations of the SEC to be included in the Registration Statement/ Proxy Statement (including pro forma financial information) (such audited or unaudited financial statements, the “Additional Financial Statements”).

(c) The Required Company Financial Statements and the Additional Financial Statements (i) will be prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except, in the case of any audited financial statements, as may be specifically indicated in the notes thereto and subject, in the case of any unaudited financial statements, to normal year-end audit adjustments (none of which is expected to be individually or in the aggregate material) and the absence of notes thereto), (ii) will fairly present, in all material respects, the financial position, results of operations and comprehensive loss, shareholders’ deficit and cash flows of the applicable entity as of the dates thereof and for the periods indicated therein (subject, in the case of any unaudited financial statements, to normal year-end audit adjustments (none of which is expected to be individually or in the aggregate material)), (iii) in the case of any audited financial statements, will be audited to the extent required by applicable rules and regulations of the SEC in accordance with the standards of the PCAOB and will contain an unqualified report of the applicable entity’s auditors and (iv) will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates of delivery (including Regulation S-X or Regulation S-K, as applicable).

(d) The Company shall use its reasonable best efforts (i) to assist New Pubco and Purchaser in causing to be prepared in a timely manner any other financial information or statements (including customary pro forma financial statements) that are required to be included in the Registration Statement / Proxy Statement and any other filings to be made by New Pubco or Purchaser with the SEC in connection with the Contemplated Transactions and (ii) to obtain the consents of the auditors of the Company, Target Broker-Dealer and Target Bank, as applicable, with respect thereto as may be required by applicable Law or requested by the SEC.

6.5 Purchaser Public Filings. During the Interim Period, Purchaser will use reasonable best efforts to keep current and timely file all of its public filings with the SEC and otherwise comply in all material respects with applicable securities Laws and shall use its reasonable best efforts prior to the Closing to maintain the listing of Purchaser Units, Purchaser Common Stock and Purchaser Public Warrants on NYSE; provided, that the Parties acknowledge and agree that from and after the Closing, the Parties intend to list on NYSE only the New Pubco Common Stock and New Pubco Public Warrants.

6.6 No Solicitation.

(a) For purposes of this Agreement, (i) an “Acquisition Proposal” means any inquiry, proposal or offer, or any indication of interest in making an offer or proposal, from any Person or group at any time relating to an Alternative Transaction, and (ii) an “Alternative Transaction” means (A) with respect to the Company and its Affiliates, a transaction (other than the Contemplated Transactions) concerning the sale of (x) all or any material part of the business or assets of the Company (other than in the ordinary course of business consistent with past practice) or (y) any of the shares or other equity interests or profits of the Company, in any case, whether such transaction takes the form of a sale of shares or other equity interests, assets, merger, consolidation, issuance of debt securities, management Contract, joint venture or partnership, or otherwise and (B) with respect to Purchaser and its Affiliates, a transaction (other than the Contemplated Transactions) concerning a Business Combination involving Purchaser.

(b) During the Interim Period, in order to induce the other Parties to continue to commit to expend management time and financial resources in furtherance of the Contemplated Transactions, each Party shall not, and shall cause its Representatives to not, without the prior written consent of the Company and Purchaser, directly or indirectly, (i) solicit, assist, initiate or facilitate the making, submission or announcement of, or intentionally encourage, any Acquisition Proposal, (ii) furnish any non-public information regarding such Party or its Affiliates or their respective businesses, operations, assets, Liabilities, financial condition, prospects or employees to any Person or group (other than a Party to this Agreement or their respective Representatives) in connection with or in response to an Acquisition Proposal, (iii) engage or participate in discussions or negotiations with any Person or group with respect to, or that could reasonably be expected to lead to, an Acquisition Proposal, (iv) approve, endorse or recommend, or publicly propose to approve, endorse or recommend, any Acquisition Proposal, (v) negotiate or enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Acquisition Proposal, or (vi) release any third Person from, or waive any provision of, any confidentiality agreement to which such Party is a party.

(c) Each Party shall notify the others as promptly as practicable (and in any event within 48 hours) in writing of the receipt by such Party or any of its Representatives (and in any event within forty-eight (48) hours) of (i) any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations regarding or constituting any Acquisition Proposal or any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations that could be expected to result in an Acquisition Proposal, and (ii) any request for non-public information relating to such Party or its Affiliates in connection with any Acquisition Proposal, specifying in each case, the material terms and conditions thereof (including a copy thereof if in writing or a written summary thereof if oral) and the identity of the party making such inquiry, proposal, offer or request for information. Each Party shall keep the others promptly informed of the status of any such inquiries, proposals, offers or requests for information. During the Interim Period, each Party shall, and shall cause its Representatives to, immediately cease and cause to be terminated any solicitations, discussions or negotiations with any Person with respect to any Acquisition Proposal and shall, and shall direct its Representatives to, cease and terminate any such solicitations, discussions or negotiations.

6.7 No Trading. Each of Company and the Company Stockholders acknowledges and agrees that he or it is aware of the restrictions imposed by U.S. federal securities laws and the rules and regulations of the SEC and NYSE promulgated thereunder or otherwise (the “Federal Securities Laws”) and other applicable foreign and domestic Laws on a Person possessing material nonpublic information about a publicly traded company. Each of the Company and the Company Stockholders hereby agrees that, while he or it is in possession of such material nonpublic information, he or it shall not purchase or sell any securities of Purchaser (other than to engage in the Second Merger in accordance with Article I), communicate such information to any third party (other than its officers, directors employees, advisors and other representatives), take any other action with respect to Purchaser in violation of such Laws, or cause or encourage any third party to do any of the foregoing.

6.8 Notification of Certain Matters. During the Interim Period, each Party shall give prompt notice to the other Parties if such Party or its Affiliates: (a) fails to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it or its Affiliates hereunder; (b) receives any notice or other communication in writing from any third (3rd) party (including any Governmental Authority) alleging (i) that the Consent of such third (3rd) party is or may be required in connection with the Contemplated Transactions, or (ii) any non-compliance with any Law by such person or its Affiliates; (c) receives any notice or other communication from any Governmental Authority in connection with the Contemplated Transactions; (d) discovers any fact or circumstance that, or becomes aware of the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would reasonably be expected to cause or result in any of the conditions to the Closing set forth in this Agreement not being satisfied or the satisfaction of those conditions being materially delayed; or (e) becomes aware of the commencement or threat, in writing, of any Action against such person or any of its Affiliates, or any of their respective properties or assets, or, to the Knowledge of such person, any officer, director, partner, member or manager, in his, her or its capacity as such, of such person or of its Affiliates with respect to the consummation of the Contemplated Transactions. No such notice shall constitute an acknowledgement or admission by the Party providing the notice regarding whether or not any of the conditions to the Closing have been satisfied or in determining whether or not any of the representations, warranties or covenants contained in this Agreement have been breached.

6.9 Efforts.

(a) Subject to the terms and conditions of this Agreement, each Company Stockholders and each Party shall use his or its reasonable best efforts to, and shall cooperate fully with the other Parties to, take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws and regulations to consummate the Contemplated Transactions (including the receipt of all applicable Consents of Governmental Authorities) and comply as promptly as practicable with all requirements of Governmental Authorities applicable to the Contemplated Transactions.

(b) Subject to the terms and conditions of this Agreement, the Company and each of the Company Stockholders shall use his or its respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws and regulations to consummate the Contemplated Transactions (including the receipt of all applicable Consents of Governmental Authorities) and to comply as promptly as practicable with all requirements of Governmental Authorities applicable to the Contemplated Transactions. The Company shall promptly as practicable (and in any event within 48 hours) notify Purchaser in writing of (i) any breach or default of the Broker-Dealer Acquisition Agreement, the Bank Acquisition Agreement, or the Contribution Agreement, (ii) the occurrence of any event that with the passage of time or giving of notice or both would constitute such a breach or default, or permit the termination of, the Broker-Dealer Acquisition Agreement, the Bank Acquisition Agreement, or the Contribution Agreement, or (iii) the amendment of any terms of the Broker-Dealer Acquisition Agreement, the Bank Acquisition Agreement, or the Contribution Agreement.

(c) In furtherance and not in limitation of Section 6.9(a), to the extent required under any Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (“Antitrust Laws”), each Party hereto agrees to make any required filing or application under Antitrust Laws, as applicable, at such Party’s sole cost and expense (except with respect to the filing fees related thereto, which shall be paid by Purchaser), with respect to the Contemplated Transactions as promptly as practicable, to supply as promptly as reasonably practicable any additional information and documentary material that may be reasonably requested pursuant to Antitrust Laws and to take all other actions reasonably necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under Antitrust Laws as soon as practicable, including by requesting early termination of the waiting period provided for under the Antitrust Laws. Each Party shall, in connection with its efforts to obtain all requisite approvals and authorizations for the Contemplated Transactions under any Antitrust Law, use its reasonable best efforts to: (i) cooperate in all respects with each other Party or its Affiliates in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private Person; (ii) keep the other Parties reasonably informed of any communication received by such Party or its Representatives from, or given by such Party or its Representatives to, any Governmental Authority and of any communication received or given in connection with any proceeding by a private Person, in each case regarding any of the Contemplated Transactions; (iii) permit a Representative of the other Parties and their respective outside counsel to review any communication given by it to, and consult with each other in advance of any meeting or conference with, any Governmental Authority or, in connection with any proceeding by a private Person, with any other Person, and to the extent permitted by such Governmental Authority or other Person, give a Representative or Representatives of the other Parties the opportunity to attend and participate in such meetings and conferences; (iv) in the event a Party’s Representative is prohibited from participating in or attending any meetings or conferences, the other Parties shall keep such Party promptly and reasonably apprised with respect thereto; and (v) use reasonable best efforts to cooperate in the filing of any memoranda, white papers, filings, correspondence or other written communications explaining or defending the Contemplated Transactions, articulating any regulatory or competitive argument, and/or responding to requests or objections made by any Governmental Authority.

(d) As soon as reasonably practicable following the date of this Agreement, the Parties shall reasonably cooperate with each other and shall use (and shall cause their respective Affiliates to use) reasonable best efforts to promptly (and in the case of the applications, notices, petitions and filings in respect of the Requisite Regulatory Approvals, within forty-five (45) days of the date of this Agreement) prepare and file with Governmental Authorities requests for approval of the Contemplated Transactions and shall use all reasonable best efforts to have such Governmental Authorities approve the Contemplated Transactions. Each Party shall give prompt written notice to the other Parties if such Party or any of its Representatives receives any notice from such Governmental Authorities in connection with the Contemplated Transactions, and shall promptly furnish the other Parties with a copy of such Governmental Authority notice. If any Governmental Authority requires that a hearing or meeting be held in connection with its approval of the Contemplated Transactions, whether prior to the Closing or after the Closing, each Party shall arrange for Representatives of such Party to be present for such hearing or meeting. If any objections are asserted with respect to the Contemplated Transactions under any applicable Law or if any Action is instituted (or threatened to be instituted) by any applicable Governmental Authority or any private Person challenging any of the Contemplated Transactions as violative of any applicable Law or which would otherwise prevent, materially impede or materially delay the Contemplated Transactions, the Parties shall use their reasonable best efforts to resolve any such objections or Actions so as to timely permit consummation of the Contemplated Transactions, including in order to resolve such objections or Actions which, in any case if not resolved, could reasonably be expected to prevent, materially impede or materially delay the consummation of the Contemplated Transactions. In the event any Action is instituted (or threatened to be instituted) by a Governmental Authority or private Person challenging the Contemplated Transactions, the Parties shall, and shall cause their respective Representatives to, reasonably cooperate with each other and use their respective reasonable best efforts to contest and resist any such Action and to have vacated, lifted, reversed or overturned any Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Contemplated Transactions. As used in this Agreement, the term “Requisite Regulatory Approvals” shall mean all regulatory authorizations, consents, permits, waivers, non-objections, orders and approvals (and the expiration or termination of all statutory waiting periods in respect thereof) (i) from the Federal Reserve Board, the FDIC, the Wyoming Division of Banking and any other state banking authorities, and FINRA and (ii) set forth in such Section 3.4 or Section (b) that are necessary to consummate the Contemplated Transactions or those the failure of which to be obtained would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the First Surviving Corporation or Second Surviving Corporation.

(e) Notwithstanding the immediately preceding paragraph, nothing contained herein shall be deemed to require Purchaser or the Company, or any of their respective Subsidiaries, and Purchaser and the Company, and any of their respective Subsidiaries, shall not be permitted (without the written consent of the other party), to take any action, or commit to take any action, or agree to any condition, commitment or restriction, in connection with obtaining the foregoing permits, consents, orders, approvals, waivers, non-objections and authorizations of Governmental Authorities that would reasonably be expected to be materially financially burdensome to the business, operations, financial condition or results of operations on the business of the Company and its Subsidiaries (taken as a whole), or on the business of Purchaser and its Subsidiaries (taken as a whole) (which restriction, commitment, or condition could include materially increasing capital, divesting or reducing lines of businesses or asset classes, entering into compliance or remediation programs, and making material lending or investment commitments) (a “Materially Burdensome Regulatory Condition”).

(f) Prior to the Closing, each Party shall use its reasonable best efforts to obtain any Consents of Governmental Authorities or other third Persons as may be necessary for the consummation by such person or its Affiliates of the Contemplated Transactions, the Broker-Dealer Acquisition Agreement and the Bank Acquisition Agreement, or required as a result of the execution or performance of, or consummation of the Contemplated Transactions and as may be necessary for the contemplated conduct of the business of New Pubco following the Closing and set forth on Schedule 6.9 hereto, by such Party or its Affiliates, and the other Parties shall provide reasonable cooperation in connection with such efforts.

6.10 Tax Matters. Each of the Parties shall use its reasonable best efforts to cause the Contemplated Transactions to qualify for the Intended Tax Treatment. None of the Parties shall (and each of the Parties shall cause their respective Subsidiaries not to) take any action, or fail to take any action, that could reasonably be expected to cause the Contemplated Transactions to fail to qualify for the Intended Tax Treatment. The Parties intend to report and, except to the extent otherwise required by Law, shall report, for federal income tax purposes, the Contemplated Transactions in accordance with the Intended Tax Treatment.

6.11 Further Assurances. The Parties hereto shall further cooperate with each other and use their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on their part under this Agreement and applicable Laws to consummate the Contemplated Transactions as soon as reasonably practicable, including preparing and filing as soon as practicable all documentation to effect all necessary notices, reports and other filings.

6.12 The Registration Statement/ Proxy Statement.

(a) As promptly as practicable after the delivery by Atlas FinTech and the Company of all financial statements that are required by the applicable accounting requirements and other rules and regulations of the SEC to be included in the Registration Statement/ Proxy Statement (including pro forma financial information), Purchaser shall prepare with the reasonable assistance of the Company, and cause New Pubco to file with the SEC a registration statement on Form S-4 with respect to the New Pubco Common Stock and New PubCo Warrants to be offered and issued in connection with the First Merger (the “Registration Statement”), which shall include a proxy statement for the purpose of soliciting proxies from Purchaser stockholders for the matters to be acted upon at Purchaser Special Meeting (as amended, the “Proxy Statement”, and together with the Registration Statement, the “Registration Statement/ Proxy Statement”) and providing the Public Stockholders an opportunity in accordance with the Purchaser’s Organizational Documents and the IPO Prospectus to have their Purchaser Common Stock redeemed (the “Redemption”) in conjunction with the stockholder vote on the approval of this Agreement. The Proxy Statement shall include proxy materials for the purpose of soliciting proxies from Purchaser stockholders to vote, at a special meeting of Purchaser stockholders to be called and held for such purpose (the “Purchaser Special Meeting”), in favor of resolutions approving (i) the adoption and approval of this Agreement and the Contemplated Transactions, including the Mergers, by the holders of Purchaser Common Stock in accordance with the Purchaser’s Organizational Documents and IPO Prospectus, the Securities Act, the DGCL and the rules and regulations of the SEC and NYSE, (ii) the adoption and approval of the New Pubco Charter and New Pubco Bylaws, including the change of name of New Pubco, (iii) adoption and approval of a new equity incentive plan by New Pubco substantially in a form to be agreed to by the Parties (the “Incentive Plan”), and which will provide for awards for a number of shares of New Pubco Common Stock equal to ten percent (10%) of the aggregate number of shares of New Pubco Common Stock issued and outstanding immediately after the Closing (giving effect to the Redemption), (iv) the appointment of the members of the New Pubco Board in accordance with Section 6.16 hereof, (v) such other matters as the Company and Purchaser shall hereafter mutually determine to be necessary or appropriate in order to effect the Mergers and the Contemplated Transactions (the approvals described in foregoing clauses (i) through (v), collectively, the “Purchaser Stockholder Approval Matters”), and (vi) the adjournment of Purchaser Special Meeting, if necessary or desirable in the reasonable determination of Purchaser. If on the date for which Purchaser Special Meeting is scheduled, Purchaser has not received proxies representing a sufficient number of shares to obtain the Required Purchaser Stockholder Approval, whether or not a quorum is present, Purchaser may make one or more successive postponements or adjournments of Purchaser Special Meeting. In connection with the Registration Statement/ Proxy Statement, New Pubco and Purchaser will file with the SEC financial and other information about the Contemplated Transactions in accordance with applicable Law and applicable proxy solicitation and registration statement rules set forth in the Purchaser’s Organizational Documents, the Securities Act, the DGCL and the rules and regulations of the SEC and NYSE. Purchaser shall cooperate and provide the Company (and its counsel) with a reasonable opportunity to review and comment on the Registration Statement/ Proxy Statement and any amendment or supplement thereto prior to filing the same with the SEC, and Purchaser shall consider any such comments timely made in good faith. The Company shall provide Purchaser with such information concerning the Target Companies and Contributed Assets and, to the extent available to the Company, the Target Companies and their stockholders, officers, directors, employees, assets, Liabilities, condition (financial or otherwise), business and operations that may be required or appropriate for inclusion in the Registration Statement/ Proxy Statement, or in any amendments or supplements thereto.

(b) Purchaser shall take any and all commercially reasonable and necessary actions required to satisfy the requirements of the Securities Act, the Exchange Act and other applicable Laws in connection with the Registration Statement/ Proxy Statement, Purchaser Special Meeting and the Redemption. Each of Purchaser and the Company shall, and shall cause each of its Subsidiaries to, make their respective directors, officers and employees, upon reasonable advance notice, available to the Company, Purchaser and their respective Representatives in connection with the drafting of the public filings with respect to the Contemplated Transactions, including the Registration Statement/ Proxy Statement, and responding in a timely manner to comments from the SEC. Each Party shall promptly correct any information provided by it for use in the Registration Statement/ Proxy Statement (and other related materials) if and to the extent that such information is determined to have become false or misleading in any material respect or as otherwise required by applicable Laws. New Pubco and Purchaser shall amend or supplement the Registration Statement/ Proxy Statement and cause the Registration Statement/ Proxy Statement, as so amended or supplemented, to be filed with the SEC and to be disseminated to Purchaser stockholders, in each case as and to the extent required by applicable Laws and subject to the terms and conditions of this Agreement and the Purchaser’s Organizational Documents; provided, however, that Purchaser shall not amend or supplement the Registration Statement/ Proxy Statement without prior written consent of the Company, not to be unreasonably withheld, conditioned, or delayed.

(c) New Pubco and Purchaser, with the assistance of the other Parties, shall promptly respond to any SEC comments on the Registration Statement/ Proxy Statement and shall otherwise use its reasonable best efforts to cause the Proxy Statement to “clear” comments from the SEC and the Registration Statement to be declared effective. New Pubco and Purchaser shall provide the Company with copies of any written comments, and shall inform the Company of any material oral comments, that New Pubco, Purchaser or its Representatives receive from the SEC or its staff with respect to the Registration Statement/ Proxy Statement, Purchaser Special Meeting and the Redemption promptly after the receipt of such comments and shall give the Company and its counsel a reasonable opportunity under the circumstances to review and comment on any proposed written or material oral responses to such comments, and Purchaser shall consider any such comments timely made in good faith under the circumstances.

(d) As soon as practicable following the Proxy Statement “clearing” comments from the SEC and the Registration Statement being declared effective and the expiration of the waiting period in Rule 14a-6(a) under the Exchange Act, New Pubco and Purchaser shall distribute the Registration Statement/ Proxy Statement to Purchaser’s stockholders, and, pursuant thereto, Purchaser shall call the Purchaser Special Meeting in accordance with the DGCL and Purchaser’s Organizational Documents for a date no later than thirty (30) days following the mailing of the Registration Statement/ Proxy Statement, or the earliest date thereafter as may be required by law or regulation.

(e) Purchaser shall comply with all applicable Laws, any applicable rules and regulations of NYSE, the Purchaser’s Organizational Documents and this Agreement in the preparation, filing and distribution of the Proxy Statement, any solicitation of proxies thereunder, the calling and holding of the Purchaser Special Meeting and the Redemption. Purchaser and New Pubco shall apply for, and shall take commercially reasonable actions to cause, the New Pubco Common Stock to be issued in connection with the First Merger to be approved for listing on NYSE as of the Closing.

(f) New Pubco may, at its election, include in the Registration Statement, the shares of New Pubco Common Stock to offered and issued in connection with the transactions contemplated by the Bank Acquisition Agreement.

6.13 Company Stockholders Written Consent. Concurrently with the execution and delivery of this Agreement, the Company shall deliver to Purchaser the Company Stockholders Written Consent, which such Company Stockholders Written Consent shall represent the Required Company Stockholder Approval in favor of the approval and adoption of this Agreement, the Second Merger, and the Contemplated Transactions.

6.14 Public Announcements.

(a) The Parties agree that during the Interim Period no public release, filing or announcement concerning this Agreement or the Ancillary Documents or the Contemplated Transactions shall be issued by any Party or any of their Affiliates without the prior written consent of Purchaser and the Company (which consent shall not be unreasonably withheld, conditioned or delayed), except as such release or announcement may be required by applicable Law or the rules or regulations of any securities exchange, in which case the applicable Party shall use reasonable best efforts to allow the other Parties reasonable time to comment on, and arrange for any required filing with respect to, such release or announcement in advance of such issuance. The Company shall use reasonable best efforts to cause the Acquisition Targets to comply with this Section 6.14.

(b) The Parties shall mutually agree upon and, as promptly as practicable after the execution of this Agreement (but in any event within four (4) Business Days thereafter), issue a press release announcing the execution of this Agreement (the “Signing Press Release”). Promptly after the issuance of the Signing Press Release, Purchaser shall file a current report on Form 8-K (the “Signing Filing”) with the Signing Press Release and a description of this Agreement as required by Federal Securities Laws, which the Company shall review, comment upon and approve (which approval shall not be unreasonably withheld, conditioned or delayed) prior to filing (with the Company reviewing, commenting upon and approving such Signing Filing in any event no later than the third (3rd) Business Day after the execution of this Agreement); provided that Purchaser provides the Company with a reasonable amount of time to complete such review, comment and approval prior to the third (3rd) Business Day after the date thereof. The Parties shall mutually agree upon and, as promptly as practicable after the Closing (but in any event within four (4) Business Days thereafter), issue a press release announcing the consummation of the Contemplated Transactions (the “Closing Press Release”). Promptly after the issuance of the Closing Press Release, Purchaser shall file a current report on Form 8-K (the “Closing Filing”) with the Closing Press Release and a description of the Closing as required by Federal Securities Laws which the Company shall review, comment upon and approve (which approval shall not be unreasonably withheld, conditioned or delayed) prior to filing. In connection with the preparation of the Signing Press Release, the Signing Filing, the Closing Filing, the Closing Press Release, or any other report, statement, filing notice or application made by or on behalf of a Party to any Governmental Authority or other third party in connection with the Contemplated Transactions, each Party shall, upon request by any other Party, furnish the Parties with all information concerning themselves, their respective directors, officers and equity holders, and such other matters as may be reasonably necessary or advisable in connection with the Contemplated Transactions, or any other report, statement, filing, notice or application made by or on behalf of a Party to any third party and/ or any Governmental Authority in connection with the Contemplated Transactions.

6.15 Confidential Information. All Purchaser Confidential Information obtained by the Company and its Affiliates and Company Confidential Information obtained by Purchaser and its Affiliates shall be kept confidential in accordance with the Confidentiality Agreement, dated August 14, 2022, between Purchaser and the Company (the “Confidentiality Agreement”). The Confidentiality Agreement shall survive the execution and delivery of this Agreement and shall apply to all information furnished thereunder or hereunder and any other activities contemplated thereby. The Company acknowledges that, in connection with the Potential Financing, Purchaser shall be entitled to disclose and file with the SEC any information contained in any presentation made to the potential equity investors, which information may include Confidential Information (as defined in the Confidentiality Agreement); provided that, Company shall have the right to review and approve (which approval shall not be unreasonably conditioned, withheld or delayed) any materials prior to their distribution.

6.16 Post-Closing Board of Directors and Officers; Employment Agreements.

(a) The Parties shall mutually agree upon and, as promptly as practicable after the execution of this Agreement (but in any event prior to the initial filing of the Proxy Statement), (i) the officers of New Pubco and the Second Surviving Corporation as of the Second Effective Time, and (ii) the members of the board of directors of New Pubco and the Second Surviving Corporation as of the Second Effective Time (the “New Pubco Board”); provided, however, that in making such designation at least a majority of the directors must qualify as independent under NYSE requirements.

(b) The Parties shall take all action necessary, including causing all of the officers of the Company to resign, so that effective as of the Second Effective Time, the New Pubco’s officers and the New Pubco Board will consist of the individuals contemplated by Section 6.16(a). At or prior to the Closing, New Pubco will provide each member of the New Pubco Board with a customary director indemnification agreement.

(c) The Parties shall negotiate in good faith to finalize employment agreements with the individuals identified on Schedule 8.3(d)(v).

6.17 Indemnification of Directors and Officers; Tail Insurance.

(a) The Parties agree that all rights to exculpation, indemnification and advancement of expenses existing in favor of the current or former directors and officers of Purchaser Parties and each Person who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise at the request of Purchaser Parties (the “D&O Indemnified Persons”) as provided in their respective Organizational Documents or under any indemnification, employment or other similar agreements between any D&O Indemnified Person and Purchaser Parties, in each case as in effect on the date of this Agreement, shall survive the Closing and continue in full force and effect in accordance with their respective terms to the extent permitted by applicable Law and, as of the Closing, New Pubco shall be jointly and severally liable for all such obligations. For a period of six (6) years after the First Effective Time, New Pubco shall cause the Organizational Documents of New Pubco, the First Surviving Corporation and the Second Surviving Corporation to contain provisions no less favorable with respect to exculpation and indemnification of and advancement of expenses to D&O Indemnified Persons than are set forth as of the date of this Agreement in the Organizational Documents of the Purchaser Parties to the extent permitted by applicable Law. The provisions of this Section 6.17 shall survive the consummation of the Mergers and are intended to be for the benefit of, and shall be enforceable by, each of the D&O Indemnified Persons and their respective heirs and representatives.

(b) For the benefit of Purchaser Parties’ directors and officers, Purchaser and New Pubco shall be permitted prior to the First Effective Time to obtain and fully pay the premium for a “tail” insurance policy that provides coverage for up to a six-year period from and after the First Effective Time for events occurring prior to the First Effective Time (the “D&O Tail Insurance”) that is substantially equivalent to and in any event not less favorable in the aggregate than Purchaser’s existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage. If obtained, New Pubco shall, or shall cause the First Surviving Corporation and the Second Surviving Corporation to, maintain the D&O Tail Insurance in full force and effect, and continue to honor the obligations thereunder, and New Pubco shall, or shall cause the First Surviving Corporation and the Second Surviving Corporation to, timely pay or caused to be paid all premiums with respect to the D&O Tail Insurance.

6.18 Trust Account Proceeds. Upon satisfaction or waiver of the conditions set forth in Article VIII and provision of notice thereof to the Trustee (which notice Purchaser shall provide to the Trustee in accordance with the terms of the Trust Agreement), (a) in accordance with and pursuant to the Trust Agreement, at the Closing, Purchaser (i) shall cause the documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered, including providing the Trustee with the Trust Termination Letter; and (ii) shall cause the Trustee to, and the Trustee shall thereupon be obligated to, distribute the Trust Account as directed in the Trust Termination Letter, including all amounts payable (A) to Purchaser stockholders who have elected to have their Purchaser Common Stock redeemed in connection with the Redemption, (B) for income tax or other tax obligations of Purchaser prior to Closing and (b) thereafter, the Trust Account shall terminate, except as otherwise provide therein, and the proceeds therefrom shall be used to pay the Purchaser Transaction Expenses and the Company Transaction Expenses.

6.19 Financing. During the Interim Period, New Pubco or Purchaser may execute subscription agreements or enter into other arrangements (including, without limitation, non-redemption agreements, backstop agreements for the trust account, etc.) with potential sources of debt, equity or other financing in order to satisfy the condition set forth in Section 8.2(d). If Purchaser desires to seek such financing (the “Potential Financing”) and the Company consents in writing to such financing (such consent not to be unreasonably conditioned, withheld or delayed), the Company and each Company Stockholder agrees, and shall cause the appropriate officers and employees thereof, to use commercially reasonable efforts to cooperate in connection with the arrangement of such Potential Financing (including the satisfaction of the conditions precedent set forth therein) as may be reasonably requested by Purchaser, including by (a) participating in a reasonable number of meetings, presentations, due diligence sessions, drafting sessions and sessions with rating agencies at mutually agreeable times and locations and upon reasonable advance notice, (b) assisting with the preparation of customary materials for actual and potential investors, rating agency presentations, offering documents, private placement memoranda, bank information memoranda, prospectuses and similar documents required in connection with such financing (which shall not include pro forma financial information); provided, that, the Company shall have the right to review and approve (which approval shall not be unreasonably conditioned, withheld or delayed) any such materials prior to their distribution, (c) executing and delivering any pledge and security documents, other definitive financing documents, or other certificates, or documents as may be reasonably requested by Purchaser or otherwise reasonably facilitating the pledging of collateral, provided, that, such documents will not take effect until the Closing, (d) taking or appointing a representative of Purchaser to take all corporate actions, subject to the occurrence of the Closing, reasonably requested by Purchaser to permit the consummation of the Potential Financing immediately prior to or following the Closing Date, (e) providing the Company Financials and such other financial information regarding the Company that is readily available or within the Company’s possession and as is reasonably requested in connection with arrangement of such financing, (f) executing and delivering reasonable and customary certificates and other documentation required by any such equity investor and the subscription agreement, provided, that no such certificates, letters or other documentation shall be effective prior to the consummation of the transactions contemplated by the subscription agreement, (g) furnishing Purchaser, with all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the Patriot Act and (h) otherwise reasonably cooperating in Purchaser’s efforts to obtain such Potential Financing. If Purchaser desires to seek Potential Financing, Atlas FinTech further agrees, and shall cause the appropriate officers and employees thereof, to cause the applicable Sponsors to transfer up to 1,279,426.82 Purchaser Common Stock and up to 1,657,578.65 Purchaser Warrants that are held, directly or indirectly, by Atlas Fintech to potential sources of debt, equity or other financing in connection with the Potential Financing, which transfer shall be effectuated in connection with, and as of immediately prior to, the Closing. Atlas Fintech agrees that any Purchaser Common Stock or Purchaser Warrant that remains held, directly or indirectly, by Atlas Fintech as of immediately prior to the Closing shall automatically be forfeited for no consideration and all such shares of Purchaser Common Stock or Purchaser Warrants shall be deemed to be cancelled and no longer outstanding.

6.20 Pacsquare Acquisition Agreement. The Company and each Company Stockholder will, and will cause his, her or its respective Representatives, as applicable, to, (i) enter into a definitive agreement to reflect the terms and condition of the Pacsquare LOI as promptly as reasonably practicable after the date of this Agreement (the “Pacsquare Acquisition Agreement”, and (ii) consummate the transactions contemplated by the Pacsquare Acquisition Agreement as promptly as reasonably practicable after the date of this Agreement and prior to the Closing. For the avoidance of doubt, with respect to any amendments to the Pacsquare LOI and the execution of the Pacsquare Acquisition Agreement, the Company shall consult with Purchaser in good faith with respect to such actions, which shall require the prior written consent of Purchaser.

Article VII.
NO SURVIVAL

7.1 No Survival. Representations and warranties of the Company, Purchaser and the Company Stockholders contained in this Agreement or in any certificate or instrument delivered by or on behalf of the Company, Purchaser or a Company Stockholder pursuant to this Agreement shall not survive the Closing, and from and after the Closing, the Company, Purchaser and the Company Stockholders and their respective Representatives shall not have any further obligations, nor shall any claim be asserted or action be brought against the Company, Purchaser, the Company Stockholders or their respective Representatives with respect thereto. The covenants and agreements made by the Company, Purchaser and the Company Stockholders in this Agreement or in any certificate or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such covenants or agreements, shall not survive the Closing, except for those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Closing (which such covenants shall survive the Closing and continue until fully performed in accordance with their terms).

Article VIII.
CLOSING CONDITIONS

8.1 Conditions to Each Party’s Obligations. The obligations of each Party to consummate the Mergers and the other transactions described herein shall be subject to the satisfaction or written waiver (where permissible) by the Company and Purchaser of the following conditions:

(a) Required Purchaser Stockholder Approval. The Purchaser Stockholder Approval Matters that are submitted to the vote of the stockholders of Purchaser at Purchaser Special Meeting in accordance with the Proxy Statement shall have been approved by the requisite vote of the stockholders of Purchaser at Purchaser Special Meeting in accordance with the Purchaser’s Organizational Documents, applicable Law and the Proxy Statement (the “Required Purchaser Stockholder Approval”).

(b) Required Company Stockholder Approval. The Company Stockholders Written Consent shall have been delivered to Purchaser, and remain in full force and effect, representing the requisite vote of the Company Stockholders, as necessary, to authorize, approve and consent to, the execution, delivery and performance of this Agreement and each of the Ancillary Documents to which the Company is or is required to be a party or bound, and the consummation of the Contemplated Transactions, including the Second Merger (the “Required Company Stockholder Approval”).

(c) Antitrust Laws. Any waiting period (and any extension thereof) applicable to the consummation of this Agreement under any Antitrust Laws shall have expired or been terminated.

(d) Requisite Regulatory Approvals. All Consents and approvals required to be obtained from or made with any Governmental Authority in order to consummate the Contemplated Transactions, including the Requisite Regulatory Approvals, shall have been obtained or made and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired or been terminated and no such Consents shall have resulted in the imposition of any Materially Burdensome Regulatory Condition.

(e) No Adverse Law or Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) or Order that is then in effect and which has the effect of making the Contemplated Transactions illegal or which otherwise prevents or prohibits consummation of the Contemplated Transactions.

(f) Net Tangible Assets Test. Upon the Closing, after giving effect to the Redemption and any equity investments in Purchaser made in connection with the Closing, Purchaser shall have net tangible assets of at least Five Million One Dollar ($5,000,001).

(g) Appointment to the New Pubco Board. The members of the New Pubco Board shall have been elected or appointed as of the Closing consistent with the requirements of Section 6.16.

(h) NYSE/Nasdaq Listing. The shares of New Pubco Common Stock issued as Merger Consideration shall have been approved for listing on NYSE or, if such listing is not practicable, The Nasdaq Stock Market LLC, subject to official notice of issuance.

(i) Adoption and Approval of the Incentive Plan. The Incentive Plan shall have been adopted and approved consistent with the requirements of Section 6.12(a)(iii).

(j) Minimum Cash Condition. Upon the Closing, the Available Closing Cash shall not be less than Forty Million U.S. Dollars ($40,000,000).

8.2 Conditions to Obligations of the Company. In addition to the conditions specified in Section 8.1, the obligations of the Company to consummate the Second Merger and the Contemplated Transactions are subject to the satisfaction or written waiver (by the Company) of the following conditions:

(a) Representations and Warranties. All of the representations and warranties of Purchaser Parties set forth in this Agreement and in any certificate delivered by or on behalf of Purchaser Parties pursuant hereto shall be true and correct on and as of the Closing Date as if made on the Closing Date, except for (i) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been accurate as of such date), and (ii) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on Purchaser Parties.

(b) Agreements and Covenants. The Purchaser Parties shall have performed in all material respects all of Purchaser Parties’ obligations and complied in all material respects with all of Purchaser Parties’ agreements and covenants under this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c) No Purchaser Material Adverse Effect. No Material Adverse Effect shall have occurred with respect to Purchaser.

(d) Closing Deliveries.

(i) Officer Certificate. The Purchaser shall have delivered to the Company a certificate, dated the Closing Date, signed by an executive officer of Purchaser in such capacity, certifying as to the satisfaction of the conditions specified in Sections 8.2(a), 8.2(b) and 8.2(c).

(ii) Secretary Certificate. The Purchaser shall have delivered to the Company a certificate from its secretary or other executive officer certifying as to, and attaching, (A) copies of the Purchaser’s Organizational Documents as in effect as of the Closing Date, (B) the resolutions of Purchaser’s board of directors authorizing and approving the execution, delivery and performance of this Agreement and each of the Ancillary Documents to which it is a party or by which it is bound, and the consummation of the Contemplated Transactions, and recommending the approval and adoption of the same by the stockholders of Purchaser, (C) evidence that the Required Purchaser Stockholder Approval has been obtained, (D) the incumbency of officers authorized to execute this Agreement or any Ancillary Document to which Purchaser is or is required to be a party or otherwise bound, and (E) the composition of New Pubco Board being in compliance with Section 6.16(a).

(iii) Good Standing. The Purchaser shall have delivered to the Company a good standing certificate (or similar documents applicable for such jurisdictions) for Purchaser certified as of a date no earlier than thirty (30) days prior to the Closing Date from the proper Governmental Authority of Purchaser’s jurisdiction of organization and from each other jurisdiction in which Purchaser is qualified to do business as a foreign entity as of the Closing, in each case to the extent that good standing certificates or similar documents are generally available in such jurisdictions.

(iv) Registration Rights and Lock-Up Agreement. The Company shall have received a copy of the Registration Rights and Lock-Up Agreement, duly executed by New Pubco and Purchaser’s stockholders party thereto.

(v) Certification and Notice to the IRS. Purchaser shall have delivered to New Pubco a properly executed certification that shares of Purchaser Common Stock are not “U.S. real property interests” in accordance with the U.S. Treasury Regulations under Sections 897 and 1445 of the Code, together with a notice to the IRS (which shall be filed by New Pubco with the IRS following the Closing) in accordance with the provisions of Section 1.897-2(h)(2) of the U.S. Treasury Regulations.

8.3 Conditions to Obligations of Purchaser Parties. In addition to the conditions specified in Section 8.1, the obligations of Purchaser Parties to consummate the Mergers and the Contemplated Transactions are subject to the satisfaction or written waiver (by Purchaser) of the following conditions:

(a) Representations and Warranties.

(i) All of the representations and warranties of the Company and the Company Stockholders set forth in this Agreement and in any certificate delivered by or on behalf of the Company or the Company Stockholders pursuant hereto shall be true and correct on and as of the Closing Date as if made on the Closing Date, except for (A) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been accurate as of such date), and (B) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on the Company.

(ii) The representations and warranties of the Target Broker-Dealer and its stockholders set forth in the Broker-Dealer Acquisition Agreement (as modified by the disclosure schedules delivered by the Target Broker-Dealer to the Company pursuant thereto), and the representations and warranties of the Target Bank set forth in the Bank Acquisition Agreement (as modified by the disclosure schedules delivered by the Target Bank to the Company pursuant thereto), shall be true and correct in all material respects on and as of the Closing Date as if made on the Closing Date.

(b) Agreements and Covenants. Each of the Company and the Company Stockholders shall have performed in all material respects all of its obligations and complied in all material respects with all of its agreements and covenants under this Agreement to be performed or complied by it on or prior to the Closing Date.

(c) No Material Adverse Effect. No Material Adverse Effect shall have occurred with respect to the Company.

(d) Closing Deliveries.

(i) Officer Certificate. The Purchaser shall have received a certificate from the Company and from each of the Company Stockholders, dated as the Closing Date, signed by an executive officer of the Company in such capacity, certifying as to the satisfaction of the conditions specified in Sections 8.3(a), 8.3(b) and 8.3(c).

(ii) Secretary Certificate. The Company shall have delivered to Purchaser a certificate executed by an executive officer of the Company certifying as to the validity and effectiveness of, and attaching, (A) a copy of the Company’s Organizational Documents as in effect as of the Closing Date (immediately prior to the Second Effective Time), (B) the requisite resolutions of the board of directors of the Company authorizing and approving the execution, delivery and performance of this Agreement and each Ancillary Document to which the Company is or is required to be a party or bound, and the consummation of the Second Merger and the Contemplated Transactions, and recommending the approval and adoption of the same by the Company Stockholders, and (C) the incumbency of officers of the Company authorized to execute this Agreement or any Ancillary Document to which the Company is or is required to be a party or otherwise bound.

(iii) Good Standing. The Company shall have delivered to Purchaser a good standing certificate (or similar documents applicable for such jurisdiction) for the Company certified as of a date no earlier than thirty (30) days prior to the Closing Date from the proper Governmental Authority of the Company’s jurisdiction of organization.

(iv) Certified Charter. The Company shall have delivered to Purchaser a copy of the Company Charter, as in effect as of immediately prior to the Second Effective Time, certified by the Secretary of State of the State of Wyoming as of a date no more than ten (10) Business Days prior to the Closing Date.

(v) Employment Agreements. The Purchaser shall have received employment agreements, in each case effective as of the Closing, in form and substance reasonably acceptable to the Company and Purchaser, between each of the persons set forth in Schedule 8.3(d)(v) hereto and the applicable Target Company or New Pubco, as noted in Schedule 8.3(d)(v), each such employment agreement duly executed by the parties thereto.

(vi) Registration Rights and Lock-up Agreement. The Company shall have delivered to Purchaser copies of the Registration Rights and Lock-Up Agreement duly executed by all of the Company Stockholders.

(vii) Resignations. Notwithstanding the provision set forth in Section 6.17, Purchaser shall have received written resignations, effective as of the Closing, of each of the directors and officers of the Company and each other Target Company listed on Schedule 8.3(d)(vii), or as otherwise mutually agreed by Purchaser and the Company prior to the Closing.

(viii) Certification and Notice to the IRS. The Company shall have delivered to New Pubco a properly executed certification that shares of Company Common Stock are not “U.S. real property interests” in accordance with the U.S. Treasury Regulations under Sections 897 and 1445 of the Code, together with a notice to the IRS (which shall be filed by New Pubco with the IRS following the Closing) in accordance with the provisions of Section 1.897-2(h)(2) of the U.S. Treasury Regulations.

(e) Pre-Closing Transactions. The transactions contemplated by the Broker-Dealer Acquisition Agreement, and the Contribution Agreement the Pacsquare Acquisition Agreement (unless such agreement is not entered into at Purchaser’s request pursuant to Section 6.20) shall have been duly consummated, or shall be consummated substantially simultaneously with the Closing, in each case, in accordance with the terms thereof. The terms and conditions of the Bank Acquisition Agreement shall be in full force and effect as of the Closing Date.

8.4 Frustration of Conditions. Notwithstanding anything contained herein to the contrary, no Party may rely on the failure of any condition set forth in this Article VIII to be satisfied if such failure was caused by the failure of such Party or its Affiliates failure to comply with or perform any of its covenants or obligations set forth in this Agreement.

Article IX.
TERMINATION AND EXPENSES

9.1 Termination. This Agreement may be terminated and the Contemplated Transactions may be abandoned at any time prior to the Closing as follows:

(a) by mutual written consent of Purchaser and the Company;

(b) by written notice by Purchaser or the Company if any of the conditions to the Closing set forth in Article VIII have not been satisfied or waived by February 9, 2023 (provided, that if Purchaser seeks and obtains an Extension, Purchaser shall have the right by providing written notice thereof to the Company to extend the Outside Date for up to the shorter of (i) up to two additional periods equal to three (3) additional months each (for a total of not more than six (6) months in aggregate), (ii) the period ending on the last date for Purchaser to consummate its Business Combination pursuant to such Extension and (iii) such period as determined by Purchaser) (the “Outside Date”); provided, however, the right to terminate this Agreement under this Section 9.1(b) shall not be available to a Party if the breach or violation by such Party or its Affiliates of any representation, warranty, covenant or obligation under this Agreement was the cause of, or resulted in, the failure of the Closing to occur on or before the Outside Date;

(c) by written notice by either Purchaser or the Company if a Governmental Authority of competent jurisdiction shall have issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the Contemplated Transactions, and such Order or other action has become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(c) shall not be available to a Party if the failure by such Party or its Affiliates to comply with any provision of this Agreement has been a substantial cause of, or substantially resulted in, such action by such Governmental Authority;

(d) by written notice by the Company to Purchaser, if (i) there has been a material breach by Purchaser of any of its representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of Purchaser shall have become untrue or inaccurate, in any case, which would result in a failure of a condition set forth in Section 8.2(a) or Section 8.2(b) to be satisfied (treating the Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach), and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) twenty (20) days after written notice of such breach or inaccuracy is provided to Purchaser or (B) the Outside Date; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 9.1(d) if at such time the Company is in material uncured breach of this Agreement;

(e) by written notice by Purchaser to the Company, if (i) there has been a material breach by the Company or a Company Stockholder of any of his or its representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of such persons shall have become untrue or inaccurate, in any case, which would result in a failure of a condition set forth in Section 8.3(v)(a) or Section 8.3(v)(b) to be satisfied (treating the Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach), and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) twenty (20) days after written notice of such breach or inaccuracy is provided to the Company or (B) the Outside Date; provided, that Purchaser shall not have the right to terminate this Agreement pursuant to this Section 9.1(e) if at such time Purchaser is in material uncured breach of this Agreement;

(f) by written notice by Purchaser to the Company, if there shall have been a Material Adverse Effect on the Company following the date of this Agreement which is uncured upon the earlier to occur of (i) the Outside Date, or (ii) for at least ten (10) business days after written notice of such Material Adverse Effect is provided by Purchaser to the Company;

(g) by written notice by Purchaser to the Company, if any of the Broker-Dealer Acquisition Agreement, the Bank Acquisition Agreement, the Pacsquare Acquisition Agreement or the Contribution Agreement is terminated or if any of the conditions set forth in the Broker-Dealer Acquisition Agreement or the Bank Acquisition Agreement are reasonably likely to be unsatisfied;

(h) by written notice by either Purchaser or the Company to the other, if Purchaser Special Meeting is held (not including any adjournment or postponement thereof in accordance with the terms of this Agreement) and has concluded, Purchaser’s stockholders have duly voted, and the Required Purchaser Stockholder Approval was not obtained; or

(i) by written notice by Purchaser to the Company, if the Company shall fail to deliver the Required Company Financial Statements to Purchaser by December 15, 2022.

9.2 Effect of Termination. This Agreement may only be terminated in the circumstances described in Section 9.1 and pursuant to a written notice delivered by the applicable Party to the other applicable Parties, which sets forth the basis for such termination, including the provision of Section 9.1 under which such termination is made. In the event of the valid termination of this Agreement pursuant to Section 9.1, this Agreement shall forthwith become void, and there shall be no Liability on the part of any Party or any of their respective Representatives, and all rights and obligations of each Party shall cease, except: Section 9.3 (Fees and Expenses), Section 10.1 (Waiver of Claims Against Trust), Article XI (Miscellaneous) and this Section 9.2 (Effect of Termination) shall survive the termination of this Agreement. Without limiting the foregoing, and except as provided in Sections 9.3 and this Section 9.2 (but subject to Section 10.1) and subject to the right to seek injunctions, specific performance or other equitable relief in accordance with Section 11.6, the Parties’ sole right prior to the Closing with respect to any breach of any representation, warranty, covenant or other agreement contained in this Agreement by another Party or with respect to the Contemplated Transactions shall be the right, if applicable, to terminate this Agreement pursuant to Section 9.1.

9.3 Fees and Expenses. All expenses incurred in connection with this Agreement and the Contemplated Transactions shall be paid by the Party incurring such expenses, except (a) the Company shall be responsible for all required filing or similar fees with respect to any required approval from a Governmental Authority, and (b) if the Contemplated Transactions are consummated, Purchaser shall pay the Purchaser Transaction Expenses and the Company Transaction Expenses pursuant to Section 6.18.

Article X.
WAIVERS AND RELEASES

10.1 Waiver of Claims Against Trust. Reference is made to the IPO Prospectus. The Company hereby represents and warrants that it understands that Purchaser has established the Trust Account containing the proceeds of the IPO and the overallotment shares acquired by Purchaser’s underwriters and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of Purchaser’s public stockholders (including overallotment shares acquired by Purchaser’s underwriters) (the “Public Stockholders”) and that, except as otherwise described in the IPO Prospectus, Purchaser may disburse monies from the Trust Account only: (a) to the Public Stockholders in the event they elect to redeem their Purchaser Common Stock in connection with the consummation of its initial business combination (as such term is used in the IPO Prospectus) (“Business Combination”) or in connection with an amendment to the Purchaser’s Organizational Documents to extend Purchaser’s deadline to consummate a Business Combination, (b) to the Public Stockholders if Purchaser fails to consummate a Business Combination within eighteen (18) months (or twenty four (24) months, as applicable) after the closing of the IPO, (c) with respect to any interest earned on the amounts held in the Trust Account, amounts necessary to pay for any taxes, and (d) to Purchaser after or concurrently with the consummation of a Business Combination. For and in consideration of Purchaser entering into this Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company hereby agrees on behalf of itself and its Affiliates that, notwithstanding anything to the contrary in this Agreement, neither the Company nor any of its Affiliates do now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom (other than any amounts distributed from the Trust Account to Purchaser (or any successor entity) in connection with the consummation of a Business Combination), or make any claim against the Trust Account (including any distributions therefrom, other than any amounts distributed from the Trust Account to Purchaser (or any successor entity) in connection with the consummation of a Business Combination), regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Agreement or any proposed or actual business relationship between Purchaser or any of its Representatives, on the one hand, and the Company, or any of its Representatives, on the other hand, or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (collectively, the “Released Claims”). The Company on behalf of itself and its Affiliates hereby irrevocably waives any Released Claims that any such Party or any of its Affiliates may have against the Trust Account (including any distributions therefrom, other than any amounts distributed from the Trust Account to Purchaser (or any successor entity) in connection with the consummation of a Business Combination) now or in the future as a result of, or arising out of, any negotiations, contracts or agreements with Purchaser or its Representatives and will not seek recourse against the Trust Account (including any distributions therefrom, other than any amounts distributed from the Trust Account to Purchaser (or any successor entity) in connection with the consummation of a Business Combination) for any reason whatsoever (including for an alleged breach of this Agreement or any other agreement with Purchaser or its Affiliates); provided, however, that the foregoing waiver will not limit or prohibit the Company or its Affiliates from pursuing a claim against a Purchaser Party or any other Person for legal relief against monies or other assets of Purchaser Parties held outside of the Trust Account (including any amounts distributed from the Trust Account to Purchaser (or any successor entity) in connection with the consummation of a Business Combination) or for specific performance or other equitable relief in connection with the Contemplated Transactions. The Company agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by Purchaser and its Affiliates to induce Purchaser to enter in this Agreement, and the Company further intends and understands such waiver to be valid, binding and enforceable against such Party and each of its Affiliates under applicable Law. To the extent that the Company or any of its Affiliates commences any Action based upon, in connection with, relating to or arising out of any matter relating to Purchaser or its Representatives, which proceeding seeks, in whole or in part, monetary relief against Purchaser or its Representatives, the Company hereby acknowledges and agrees that its and its Affiliates’ sole remedy shall be against funds held outside of the Trust Account (including any amounts distributed from the Trust Account to Purchaser (or any successor entity) in connection with the consummation of a Business Combination) and that such claim shall not permit such Party or any of its Affiliates (or any Person claiming on any of their behalf or in lieu of them) to have any claim against the Trust Account (including any distributions therefrom) or any amounts contained therein. This Section 10.1 shall survive termination of this Agreement for any reason and continue indefinitely.

Article XI.
MISCELLANEOUS

11.1 Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered (i) in person, (ii) by facsimile or other electronic means (including e-mail), with affirmative confirmation of receipt, (iii) one Business Day after being sent, if sent by reputable, nationally recognized overnight courier service or (iv) three (3) Business Days after being mailed, if sent by registered or certified mail, pre-paid and return receipt requested, in each case to the applicable Party at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to Purchaser Parties at or prior to the Closing, to: Quantum FinTech Acquisition Corporation 4221 W. Boy Scout Blvd., Suite 300 Tampa, FL 33607 Attn: Sandip I. Patel E-mail: spatel@qventllc.com with a copy (which will not constitute notice) to:

Winston & Strawn LLP

200 Park Avenue

New York, NY 10166

Attn: Carol Anne Huff; Jason D. Osborn

Facsimile: 212-294-4700

Email: CHuff@winston.com;

JOsborn@winston.com

If to the Company or the Second Surviving Corporation, to:

AtlasClear, Inc.
4221 W. Boy Scout Blvd., Ste 300
Tampa, FL 33607
Attn: Craig Ridenhour
Telephone No.: +1 727.512.9631
E-mail: cridenhour@atlasbanc.com

with a copy (which will not constitute notice) to:

Greenberg Traurig, LLP
1750 Tysons Boulevard, Suite 1000
McLean, VA 22102

Attn: Jason Simon
Facsimile No.: +1 703.714.8386
Telephone No.: +1 703.749.1386
E-mail: simonj@gtlaw.com

If to First Surviving Corporation, to: AtlasClear Holdings, Inc. 4221 W. Boy Scout Blvd., Ste 300 Tampa, FL 33607 Attn: Craig Ridenhour Telephone No.: +1-727-512-9631 E-mail: cridenhour@atlasbanc.com with a copy (which will not constitute notice) to:

Winston & Strawn LLP

200 Park Avenue

New York, NY 10166

Attn: Carol Anne Huff; Jason D. Osborn

Facsimile: 212-294-4700

Email: CHuff@winston.com;

JOsborn@winston.com

11.2 Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns. This Agreement shall not be assigned by operation of Law or otherwise without the prior written consent of Purchaser and the Company, and any assignment without such consent shall be null and void; provided that no such assignment shall relieve the assigning Party of its obligations hereunder.

11.3 Third Parties. Except for the rights of the D&O Indemnified Persons set forth in Section 6.17, which the Parties acknowledge and agree are express third (3rd) party beneficiaries of this Agreement, nothing contained in this Agreement or in any instrument or document executed by any Party in connection with the Contemplated Transactions shall create any rights in, or be deemed to have been executed for the benefit of, any Person that is not a Party hereto or thereto or a successor or permitted assign of such a Party.

11.4 Governing Law; Jurisdiction. This Agreement shall be governed by, construed and enforced in accordance with the Laws of the State of Delaware without regard to the conflict of laws principles thereof; provided, however, that the Second Merger shall be governed by, construed and enforced in accordance with the Laws of the State of Wyoming (including the WBCA). All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in the Court of Chancery of the State of Delaware located in Wilmington, Delaware (and in the absence of jurisdiction, the Parties consent to be subject to the jurisdiction of the United States District Court for the District of Delaware or any other state court located in Wilmington, Delaware) (the “Specified Courts”). Each Party hereto hereby (a) submits to the exclusive jurisdiction of any Specified Court for the purpose of any Action arising out of or relating to this Agreement brought by any Party hereto and (b) irrevocably waives, and agrees not to assert by way of motion, defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the Contemplated Transactions may not be enforced in or by any Specified Court. Each Party agrees that a final judgment in any Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party irrevocably consents to the service of the summons and complaint and any other process in any other Action relating to the Contemplated Transactions, on behalf of itself, or its property, by personal delivery of copies of such process to such Party at the applicable address set forth in Section 11.1. Nothing in this Section 11.4 shall affect the right of any Party to serve legal process in any other manner permitted by Law.

11.5 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE CONTEMPLATED TRANSACTIONS. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.5.

11.6 Specific Performance. Each Party acknowledges that the rights of each Party to consummate the Contemplated Transactions are unique, recognizes and affirms that in the event of a breach of this Agreement by any Party, money damages may be inadequate and the non-breaching Parties may have not adequate remedy at law, and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by an applicable Party in accordance with their specific terms or were otherwise breached. Accordingly, each Party shall be entitled to seek an injunction or restraining order to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions hereof, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such Party may be entitled under this Agreement, at law or in equity.

11.7 Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

11.8 Amendment. This Agreement may be amended, supplemented or modified only by execution of a written instrument signed by Purchaser and the Company.

11.9 Waiver. The Purchaser on behalf of itself and its Affiliates, and the Company on behalf of itself and its Affiliates, may in its sole discretion (i) extend the time for the performance of any obligation or other act of any other non-Affiliates hereto, (ii) waive any inaccuracy in the representations and warranties by such other non-Affiliates Party contained herein or in any document delivered pursuant hereto and (iii) waive compliance by such other non-Affiliates with any covenant or condition contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party or Parties to be bound thereby. Notwithstanding the foregoing, no failure or delay by a Party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

11.10 Entire Agreement. This Agreement and the documents or instruments referred to herein, including any exhibits and schedules attached hereto, which exhibits and schedules are incorporated herein by reference, together with the Ancillary Documents, embody the entire agreement and understanding of the Parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein or the documents or instruments referred to herein, which collectively supersede all prior agreements and the understandings among the Parties with respect to the subject matter contained herein.

11.11 Interpretation. The table of contents and the Article and Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the Parties and shall not in any way affect the meaning or interpretation of this Agreement. In this Agreement, unless the context otherwise requires: (a) any pronoun used shall include the corresponding masculine, feminine or neuter forms, and words in the singular, including any defined terms, include the plural and vice versa; (b) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity; (c) any accounting term used and not otherwise defined in this Agreement or any Ancillary Document has the meaning assigned to such term in accordance with GAAP; (d) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; (e) the words “herein,” “hereto,” and “hereby” and other words of similar import shall be deemed in each case to refer to this Agreement as a whole and not to any particular Section or other subdivision of this Agreement; (f) the word “if” and other words of similar import when used herein shall be deemed in each case to be followed by the phrase “and only if”; (g) the term “or” means “and/or”; (h) any reference to the term “ordinary course” or “ordinary course of business” shall be deemed in each case to be followed by the words “consistent with past practice”; (i) any agreement, instrument, insurance policy, Law or Order defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument, insurance policy, Law or Order as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes, regulations, rules or orders) by succession of comparable successor statutes, regulations, rules or orders and references to all attachments thereto and instruments incorporated therein; (j) except as otherwise indicated, all references in this Agreement to the words “Section,” “Article,” “Schedule” and “Exhibit” are intended to refer to Sections, Articles, Schedules and Exhibits to this Agreement; and (k) the term “Dollars” or “$” means United States dollars. Any reference in this Agreement to a Person’s directors shall include any member of such Person’s governing body and any reference in this Agreement to a Person’s officers shall include any Person filling a substantially similar position for such Person. Any reference in this Agreement or any Ancillary Document to a Person’s shareholders or stockholders shall include any applicable owners of the equity interests of such Person, in whatever form, including with respect to Purchaser its stockholders under the DGCL, as then applicable, or its Organizational Documents. The Parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement. To the extent that any Contract, document, certificate or instrument is represented and warranted to by the Company to be given, delivered, provided or made available by the Company, in order for such Contract, document, certificate or instrument to have been deemed to have been given, delivered, provided and made available to Purchaser or its Representatives, such Contract, document, certificate or instrument shall have been posted to the electronic data site maintained on behalf of the Company for the benefit of Purchaser and its Representatives and Purchaser and its Representatives have been given access to the electronic folders containing such information.

11.12 Counterparts. This Agreement and each Ancillary Document may be executed and delivered (including by facsimile or other electronic transmission) in one or more counterparts, and by the different Parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

11.13 Legal Representation.

(a) The Parties agree that, notwithstanding the fact that Winston & Strawn, LLP (“Purchaser Counsel”) may have, prior to Closing, jointly represented Purchaser Parties in connection with this Agreement, the Ancillary Documents and the Contemplated Transactions, and has also represented Purchaser and/or its Affiliates in connection with matters other than the transaction that is the subject of this Agreement, Purchaser Counsel will be permitted in the future, after Closing, to represent Purchaser or its Affiliates in connection with matters in which such Persons are adverse to Purchaser in connection with any disputes arising out of, or related to, this Agreement. The Company hereby agrees in advance to waive any actual or potential conflict of interest that may hereafter arise in connection with Purchaser Counsel’s future representation of Purchaser Parties in which the interests of such Person are adverse to the interests of Purchaser in connection with any disputes arising out of, or related to, this Agreement. The Parties acknowledge and agree that, for the purposes of the attorney-client privilege, Purchaser shall be deemed the client of Purchaser Counsel with respect to the negotiation, execution and performance of this Agreement and the Ancillary Documents. All such communications shall remain privileged after the Closing and the privilege and the expectation of client confidence relating thereto shall belong solely to Purchaser and shall be controlled by Purchaser; provided, further, that nothing contained herein shall be deemed to be a waiver by Purchaser (including, after the First Effective Time, the First Surviving Corporation) of any applicable privileges or protections that can or may be asserted to prevent disclosure of any such communications to any third party.

(b) The Parties agree that, notwithstanding the fact that Greenberg Traurig, LLP (“GT”) may have, prior to Closing, represented the Company in connection with this Agreement, the Ancillary Documents and the Contemplated Transactions, and has also represented the Company and/or its Affiliates in connection with matters other than the transaction that is the subject of this Agreement, GT will be permitted in the future, after Closing, to represent the Company or its Affiliates in connection with matters in which such Persons are adverse to the Company in connection with any disputes arising out of, or related to, this Agreement. Each Purchaser Party hereby agrees in advance to waive any actual or potential conflict of interest that may hereafter arise in connection with GT’s future representation of the Company in which the interests of such Person are adverse to the interests of Purchaser in connection with any disputes arising out of, or related to, this Agreement. The Parties acknowledge and agree that, for the purposes of the attorney-client privilege, the Company shall be deemed the client of GT with respect to the negotiation, execution and performance of this Agreement and the Ancillary Documents. All such communications shall remain privileged after the Closing and the privilege and the expectation of client confidence relating thereto shall belong solely to the Company and shall be controlled by the Company; provided, further, that nothing contained herein shall be deemed to be a waiver by the Company of any applicable privileges or protections that can or may be asserted to prevent disclosure of any such communications to any third party.

Article XII.
DEFINITIONS

12.1 Certain Definitions. For purpose of this Agreement, the following capitalized terms have the following meanings:

“Action” means any notice of noncompliance or violation, or any claim, demand, charge, action, suit, litigation, audit, settlement, complaint, stipulation, assessment or arbitration, or any request (including any request for information), inquiry, hearing, proceeding or investigation, by or before any Governmental Authority.

“Acquisition Targets” means the Target Bank and Target Broker-Dealer.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person. For further avoidance of doubt, for purposes of this Agreement “Affiliate” shall also mean, with respect to the Company, any Person directly or indirectly Controlling, Controlled by, or under common Control with the Company.

“Ancillary Documents” means the Purchaser Support Agreement, the Registration Rights and Lock-Up Agreement, the Contribution Agreement, the Broker-Dealer Acquisition Agreement, the Bank Acquisition Agreement, the First Certificate of Merger, the Second Certificate of Merger, and the other agreements, certificates and instruments to be executed or delivered by any of the Parties hereto in connection with or pursuant to this Agreement.

“Available Closing Cash” means, without duplication, an amount equal to (a) all amounts in the Trust Account (after reduction of for the aggregate amount of payments required to be made in connection with the Redemption), plus (b) if any Potential Financing is consummated pursuant to the terms of this Agreement, the aggregate amount of net cash proceeds received from the consummation any such Potential Financing (if any), plus (c) any net proceeds obtained by the Company as a result of any debt financing arrangements for borrowed money entered into by the Company following the date hereof (if any), plus (d) any other cash of Purchaser or the Target Companies that will be on hand at the Closing, in each case, without giving effect to payment of Company Transaction Expenses or Purchaser Transaction Expenses; provided that, with respect to debt financing described in clause (c), only the amounts outstanding immediately following the Closing shall be considered when determining the Available Closing Cash.

“Benefit Plans” of any Person means any and all deferred compensation, executive compensation, incentive compensation, equity purchase or other equity-based compensation plan, severance or termination pay, holiday, vacation or other bonus plan or practice, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, profit sharing, pension, or retirement plan, program, agreement, commitment or arrangement, and each other employee benefit plan, program, agreement or arrangement, including each “employee benefit plan” as such term is defined under Section 3(3) of ERISA, maintained or contributed to or required to be contributed to by a Person for the benefit of any employee or terminated employee of such Person, or with respect to which such Person has any Liability, whether direct or indirect, actual or contingent, whether formal or informal, and whether legally binding or not.

“Business Day” means any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in New York, New York are authorized to close for business, excluding as a result of “stay at home,” “shelter-in-place,” “non-essential employee” or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any governmental authority so long as the electronic funds transfer systems, including for wire transfers, of commercially banking institutions in New York, New York are generally open for use by customers on such day.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor statute thereto, as amended. Reference to a specific section of the Code shall include such section and any valid treasury regulation promulgated thereunder.

“Company Charter” means the Certificate of Incorporation of the Company, as amended and effective under the WBCA, prior to the Second Effective Time.

“Company Class A Common Stock” means the class A common stock, par value $0.0001 per share, of the Company.

“Company Class B Common Stock” means the class B common stock, par value $0.0001 per share, of the Company.

“Company Common Stock” means the Company Class A Common Stock and the Company Class B Common Stock.

“Company Confidential Information” means all confidential or proprietary documents and information concerning the Company or its Representatives, furnished in connection with this Agreement or the Contemplated Transactions; provided, however, that Company Confidential Information shall not include any information which, (i) at the time of disclosure by Purchaser or its Representatives, is generally available publicly and was not disclosed in breach of this Agreement or (ii) at the time of the disclosure by the Company or its Representatives to Purchaser or its Representatives was previously known by such receiving party without violation of Law or any confidentiality obligation by the Person receiving such Company Confidential Information.

“Company Convertible Securities” means, collectively, any warrants or rights to subscribe for or purchase any capital stock of the Company or securities convertible into or exchangeable for, or that otherwise confer on the holder any right to acquire any capital stock of the Company.

“Company Equity Value” means an amount equal to seventy-five million four hundred thousand dollars $75,400,000 less the Broker Dealer Acquisition Purchase Price and the Bank Acquisition Purchase Price.

“Company Intellectual Property Rights” means (i) all Intellectual Property Rights that are owned, or purported to be owned, by the Company or any of its Affiliates (“Company Owned Intellectual Property Rights”), and (ii) all other Intellectual Property Rights licensed by, purported to be licensed by, used in or held for use in, necessary for or material to the conduct of the business of the Company or any of its Affiliates as currently conducted and as proposed to be conducted (“Third Party Intellectual Property Rights”).

“Company Preferred Stock” means the preferred stock, par value $0.0001 per share, of the Company.

“Company Sale” means, other than the Contemplated Transactions, (a) any transaction or series of related transactions that results in any Person or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) acquiring equity securities that represent more than 50% of the total voting power of Purchaser, or (b) a sale or disposition of all or substantially all of the assets of Purchaser and its Subsidiaries on a consolidated basis, in each case that results in Purchaser Common Stock being converted into cash or other consideration (including equity securities of another Person) (other than a transaction where Purchaser Common Stock is converted into equity securities of a Person who has substantially similar ownership to Purchaser immediately prior to such transaction).

“Company Stock” means shares of the Company Common Stock and the Company Preferred Stock. As of the Second Effective Time, the Company’s initial Articles of Incorporation authorizes a total of 22,000,000 shares of capital stock, divided into 12,000,000 shares of common stock, at par value $0.0001 (the “Common Stock”) and 10,000,000 shares of preferred stock, at par value $0.0001 (the “Preferred Stock”).

“Company Technology” means (i) all Technology that is owned, or purported to be owned, by the Company or any of its Affiliates (“Company Owned Technology”), and (ii) all other Technology licensed by, purported to be licensed by, used in or held for use in, necessary for or material to the conduct of the business of the Company or any of its Subsidiaries as currently conducted and as proposed to be conducted (“Third Party Technology”).

“Company Transaction Expenses” means (a) all fees, costs and expenses of the Company and its Subsidiaries incurred prior to and through the Closing Date in connection with or related to the authorization, preparation, negotiation, execution or performance of this Agreement or any Ancillary Document related hereto and all other matters related to the consummation of this Agreement, whether paid or unpaid prior to the Closing (including the fees, costs, expenses and disbursements of counsel, accountants, advisors and consultants to the Company and its Subsidiaries), (b) any “single trigger” stay, retention, transaction, change of control or other similar bonuses, compensation or amounts paid or payable by the Company solely in connection with the consummation of the Contemplated Transactions (including the employer portion of any employment, withholding, payroll, social security, unemployment or similar Taxes imposed on such amounts, determined assuming (1) such amounts are payable as of the Closing Date, and (2) no deferral of such Taxes has occurred under any COVID-19 legislation relief program), and (c) all fees in connection with filings with Governmental Authorities, including filings or applications required under Antitrust Laws or other materials contemplated by Section 6.9, the Requisite Regulatory Approvals and filings with the SEC and any related printer fees.

“Consent” means any consent, approval, waiver, authorization or Permit of, or notice to or declaration or filing with any Governmental Authority or any other Person.

“Contemplated Transactions” means the consummation by the Company of the transactions contemplated in this Agreement, each Ancillary Agreement, and the other transactions contemplated to be completed in accordance with the terms and conditions of this Agreement, including the transactions contemplated by the Broker-Dealer Acquisition Agreement, the Bank Acquisition Agreement, and the Contribution Agreement.

“Contracts” means all contracts, agreements, binding arrangements, bonds, notes, indentures, mortgages, debt instruments, purchase order, licenses (and all other contracts, agreements or binding arrangements concerning Intellectual Property Rights), franchises, leases and other instruments or obligations of any kind, written or oral (including any amendments and other modifications thereto).

“Control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise. “Controlled,” “Controlling” and “under common Control with” have correlative meanings. Without limiting the foregoing a Person (the “Controlled Person”) shall be deemed Controlled by (a) any other Person (i) owning beneficially, as meant in Rule 13d-3 under the Exchange Act, securities entitling such Person to cast ten percent (10%) or more of the votes for election of directors or equivalent governing authority of the Controlled Person or (ii) entitled to be allocated or receive ten percent (10%) or more of the profits, losses, or distributions of the Controlled Person; (b) an officer, director, general partner, partner (other than a limited partner), manager, or member (other than a member having no management authority that is not a Person described in clause (a) above) of the Controlled Person; or (c) a spouse, parent, lineal descendant, sibling, aunt, uncle, niece, nephew, mother-in-law, father-in-law, sister-in-law, or brother-in-law of an Affiliate of the Controlled Person or a trust for the benefit of an Affiliate of the Controlled Person or of which an Affiliate of the Controlled Person is a trustee.

“Copyrights” means any works of authorship, mask works and all copyrights therein, including all renewals and extensions, copyright registrations and applications for registration and renewal, and non-registered copyrights.

“Dissenting Shares” means any shares of Company Stock for which a Company Stockholder has exercised appraisal rights pursuant under the WBCA.

“Domain Name” means any network or web site domain name or other universal resource locator (URL).

“Environmental Law” means any Law in any way relating to (a) the protection of human health and safety, (b) the protection, preservation or restoration of the environment and natural resources (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or (c) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Materials, including the Comprehensive Environmental Response, Compensation and Liability Act, 42 USC. Section 9601 et. seq., the Resource Conservation and Recovery Act, 42 USC. Section 6901 et. seq., the Toxic Substances Control Act, 15 USC. Section 2601 et. seq., the Federal Water Pollution Control Act, 33 USC. Section 1151 et seq., the Clean Air Act, 42 USC. Section 7401 et seq., the Federal Insecticide, Fungicide and Rodenticide Act, 7 USC. Section 111 et. seq., Occupational Safety and Health Act, 29 USC. Section 651 et. seq. (to the extent it relates to exposure to Hazardous Material), the Asbestos Hazard Emergency Response Act, 15 USC. Section 2601 et. seq., the Safe Drinking Water Act, 42 USC. Section 300f et. seq., the Oil Pollution Act of 1990 and analogous state acts.

“Environmental Liabilities” means, in respect of any Person, all Liabilities, obligations, responsibilities, Remedial Actions, losses, damages, costs, and expenses (including all reasonable fees, disbursements, and expenses of counsel, experts, and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand by any other Person or in response to any violation of Environmental Law, whether known or unknown, accrued or contingent, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, to the extent based upon, related to, or arising under or pursuant to any Environmental Law, Environmental Permit, Order, or Contract with any Governmental Authority or other Person, that relates to any environmental, health or safety condition, violation of Environmental Law, or a Release or threatened Release of Hazardous Materials.

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Exploit” means develop, design, test, modify, make, use, sell, have made, used and sold, import, export, copy, reproduce, publish, market, display, perform, distribute, commercialize, license, sublicense, make available, support, maintain, correct, translate and create derivative works of, in any medium or means of storage or transmission, now know or hereafter invented.

“FINRA” means Financial Industry Regulatory Authority.

“GAAP” means generally accepted accounting principles as in effect in the United States of America.

“Governmental Authority” means any federal, state, local, foreign or other governmental, quasi-governmental or administrative body, instrumentality, department or agency, including the Federal Reserve Board, or any self-regulatory organization, including FINRA, or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body.

“Hazardous Material” means any waste, gas, liquid or other substance or material that is defined, listed or designated as a “hazardous substance,” “pollutant,” “contaminant,” “hazardous waste,” “regulated substance,” “hazardous chemical,” or “toxic chemical” (or by any similar term) under any Environmental Law, or any other material regulated, or that could result in the imposition of Liability or responsibility, under any Environmental Law, including petroleum and its by-products, asbestos, polychlorinated biphenyls, radon, mold, and urea formaldehyde insulation.

“Indebtedness” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money (including the outstanding principal and accrued but unpaid interest), (b) any other indebtedness of such Person that is evidenced by a note, bond, debenture, credit agreement or similar instrument, (c) all obligations of such Person for the reimbursement of any obligor on any line or letter of credit, banker’s acceptance, guarantee or similar credit transaction, in each case, that has been drawn or claimed against, (d) any premiums, prepayment fees or other penalties, fees, costs or expenses associated with payment of any Indebtedness of such Person, and (e) all obligation described in clauses (a) through (e) above of any other Person which is directly or indirectly guaranteed by such Person or which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss.

“Intellectual Property Rights” means all world-wide intellectual property rights, including all (i) Patents, (ii) Trademarks (registered and unregistered), (iii) copyrights (registered or unregistered), works of authorship and copyrightable works and registrations and applications for registration thereof, (iv) rights in Software, (v) Trade Secrets, (vi) other intellectual property rights (including, without limitation, inventors’ rights and moral rights) throughout the world relating to the foregoing (including remedies against infringement thereof and rights of protection of interest therein under the Laws of all jurisdiction).

“Internal System” means the computer, communications network and other information technology systems and any application service provider services, hosted service, “Software-as-a-Service”, “Infrastructure-as-a-Service”, “Platform-as-a-Service” or similar “cloud” service used for internal purposes by the Company.

“International Trade Laws” means all applicable U.S. and non-U.S. laws, regulations, orders, directives, and/or governmental contractual obligations relating to economic and trade sanctions, export controls, export filings, customs and imports, anti-boycott, anti-money laundering, foreign direct investment reviews, and anti-corruption and anti-bribery.

“Internet Names” means all Domain Names and Facebook, Twitter, Instagram, Snapchat, LinkedIn and other social networking names, tags and registrations.

“IPO” means the initial public offering of Purchaser Units pursuant to the IPO Prospectus.

“IPO Prospectus” means the final prospectus of Purchaser, dated as of February 8, 2021, and filed with the SEC on February 10, 2021 (File Nos. 333-252226 and 333-252761).

“IPO Underwriter” means Chardan Capital Markets, LLC.

“IPO Underwriter Fees” means the costs and expenses incurred by Purchaser and its Affiliates in connection with the IPO that are due and payable to the IPO Underwriter upon the consummation of the Contemplated Transactions.

“IRS” means the U.S. Internal Revenue Service (or any successor Governmental Authority).

“Knowledge” means, with respect to (i) the Company, the actual knowledge of Robert McBey and Craig Ridenhour, after reasonable inquiry or (ii) Purchaser, the actual knowledge of John Schaible, Miguel Leon and Daniel Caamano V, after reasonable inquiry.

“Law” means any federal, state, local, municipal, foreign or other law, statute, legislation, principle of common law, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, directive, requirement, writ, injunction, settlement, Order or Consent that is or has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Liabilities” means any and all liabilities, Indebtedness, Actions or obligations of any nature (whether absolute, accrued, contingent or otherwise, whether known or unknown, whether direct or indirect, whether matured or unmatured, whether due or to become due and whether or not required to be recorded or reflected on a balance sheet under GAAP or other applicable accounting standards), including Tax liabilities due or to become due.

“Lien” means any mortgage, pledge, security interest, attachment, right of first refusal, option, proxy, voting trust, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof), restriction (whether on voting, sale, transfer, disposition or otherwise), any subordination arrangement in favor of another Person, or any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar Law.

“Material Adverse Effect” means, with respect to any specified Person, any fact, event, occurrence, change or effect that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect upon (a) the business, assets, Liabilities, results of operations, prospects or condition (financial or otherwise) of such Person and its Subsidiaries, taken as a whole, or (b) the ability of such Person or any of its Subsidiaries on a timely basis to consummate the Contemplated Transactions, or to perform its obligations under this Agreement or the Ancillary Documents to which it is a party or bound; provided, however, that for purposes of clause (a) above, any changes or effects directly or indirectly attributable to, resulting from, relating to or arising out of the following (by themselves or when aggregated with any other, changes or effects) shall not be deemed to be, constitute, or be taken into account when determining whether there has or may, would or could have occurred a Material Adverse Effect: (i) general changes in the financial or securities markets or general economic or political conditions in the country or region in which such Person or any of its Subsidiaries do business (including with respect to or as a result of the COVID-19 pandemic); (ii) changes, conditions or effects that generally affect the industries in which such Person or any of its Subsidiaries principally operate (including with respect to or as a result of the COVID-19 pandemic); (iii) changes in GAAP or other applicable accounting principles or mandatory changes in the regulatory accounting requirements applicable to any industry in which such Person and its Subsidiaries principally operate; (iv) conditions caused by acts of God, terrorism, war (whether or not declared) or natural disaster; (v) any failure in and of itself by such Person and its Subsidiaries to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period (provided that the underlying cause of any such failure may be considered in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent not excluded by another exception herein); (vi) changes or proposed changes in any Law or other binding directives issued by any Governmental Authority; and (vii) with respect to Purchaser, the announcement of this Agreement, the pendency or consummation of the Mergers or the performance of this Agreement, including the impact thereof on Purchaser’s stock price and the consummation and effects of the Redemption (or any redemption in connection with the Extension); provided further, however, that any event, occurrence, fact, condition, or change referred to in clauses (i) - (vi) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition, or change has a disproportionate effect on such Person or any of its Subsidiaries compared to other participants in the industries in which such Person or any of its Subsidiaries primarily conducts its businesses. Notwithstanding the foregoing, with respect to Purchaser, the amount of the Redemption (or any redemption in connection with the Extension, if any) or the failure to obtain the Required Purchaser Stockholder Approval shall not be deemed to be a Material Adverse Effect on or with respect to Purchaser.

“Merger Consideration” means the number of shares of New Pubco Common Stock equal to the quotient of (a) the Company Equity Value divided by (b) $10.00.

“Merger Sub 1 Common Stock” means the shares of common stock, par value $0.0001 per share, of Merger Sub 1.

“Merger Sub 2 Common Stock” means the shares of common stock, par value $0.0001 per share, of Merger Sub 2.

“New Pubco Bylaws” means the amended and restated bylaws of New Pubco in a form and substance to be agreed upon by the Parties.

“New Pubco Charter” means the amended and restated certificate of incorporation of New Pubco in a form and substance to be agreed upon by the Parties.

“New Pubco Common Stock” means the common stock, par value $0.0001 per share, of New Pubco.

“New Pubco Private Warrant” means one of the redeemable private placement warrants entitling the holder to purchase shares of New Pubco Common Stock.

“New Pubco Public Warrant” means one of the redeemable public warrants entitling the holder to purchase shares of New Pubco Common Stock.

“New Pubco Warrants” means New Pubco Private Warrants and New Pubco Public Warrants, collectively.

“NYSE” means the New York Stock Exchange.

“Open Source Software” means any Software that is distributed as “free software” (as defined by the Free Software Foundation), “open source software” (meaning Software distributed under any license approved by the Open Source Initiative as set forth at www.opensource.org) or under a similar licensing or distribution model, including, without limitation, Software licensed or distributed under any of the following licenses or distribution models, or licenses or distribution models similar to any of the following: (i) GNU’s General Public License (GPL), Lesser General Public License (LGPL) or Affero General Public License, (ii) the Artistic License, (iii) the Mozilla Public License, (iv) the Netscape Public License, (v) the Sun Community Source License (SCSL), (vi) the Sun Industry Standards Source License (SISSL), (vii) the BSD License, (viii) the Apache Software License, (ix) Business Source License (BSL), and (x) the MIT License (MIT).

“Order” means any order, decree, ruling, judgment, injunction, writ, determination, binding decision, verdict, judicial award or other action that is or has been made, entered, rendered, or otherwise put into effect by or under the authority of any Governmental Authority.

“Organizational Documents” means, with respect to any Person that is an entity, its certificate of incorporation or formation, bylaws, operating agreement, memorandum and articles of association or similar organizational documents, in each case, as amended.

“Pacsquare LOI” means that certain letter agreement, dated August 18, 2022, by and between Pacsquare Technologies, LLC, a Texas limited liability company (“Pacsquare”) and Company.

“Patents” means all patents, patent applications, patent disclosures, records of intention, and priority rights, utility models, design registrations, certificates of invention and other governmental grants for the protection of inventions or industrial designs (including additions, provisional applications, national, regional and international applications, substitutions, continuations, continuations-in-part, divisionals, continued prosecution applications, renewals, extensions, revivals, reissues and reexaminations).

“PCAOB” means the U.S. Public Company Accounting Oversight Board (or any successor thereto).

“Per Share Merger Consideration” means, the Merger Consideration divided by the number of shares of outstanding shares of Company Common Stock.

“Permits” means all federal, state, local or foreign or other third-party permits, grants, easements, consents, approvals, authorizations, exemptions, licenses, franchises, concessions, ratifications, permissions, clearances, confirmations, endorsements, waivers, certifications, designations, ratings, registrations, qualifications or orders of any Governmental Authority or any other Person.

“Permitted Liens” means (a) Liens for Taxes or assessments and similar governmental charges or levies, which either are (i) not delinquent or (ii) being contested in good faith and by appropriate proceedings, and adequate reserves have been established with respect thereto, (b) other Liens imposed by operation of Law arising in the ordinary course of business for amounts which are not due and payable and as would not in the aggregate materially adversely affect the value of, or materially adversely interfere with the use of, the property subject thereto, (c) Liens incurred or deposits made in the ordinary course of business in connection with social security, (d) Liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the ordinary course of business, (e) non-exclusive licenses, sublicenses or other rights to Company Intellectual Property Rights granted to any licensee in the ordinary course of business or (f) Liens arising under this Agreement or any Ancillary Document.

“Person” means an individual, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

“Personal Data” means, with respect to any natural Person, such Person’s name, street address, telephone number, e-mail address, photograph, social security number, tax identification number, driver’s license number, passport number, credit card number, bank account number and other financial information, customer or account numbers, account access codes and passwords, any other information that allows the identification of such Person or enables access to such Person’s financial information or that is defined as “personal data,” “personally identifiable information,” “personal information,” “protected health information” or similar term under any applicable Privacy Laws.

“Personal Property” means any machinery, equipment, tools, vehicles, furniture, leasehold improvements, office equipment, plant, parts and other tangible personal property.

“Privacy Laws” means all applicable United States state and federal Laws, and the applicable laws of any other jurisdictions, relating to privacy and protection of Personal Data, data availability, data destruction and data breach, including security incident notification.

“Pro Rata Share” means with respect to each Company Stockholder, a fraction expressed a percentage equal to (i) the portion of the Merger Consideration payable by Purchaser to such Company Stockholder in accordance with the terms of this Agreement, divided by (ii) the total Merger Consideration payable by Purchaser to all Company Stockholders in accordance with the terms of this Agreement, as set forth on the Allocation Schedule.

“Proceeding” means any action, suit, proceeding, complaint, claim, charge, hearing, labor dispute, inquiry or investigation before or by a Governmental Authority or an arbitrator.

“Product” means any product (including any Software, hardware, firmware, server, equipment, tool, device, software as a service, platform as a service, infrastructure as a service or other “cloud” product) now or previously made commercially available (including for use on a service or subscription basis or on a hosted service, “Software-as-a-Service,” “Infrastructure-as-a-Service,” “Platform-as-a-Service” or similar “cloud” service basis), deployed, marketed, distributed, provided, supported, sold, offered for sale, imported or exported for resale or licensed by or on behalf of the Company or any of its Affiliates, together with all user documentation, Software and other files and information related thereto.

“Protected Health Information” has the meaning given to such term under HIPAA, including all such information in electronic form.

“Purchaser Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of Purchaser, filed with the Secretary of State of the State of Delaware on February 4, 2021.

“Purchaser Common Stock” means the shares of common stock of Purchaser, par value $0.0001 per share.

“Purchaser Confidential Information” means all confidential or proprietary documents and information concerning Purchaser or any of its Representatives; provided, however, that Purchaser Confidential Information shall not include any information which, (i) at the time of disclosure by the Company, or any of its Representatives, is generally available publicly and was not disclosed in breach of this Agreement or (ii) at the time of the disclosure by Purchaser or its Representatives to the Company, or any of its Representatives, was previously known by such receiving party without violation of Law or any confidentiality obligation by the Person receiving such Purchaser Confidential Information. For the avoidance of doubt, from and after the Closing, Purchaser Confidential Information will include the confidential or proprietary information of the Company.

“Purchaser’s Organizational Documents” means the Purchaser Certificate of Incorporation, and the bylaws of Purchaser.

“Purchaser Parties” means, collectively, Purchaser, New Pubco, Merger Sub 1 and Merger Sub 2.

“Purchaser Preferred Stock” means the shares of preferred stock of Purchaser, par value $0.0001 per share.

“Purchaser Private Warrants” means each warrant to purchase one share of Purchaser Common Stock at an exercise price of $11.50 per share, subject to adjustment, on the terms and subject to the conditions set forth in the Warrant Agreement.

“Purchaser Public Warrants” means each warrant to purchase one-half of one share of Purchaser Common Stock at an exercise price of $11.50 per share, subject to adjustment, on the terms and subject to the conditions set forth in the Warrant Agreement.

“Purchaser Securities” means Purchaser Units, Purchaser Common Stock, Purchaser Preferred Stock and Purchaser Warrants, collectively.

“Purchaser Transaction Expenses” means all fees, costs and expenses of Purchaser incurred prior to and through the Closing Date in connection with or related to the authorization, preparation, negotiation, execution or performance of this Agreement or any Ancillary Document related hereto and all other matters related to the consummation of this Agreement, whether paid or unpaid prior to the Closing (including the fees, costs, expenses and disbursements of counsel, accountants, advisors and consultants to Purchaser, and the IPO Underwriter Fees).

“Purchaser Units” means the units issued by Purchaser consisting of one (1) share of Purchaser Common Stock and one Purchaser Public Warrant.

“Purchaser Warrants” means Purchaser Private Warrants and Purchaser Public Warrants, collectively.

“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, or leaching into the indoor or outdoor environment, or into or out of any property.

“Remedial Action” means all actions to (i) clean up, remove, treat, or in any other way address any Hazardous Material, (ii) prevent the Release of any Hazardous Material so it does not endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (iii) perform pre-remedial studies and investigations or post-remedial monitoring and care, or (iv) correct a condition of noncompliance with Environmental Laws.

“Representatives” means, as to any Person, such Person’s Affiliates and the respective managers, directors, officers, employees, independent contractors, consultants, advisors (including financial advisors, counsel and accountants), agents and other legal representatives of such Person or its Affiliates.

“SEC” means the U.S. Securities and Exchange Commission (or any successor Governmental Authority).

“Securities Act” means the Securities Act of 1933, as amended.

“Services” means any services now or previously provided by the Company or any of its Affiliates to its customers, end users and/or other persons, including without limitation, maintenance services, support services and consulting services (but excluding any Products provided on a hosted service, “Software-as-a-Service,” “Infrastructure-as-a-Service,” “Platform-as-a-Service” or similar “cloud” service basis).

“Share Price” means, the share price equal to the volume weighted average closing sale price of one share of New Pubco Common Stock as reported on the NYSE (or the exchange on which the shares of New Pubco Common Stock are then listed) over any twenty (20) Trading Days within any thirty (30) consecutive Trading Day period (as equitably adjusted as appropriate to reflect any stock splits, reverse stock splits, stock dividends (including any dividend or distribution of securities convertible into New Pubco Common Stock), extraordinary cash dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change or transaction with respect to New Pubco Common Stock).

“Share Price Earn Out Period” means (i) with respect to Triggering Event I, the time period beginning on the Closing Date and ending on 11:59 p.m. (Eastern Time) on date that is the six (6)-month anniversary of the Closing Date, (ii) with respect to Triggering Event II, the time period beginning on the Closing Date and ending on 11:59 p.m. (Eastern Time) on date that is the twelve (12)-month anniversary of the Closing Date, and (iii) with respect to Triggering Event III, the time period beginning on the Closing Date and ending on 11:59 p.m. (Eastern Time) on date that is the eighteen (18)-month anniversary of the Closing Date.

“Share Price Earn Out Shares” means 5,944,444 shares of New Pubco Common Stock in the aggregate.

“Software” means computer software (including, without limitation, source code, object code, macros, scripts, objects, routines, modules, header files, and other components), data, databases and documentation thereof.

“Software Products Earn Out Shares” means, during each Software Product Earn Out Period, the shares of New Pubco Common Stock issued by New PubCo to Atlas FinTech equal to (i) Software Products Earn Out Revenue divided by (ii) the greater of (x) $10.00 or (y) the Share Price of New Pubco Common Stock as of 11:59 p.m. (Eastern Time) on the last day of the Software Product Earn Out Period.

“Software Products Earn Out Revenue” means, with respect to any Software Products Earn Out Period, (i) 50% multiplied by (ii) the Software Products Gross Revenue (earned during such Software Product Earn Out Period), which amount shall not exceed $4,000,000.

“Software Products Earn Out Statement” means a detailed statement of the Software Products Gross Revenue attributable to the applicable Software Products Earn Out Period.

“Software Products Gross Revenue” means, with respect to any Software Products Earn Out Period, the gross revenue of New PubCo or any of its Subsidiaries recognized on account of a Software Products Earn Out Period that is earned, generated from, or produced by, in each case, directly from the ownership, use, sale and operation of the Transferred Software Products (as defined in the Contribution Agreement), which (i) shall be calculated in accordance with GAAP, consistently applied by New PubCo, (ii) shall be based on the audited financial statements of New Pubco and its Subsidiaries for such Software Product Earn Out Period and (iii) shall not include any intercompany revenue line items.

“SOX” means the U.S. Sarbanes-Oxley Act of 2002, as amended.

“Sponsors” means Quantum Ventures LLC, a Delaware limited liability company, and Chardan Quantum LLC, a Delaware limited liability company, collectively.

“Subsidiary” means, with respect to any Person, any corporation, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons will be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons will be allocated a majority of partnership, association or other business entity gains or losses or will be or control the managing director, managing member, general partner or other managing Person of such partnership, association or other business entity. A Subsidiary of a Person will also include any variable interest entity which is consolidated with such Person under applicable accounting rules.

“Target Companies” means each of the Company, the Target Broker-Dealer and the Target Bank.

“Tax Return” means any return, declaration, report, claim for refund, information return or other documents (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of any Taxes or the administration of any Laws or administrative requirements relating to any Taxes and including any amendment thereof.

“Taxes” means all direct or indirect federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, value-added, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, social security and related contributions due in relation to the payment of compensation to employees, excise, severance, stamp, occupation, premium, property, windfall profits, alternative minimum, estimated, customs, duties or other taxes, fees, assessments or charges of any kind in the nature of (or similar to) taxes whatsoever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto.

“Technology” means all computer hardware and equipment, electronic, electrical, and mechanical equipment, telecommunication networks, equipment, and infrastructure, and all other forms of technology and embodiments of Intellectual Property Rights, including improvements, modifications, works in process, derivatives, or changes, in each case in tangible form.

“Trade Secrets” means any trade secrets, confidential business information, and proprietary know-how, including concepts, ideas, designs, plans, research or development information and results, processes, procedures, techniques, technical information, specifications, operating and maintenance manuals, engineering drawings, methods, data (including business, marketing and technical data and customer, prospect and supplier lists), inventions (whether or not patentable and whether or not reduced to practice), and modifications, extensions, and/or improvements of any of the foregoing.

“Trademarks” means any registered or common law trademarks, service marks, trade dress, trade names, logos, Internet Names, corporate names, doing business as designations (DBAs), fictitious names, service marks, and common law trademarks and service marks and trade dress, together with all of the goodwill associated therewith, and any applications for registration of the foregoing.

“Trading Day” means any day on which shares of New Pubco Common Stock are actually traded on the principal securities exchange or securities market on which shares of New Pubco Common Stock are then traded.

“Triggering Event I” means if at any time following the Closing but prior to the expiration of the Share Price Earn Out Period, the Share Price of New Pubco Common Stock is greater than or equal to $12.50.

“Triggering Event II” means if at any time following the Closing but prior to the expiration of the Share Price Earn Out Period, the Share Price of New Pubco Common Stock is greater than or equal to $15.00.

“Triggering Event III” means if at any time following the Closing but prior to the expiration of the Share Price Earn Out Period, the Share Price of New Pubco Common Stock is greater than or equal to $17.50.

“Triggering Events” shall mean collectively, Triggering Event I, Triggering Event II and Triggering Event III, and “Triggering Event” shall mean any one such individual event.

“Trust Account” means the trust account established by Purchaser with the proceeds from the IPO pursuant to the Trust Agreement in accordance with the IPO Prospectus.

“Trust Agreement” means that certain Investment Management Trust Agreement, dated as of February 4, 2021, as it may be amended, by and between Purchaser and the Trustee, as well as any other agreements entered into related to or governing the Trust Account.

“Trust Termination Letter” means the termination letter to the Trustee substantially in the applicable form attached to the Trust Agreement.

“Trustee” means Continental Stock Transfer & Trust Company, in its capacity as trustee under the Trust Agreement.

“Warrant Agreement” means that certain Warrant Agreement, dated as of February 4, 2021, as it may be amended, by and between Purchaser and Continental.

“Working Capital Loans” mean any Indebtedness of Purchaser from its Affiliates and stockholders to provide working capital to Purchaser.

12.2 Section References. The following capitalized terms, as used in this Agreement, have the respective meanings given to them in the Section as set forth below adjacent to such terms:

Term	Section
Acquisition Proposal	6.6(a)(i)
Agreement	Preamble
Allocation Schedule	2.4
Alternative Transaction	6.6(a)(ii)
Antitrust Laws	6.9(c)
Atlas FinTech	Recitals
Audited Financials	6.12(a)
Bank Acquisition Agreement	Recitals
Bank Acquisition Purchase Price	Recitals
Broker-Dealer Acquisition Agreement	Recitals
Broker Dealer Acquisition Purchase Price	Recitals
Broker-Dealer Compliance Policies	4.26(c)
Business Combination	10.1
Closing	2.1
Closing Date	2.1
Closing Filing	6.14(b)
Closing Press Release	6.14(b)
Company	Preamble
Company Benefit Plan	4.19(a)
Company Certificate(s)	1.8(b)
Company Directors	6.16(a)
Company Closing Statement	2.2
Company Disclosure Schedules	Article IV
Company Financials	4.7(a)
Company Internet Names	4.13(k)
Company IP	6.2(b)(vii)
Company Material Contract	4.12(a)
Company Permits	4.10
Company Personal Property Leases	4.16
Company Real Property Leases	4.15
Company Registered Intellectual Property	4.13(b)
Company Stockholder(s)	Recitals
Company Stockholders Written Consent	Recitals
Confidentiality Agreement	6.15
Contributed Assets	Recitals
Conversion	1.8

Term	Section
D&O Indemnified Persons	6.17(a)
D&O Tail Insurance	6.17(b)
DGCL	3.5(a)
Enforceability Exceptions	3.2
Environmental Permits	4.20(a)
Exchange Agent	1.8(a)
Exploitation	4.12(a)(xiii)
Extension	6.3(a)
Extension Expenses	6.3(b)(iv)
Federal Reserve Board	3.3
Federal Securities Laws	6.7
First Certificate of Merger	1.2(a)
First Effective Time	1.2(a)
First Merger	Recitals
Firs Surviving Corporation	1.1(a)
Incentive Plan	6.12(a)
Independent Accountant	1.11
Intended Tax Treatment	Recitals
Interim Balance Sheet Date	4.7(a)
Interim Period	6.1(a)
Registration Rights and Lock-Up Agreement	Recitals
Materially Burdensome Regulatory Condition	6.9(d)
McBey	Preamble
Mergers	Recitals
Merger Sub 1	Preamble
Merger Sub 2	Preamble
Merger Subs	Preamble
New Pubco	Preamble
OFAC	3.19(c)
Outside Date	9.1(b)
Potential Financing	6.19
Proxy Statement	6.12(a)
Public Certifications	3.6(a)
Purchaser Material Contract	3.13
Public Stockholders	10.1
Purchaser	Preamble
Purchaser Counsel	11.13(a)
Purchaser Disclosure Schedules	Article III
Purchaser Special Meeting	6.12(a)
Purchaser Stockholder Approval Matters	6.12(a)
Purchaser Support Agreement	Recitals
Redemption	6.12(a)
Related Person	4.21
Released Claims	10.1
Registration Rights and Lock-Up Agreement	Recitals
Required Company Stockholder Approval	8.1(b)
Required Purchaser Stockholder Approval	8.1(a)
Requisite Regulatory Approvals	6.9(c)
SEC Reports	3.6(a)
Second Certificate of Merger	1.2(b)
Second Effective Time	1.2(b)
Second Merger	Recitals
Second Surviving Corporation	1.1(b)
Section 409A Plan	4.19(j)
Share Price Earn Out Recipients	1.11
Signing Filing	6.14(b)
Signing Press Release	6.14(b)
Software Products Earn Out Period	1.11
Target	Recitals
Target Bank	Recitals
Target Broker-Dealer	Recitals
WBCA	1.1
$12.50 Earn Out Shares	1.11
$15 Earn Out Shares	1.11
$17 Earn Out Shares	1.11

{REMAINDER OF PAGE INTENTIONALLY LEFT BLANK; SIGNATURE PAGE FOLLOWS}

IN WITNESS WHEREOF, each Party hereto has caused this Agreement to be signed and delivered as of the date first written above.

The Purchaser:

QUANTUM FINTECH ACQUISITION CORPORATION

By:	/s/ John Schaible
	Name:	John Schaible
	Title:	Chief Executive Officer

New Pubco:

CALCULATOR NEW PUBCO, INC.

By:	/s/ Steven J. Carlson
	Name:	Steven J. Carlson
	Title:	Steven J. Carlson

Merger Sub 1:

CALCULATOR MERGER SUB 1, INC.

By:	/s/ Steven J. Carlson
	Name:	Steven J. Carlson
	Title:	Steven J. Carlson

Merger Sub 2:

CALCULATOR MERGER SUB 2, INC.

By:	/s/ Steven J. Carlson
	Name:	Steven J. Carlson
	Title:	Steven J. Carlson

[Signature Page to Business Combination Agreement]

IN WITNESS WHEREOF, each Party hereto has caused this Agreement to be signed and delivered as of the date first written above.

The Company:

ATLASCLEAR, INC.

By:	/s/ Craig Ridenhour
	Name:	Craig Ridenhour
	Title:	Chief Business Development Officer

The Company Stockholders

ATLAS FINTECH HOLDINGS, CORP.

By:	/s/ Craig Ridenhour
	Name:	Craig Ridenhour
	Title:	Chief Business Development Officer

By:	/s/ Robert McBey
	Name:	ROBERT MCBEY

[Signature Page to Business Combination Agreement]

Exhibit A

Form of Purchaser Support Agreement

[Intentionally Omitted]

Exhibit B

Form of Registration Rights and Lock-Up Agreement

[Intentionally Omitted]

Exhibit C

Broker-Dealer Acquisition Agreement

[Intentionally Omitted]

Exhibit D

Bank Acquisition Agreement

[Intentionally Omitted]

Exhibit E

Contribution Agreement

[Intentionally Omitted]